EXHIBIT 10.25

Confidential Treatment Requested.

Confidential portions of this document have been redacted and have been separately filed with the Commission.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

COHEN BROTHERS, LLC

as Borrower

with

TD BANK, N.A.,

as Agent and Issuing Bank

and

THE FINANCIAL INSTITUTIONS

NOW OR HEREAFTER LISTED ON SCHEDULE A,

as Lenders

June 1, 2009

i

SECTION 5. REPRESENTATIONS AND WARRANTIES		42
5.1	Corporate Organization and Validity:	42
5.2	Places of Business	42
5.3	Pending Litigation	42
5.4	Title to Properties	43
5.5	Governmental Consent	43
5.6	Taxes	43
5.7	Financial Statements	43
5.8	Full Disclosure	43
5.9	Subsidiaries	44
5.10	Investments, Guarantees, Contracts, etc.	44
5.11	Government Regulations, etc.	44
5.12	Business Interruptions	45
5.13	Names and Intellectual Property	45
5.14	Other Associations	46
5.15	Environmental Matters	46
5.16	Regulation O	47
5.17	Capital Stock	47
5.18	Solvency	47
5.19	Perfection and Priority	47
5.20	Commercial Tort Claims	47
5.21	Letter of Credit Rights	48
5.22	Deposit Accounts	48
5.23	Anti-Terrorism Laws:	48
5.24	Investment Company Act	48
5.25	Merger	48

SECTION 6. BORROWER’S AFFIRMATIVE COVENANTS		49
6.1	Payment of Taxes and Claims	49
6.2	Maintenance of Properties and Corporate Existence:	49
6.3	Business Conducted	50
6.4	Litigation	50
6.5	Issue Taxes	51
6.6	Bank Accounts	51
6.7	Employee Benefit Plans	51
6.8	Financial Covenants:	51
6.9	Financial and Business Information	52
6.10	Officers’ Certificates	54
6.11	Audits and Inspection	55
6.12	Reserved	55
6.13	Information to Participant	55
6.14	Material Adverse Developments	55
6.15	Places of Business	55
6.16	Commercial Tort Claims	55
6.17	Letter of Credit Rights	56
6.18	Pledged Collateral	56
6.19	Management Agreements	56
6.20	Sponsored CDO Equity Interests or Other Capital Stock	56

6.21	Access to Investor Reporting Service	56
6.22	Post-Merger Obligations	56
6.23	Post Closing Requirements	57

SECTION 7. BORROWER’S NEGATIVE COVENANTS:		57
7.1	Asset Sales, Merger, Consolidation, Dissolution or Liquidation	57
7.2	Acquisitions	58
7.3	Liens and Encumbrances	58
7.4	Transactions With Affiliates or Subsidiaries	58
7.5	Guarantees	59
7.6	Distributions and Bonuses	59
7.7	Other Indebtedness	59
7.8	Loans and Investments	59
7.9	Use of Lenders’ Name	59
7.10	Miscellaneous Covenants	59
7.11	Jurisdiction of Organization	60
7.12	Organization Documents	60
7.13	Capital Amount	60
7.14	Merger Agreement	60
7.15	Convertible Notes and Trust Preferred Notes	60
7.16	Credit Enhancements	60

SECTION 8. DEFAULT		60
8.1	Events of Default	60
8.2	Cure	63
8.3	Rights and Remedies on Default	63
8.4	Nature of Remedies	64
8.5	Set-Off	64

SECTION 9. AGENT		65
9.1	Appointment and Authority	65
9.2	Rights as a Lender	65
9.3	Exculpatory Provisions	65
9.4	Reliance by Agent	66
9.5	Delegation of Duties	66
9.6	Resignation of Agent	67
9.7	Non-Reliance on Agent and Other Lenders	67
9.8	Reserved:	67
9.9	Agent May File Proofs of Claim	67
9.10	Collateral and Guaranty Matters	68
9.11	Action on Instructions of Lenders	68
9.12	Designation of Additional Agents	69

SECTION 10. MISCELLANEOUS		69
10.1	GOVERNING LAW	69
10.2	Integrated Agreement	69
10.3	Waiver	69
10.4	Expenses; Indemnity	69
10.5	Time	71

10.6	Consequential Damages	71
10.7	Brokerage	71
10.8	Notices	71
10.9	Headings	73
10.10	Survival	73
10.11	Amendments	73
10.12	Successors and Assigns:	74
10.13	Confidentiality	77
10.14	Duplicate Originals	77
10.15	Modification	77
10.16	Signatories	78
10.17	Third Parties	78
10.18	Discharge of Taxes, Borrowers’ Obligations, Etc.	78
10.19	Withholding and Other Tax Liabilities	78
10.20	Consent to Jurisdiction	78
10.21	Waiver of Jury Trial	79
10.22	Termination	79
10.23	Patriot Act Notice	79
10.24	Nonliability of Lenders	79
10.25	Effect on Existing Loan Agreement	79

EXHIBITS AND SCHEDULES

Exhibit A	—	Form of Assignment and Assumption Agreement

Exhibit B	—	Form of Authorization Certificate

Exhibit C	—	Form of Conversion/Extension

Exhibit D	—	Form of Revolving Credit Advance Request

Exhibit E	—	Form of Borrowing Base Certificate

Exhibit F	—	Form of Compliance Certificate

Schedule A	—	Schedule of Lenders

Schedule B	—	Address of Lenders

Schedule C	—	Excluded Management Agreements

Schedule D	—	Management Agreements

Schedule E	—	Permanent Investments

Schedule 1.1(a)	—	Permitted Indebtedness

Schedule 1.1(b)	—	Existing Liens and Claims

Schedule 5.1	—	Borrower’s States of Qualifications

Schedule 5.2	—	Places of Business

Schedule 5.3	—	Judgments, Proceedings, Litigation and Orders

Schedule 5.7	—	Federal Tax Identification Numbers and Organizational Identification Numbers

Schedule 5.9	—	Subsidiary and Affiliates

Schedule 5.10(a)	—	Existing Guaranties, Investments and Borrowings

Schedule 5.10(b)	—	Leases

Schedule 5.11(c)	—	Employee Benefit Plans

Schedule 5.13(a)	—	Schedule of Names

Schedule 5.13(b)	—	Trademarks, Patents and Copyrights

v

Schedule 5.13(c)	—	Trademarks, Patents and Copyrights Required to Conduct Business

Schedule 5.14(a)	—	Other Associations

Schedule 5.14(b)	—	Sponsored CDO Offerings

Schedule 5.15	—	Environmental Disclosure

Schedule 5.17	—	Capital Stock

Schedule 5.19	—	Perfection

Schedule 5.20	—	Commercial Tort Claims

Schedule 5.21	—	Letter of Credit Rights

Schedule 5.22	—	Deposit Accounts

Schedule 6.22(b)	—	Post Merger Subsidiaries Not Required to Become Subsidiary Guarantors

Schedule 6.23	—	Post Closing Matters

Schedule 7.4(a)	—	Transactions with Affiliate and Subsidiaries

Schedule 7.14	—	Merger Document Modification

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement (“Agreement”) is dated as of the 1st day of June, 2009, by and among Cohen Brothers, LLC, a Delaware limited liability company (“Borrower”), TD Bank, N.A., a national banking association, in its capacity as agent (“Agent”), TD Bank, N.A., in its capacity as issuing bank (“Issuing Bank”) and each of the financial institutions which are now or hereafter identified as Lenders on Schedule A attached hereto and made a part of this Agreement (as such Schedule may be amended, modified or replaced from time to time), (each such financial institution, individually each being a “Lender” and collectively all being “Lenders”).

BACKGROUND

A. Borrower is a party to a certain Loan and Security Agreement dated July 27, 2007, with various financial institutions (“Existing Lenders”) and Agent and Issuing Bank, as successor by merger to Commerce Bank, N.A. (“Existing Loan Agreement”), pursuant to which Existing Lenders provided to Borrower a revolving credit facility in the maximum principal amount of $200,000,000.

B. Borrower has requested that Agent, Issuing Bank and Lenders amend and restate the Existing Loan Agreement in its entirety. The parties desire to define the terms and conditions of their relationship and reduce them to writing.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Terms Defined: As used in this Agreement, the following terms have the following respective meanings:

Acceptance Date – Section 10.12.

Adjusted LIBOR Rate – For the LIBOR Interest Period for each LIBOR Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

Adjusted LIBOR Rate =	London Interbank Offered Rate
1 – LIBOR Reserve Percentage

Adjusted Revolving Credit Base Rate – The higher of (i) the Base Rate plus the Base Rate Applicable Margin and (ii) eight and one half percent (8.50%).

Advance(s) – Any monies advanced or credit extended to Borrower by any Lender under the Revolving Credit, including without limitation cash advances and Letters of Credit.

Advance Request – Section 2.5(b)(i).

Affiliate – With respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with,

such Person, or (b) any Person who is a director or officer (i) of such Person or (ii) of any Subsidiary of such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Control may be by ownership, contract, or otherwise.

Affirmation of Security Documents – That certain Affirmation of Existing Security Documents to be executed by Borrower and Subsidiary Guarantors in favor of Agent, in form and substance satisfactory to Agent, on or prior to the Closing Date.

Aggregate Senior Callable Management Fees – At any time, the aggregate net present value of all senior management fees for the period after the non-callable period but prior to the auction call period (other than Excluded Management Fees) for any Collateralized Debt Offering solely related to bank and insurance trust preferred securities, to which Borrower and Subsidiary Guarantors are entitled pursuant to all Management Agreements in effect from time to time; provided that Agent, on behalf of Lenders, shall have an effective executed Notice Letter and a first priority perfected Lien (subject to Permitted Liens) in such fees. Net present value, for the purpose of this definition, shall be calculated as follows: the Senior Management Fee Amount, discounted by (i.e. divided by) seven percent (7%), to the power of “n” with “n” being the number of years in the discount period.

Aggregate Senior Non-Callable Management Fees – At any time, the aggregate net present value of (i) all senior management fees for the non-callable period (other than Excluded Management Fees) to which Borrower and Subsidiary Guarantors are entitled pursuant to all Management Agreements in effect from time to time, and (ii) all fees to which Borrower and Subsidiary Guarantors are entitled pursuant to the Tricadia Agreement; provided that Agent, on behalf of Lenders, shall have an effective executed Notice Letter and a first priority perfected Lien (subject to Permitted Liens) in such fees. Net present value, for the purpose of this definition, shall be calculated as follows: the Senior Management Fee Amount discounted by (i.e. divided by) seven percent (7%) to the power of “n” with “n” being the number of years in the discount period.

Agreement – This Loan and Security Agreement, as it may hereafter be amended, supplemented or replaced from time to time.

Amended and Restated Revolving Credit Notes – Those notes described in Section 2.1(b), as amended, modified, supplemented or restated from time to time.

Anti-Terrorism Laws – Any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

Approved Fund – Any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

Asset Default Rate – With respect to an applicable asset class held in any Collateralized Debt Offering, the Asset Default Rate shall be the default rate, net of a recovery rate as applicable, as determined in accordance with the applicable rating guide set forth below or such other rating agency or authoritative source reasonably acceptable to Agent, but in no event shall the Asset Default Rate be less than the actual annualized net asset default rate for the applicable asset class for the prior twelve calendar months.

Bank securities:	FDIC Quarterly Banking Profile
Insurance securities:	AM Best’s Impairment Rate & Rating
Leveraged loans:	S&P Leveraged Lending Review
High grade asset backed securities:	Moody’s Structured Finance Report
Mezzanine asset backed securities:	S&P Structured Securities Review
Non-Profit Tax Exempt Bonds:	S&P Municipal Rating Transitions Default
Euro denominated bank and insurance securities:	S&P Review

Asset Sale – The sale, transfer, lease, license or other disposition, by Borrower or by any Subsidiary Guarantor to any Person other than Borrower, or any Subsidiary Guarantor, of any Property now owned or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions. An Asset Sale, includes without limitation, a division.

Assignment Agreement – An assignment and assumption agreement entered into by an assigning Lender and accepted by Agent, in accordance with Section 10.12, in the form of Exhibit A attached hereto.

Authorized Officer – Any officer (or comparable equivalent) of Borrower authorized by specific resolution of Borrower to request Advances or execute Quarterly Compliance Certificates as set forth in the authorization certificate delivered to Lender substantially in the form of Exhibit “B” attached hereto.

Bankruptcy Code – The United States Bankruptcy Code, 11 U.S.C. §101 et. seq. as amended from time to time.

Base Rate – The highest of (i) “Prime Rate” of interest as published in the “Money Rates” section of The Wall Street Journal on the applicable date (or the highest “Prime Rate” if more than one is published) as such rate may change from time to time, (ii) the Federal Funds Rate plus fifty (50) basis points, and (iii) the Daily LIBOR Rate plus one hundred (100) basis points. If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published, Agent may use a similar published prime or base rate. The Base Rate is not necessarily the lowest or best rate of interest offered by Agent or any Lender to any borrower or class of borrowers.

Base Rate Applicable Margin – Three hundred seventy five (375) basis points.

Base Rate Loans – That portion of the Loans accruing interest based on a rate determined by reference to the Base Rate.

Blocked Person – Section 5.23.

Borrowing Base – As of the date of determination, an amount equal to the lesser of (i) the Maximum Revolving Credit Amount or (ii) without duplication, the sum of (a) 90% of Aggregate Senior Non-Callable Management Fees plus (b) 30% of Aggregate Senior Callable Management Fees plus (c) 70% of the market value (as determined by reference to the applicable national exchange) of the Pledged Securities. Notwithstanding anything herein to the contrary with respect to any Collateralized Debt Offering related to bank and insurance trust preferred securities, if the weighted average spread for the aggregate assets in such Collateralized Debt Offering exceeds the Threshold Amount, then Borrower shall have no borrowing availability with respect to the Aggregate Senior Callable Management Fees from such Collateralized Debt Offering, until the next trustee report indicating that such weighted average spread is less than the Threshold Amount.

Borrowing Base Certificate – Section 6.9(b).

Brigadier Entities – Collectively, Brigadier Capital Master Fund, Ltd, a Cayman Island exempted company, Brigadier Capital Fund, LP, a Delaware limited partnership and Brigadier Capital Offshore Fund, Ltd, a Cayman Island exempted company.

Broker Entity – Cohen & Company Securities LLC, a Delaware limited liability company.

Business Day – (i) Any day that is not a Saturday or Sunday or day on which Agent or any Lender is required or permitted to close in Philadelphia, Pennsylvania or (ii) with respect to any LIBOR Rate Loan, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in dollar deposits in the London interbank market.

Capital Expenditures – For any period, the aggregate of all expenditures (including that portion of Capitalized Lease Obligations attributable to that period) made in respect of the purchase, construction or other acquisition of fixed or capital assets, determined in accordance with GAAP.

Capital Stock – Any and all shares, equity interests, or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

Capitalized Lease Obligations – Any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Change of Control – Prior to consummation of the Merger, with respect to Borrower, the result caused by the occurrence of any event which results in Parent (or Daniel G. Cohen) owning (beneficially, legally, or otherwise), in the aggregate, less than fifty-one percent (51%) of the voting power of the issued and outstanding Capital Stock of Borrower entitled to vote, and both prior to and after the Merger, with respect to any Subsidiary that is a Subsidiary Guarantor, the result caused by Borrower owning, directly or indirectly, less than fifty-one percent (51%) of any class of the issued and outstanding Capital Stock of such Subsidiary entitled to vote. Subsequent to consummation of the Merger, with respect to Borrower, the result caused by the occurrence of any event which results in any Person or group of Persons (other than Post-Merger Parent, Daniel G. Cohen, any Affiliate of Daniel G. Cohen, or trusts for the benefit of Daniel G. Cohen or one or more of his family members) obtaining (beneficially, legally or otherwise) more than thirty-three percent (33%) of the voting power of issued and outstanding Capital Stock of Borrower entitled to vote. Notwithstanding the foregoing, the Merger shall be deemed not to constitute a “Change of Control.”

Closing – Section 4.6.

Closing Date – Section 4.6.

Code – The Internal Revenue Code of 1986, as amended from time to time.

Cohen Financial – Cohen Financial Group, Inc., a Delaware corporation.

Cohen Monthly Focus Report – That certain report filed monthly by the Broker Entity with the National Association of Securities Dealers (NASD), which calculates the Broker Entity’s net capital (as defined by the NASD).

Collateral – All of the Property and interests in Property described in Section 3.1 of this Agreement and in any Existing Security Document, and all other Property and interests in Property that now or hereafter secure payment of the Obligations and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents.

Collateral Pledge Agreement – That certain Collateral Pledge Agreement executed by Parent in favor of Agent, dated July 27, 2007, as the same may be amended, modified, confirmed, supplemented or restated from time to time.

Collateralized Debt Offering – An offering, by a special purpose entity, of interests in secured debt obligations, and other investments permitted under the organizational and operating documents of such entity, which interests are sold to third party investors.

Consolidated Amortization Expense – For any period, the aggregate consolidated amount of amortization expense of Borrower, as determined in accordance with GAAP; provided however that such consolidation shall not include the amount of amortization expense of Non-Consolidation Entities.

Consolidated Cash Flow – For any period, Borrower’s Consolidated Net Income (or deficit) plus (a) Consolidated Interest Expense, plus (b) Consolidated Depreciation Expense, plus (c) Consolidated Amortization Expense, plus (d) Consolidated Tax Expense, plus (e) all other non-cash expenses (including non-cash stock compensation), minus (f) extraordinary gains, plus (g) Non-Controlling Interest Expense, all as determined in accordance with GAAP. Following consummation of the Merger, any realized or unrealized changes in an aggregate amount not to exceed Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000), in the fair value of financial instruments that are attributable to the Koch CDS shall be (without duplication) added back to Consolidated Net Income for purposes of determining Consolidated Cash Flow.

Consolidated Depreciation Expense – For any period, the aggregate, consolidated amount of depreciation expense of Borrower, as determined in accordance with GAAP; provided, however that such consolidation shall not include the amount of depreciation expense of Non-Consolidation Entities.

Consolidated Funded Debt – At any time (without duplication), the aggregate principal amount of interest bearing Indebtedness of Borrower on a consolidated basis, as determined in accordance with GAAP; provided, however that such consolidation shall not include the amount of (i) interest bearing Indebtedness (including, without limitation, Repurchase Obligations) of Non-Consolidation Entities and (ii) interest bearing Indebtedness (including, without limitation, Repurchase Obligations) of the Broker Entity to the extent such Indebtedness of the Broker Entity is non-recourse to Borrower or any Subsidiary Guarantor.

Consolidated Interest Expense – For any period (without duplication), the aggregate, consolidated amount of interest expense required to be paid or accrued during such period on all Indebtedness of Borrower outstanding during all or any part of such period, as determined in accordance with GAAP; provided, however that such consolidation shall not include the amount of interest expense required to be paid or accrued during such period on any Indebtedness (including, without limitation, Repurchase Obligations) of Non-Consolidation Entities.

Consolidated Net Income – For any period, consolidated net income after taxes of Borrower as such would appear on Borrower’s consolidated statement of income, prepared in accordance with GAAP; provided, however that such consolidation shall not include the amount of net income after taxes of Non-Consolidation Entities.

Consolidated Net Worth – At any time, the sum of the amount by which all of Borrower’s (i) consolidated assets (excluding assets attributable to Non-Consolidation Entities), plus Subordinated Debt, exceed all of (ii) Consolidated Total Liabilities, all as would be shown on Borrower’s consolidated balance sheet prepared in accordance with GAAP.

Consolidated Tax Expense – For any period, the aggregate consolidated amount of income tax expense of Borrower, as determined in accordance with GAAP; provided, however that such consolidation shall not include the amount of income tax expense of Non-Consolidation Entities.

Consolidated Total Liabilities – At any time, the aggregate total amount of Borrower’s consolidated liabilities as would be shown on Borrower’s consolidated balance sheet prepared in accordance with GAAP; provided, however that such aggregation shall not include the amount of liabilities of Non-Consolidation Entities.

Convertible Notes – The 7.625% Contingent Convertible Senior Notes due 2027 issued pursuant to that certain Indenture, dated as of May 15, 2007, between Alesco Financial Inc. and U.S. Bank Trust National Association, as trustee.

Daily LIBOR Rate – For any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage.

Default – An event which with the passage of time, the giving of notice, or both would constitute an Event of Default.

Default Rate – Section 2.7(b).

Disqualified Stock – Any Capital Stock which by its terms (or by terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable for any reason, (ii) is convertible or exchangeable for Indebtedness or Capital Stock that meets the requirements of clauses (i) and (ii), or (iii) is redeemable at the option of the holder thereof, in whole or in part in each case on or prior to the Revolving Credit Maturity Date.

Distribution – (i) Cash dividends or other cash distributions (including Permitted Distributions) on any now or hereafter outstanding Capital Stock of Borrower or any Subsidiary Guarantor; (ii) the redemption, repurchase, defeasance or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock; and (iii) any loans or advances (other than salaries), to any shareholder(s), partner(s), or member(s) of Borrower or any Subsidiary Guarantor.

Environmental Laws – Any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect.

ERISA – The Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

Event of Default – Section 8.1.

Excluded Management Fees – Fees received by Borrower or a Subsidiary Guarantor under any of the Management Agreements set forth on Schedule C attached hereto, as such Schedule C may be amended, supplemented, replaced or restated from time to time, which fees are to be paid to a sub-advisor or other Person in accordance with agreements entered into in connection with the Management Agreements set forth on Schedule C attached hereto.

Excluded Property – means (a) 35% of total foreign subsidiary voting stock of any foreign subsidiary and (b) Capital Stock of Alesco Financial, Inc., a Delaware corporation.

Executive Order No. 13224 – The Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Loan Agreement – As defined in the Background to this Agreement.

Existing Notice Letters – Collectively, each of the Notice Letters executed and delivered in connection with the Existing Loan Agreement.

Existing Security Documents – Collectively, the Surety and Guaranty Agreement, the Guarantor Security Agreement, the Subsidiary Collateral Pledge Agreement, the Securities Account Pledge Agreement, the Sponsored CDO Pledge Agreement, the Collateral Pledge Agreement and the Trademark Security Agreements, each executed by Borrower, Parent or Subsidiary Guarantors (as applicable), and any other agreements, instruments and documents executed and/or delivered from time to time pursuant to the Existing Loan Agreement (including the Existing Notice Letters) or in connection therewith related to any guaranty or suretyship obligation or the granting of any security interest or pledge of any Property to secure the repayment of Indebtedness under the Existing Loan Agreement.

Existing Letters of Credit – That certain Letter of Credit issued by Issuing Bank dated September 5, 2007 bearing L/C Number 136192070362 with a beneficiary of 181 West Madison CF Borrower LLC in the original amount of $50,000.

Expenses – Section 10.4.

Fee Letter – That certain letter agreement between Agent and Borrower dated on or prior to the Closing Date.

Fed Funds Rate – For any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day on the day next succeeding such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.

Fin 46 Entity – Any entity that is required pursuant to the requirements of the Financial Accounting Standards Board’s Interpretation Number 46 to be consolidated in the financial statements of Borrower.

Fixed Charge Coverage Ratio – For each period of four full fiscal quarters ended on the last day of each fiscal quarter, the ratio of (i) Consolidated Cash Flow to (ii) scheduled principal payments on account of Borrower’s and Subsidiary Guarantors’ long term Indebtedness for the preceding four fiscal quarter period plus Consolidated Interest Expense, plus unfunded Capital Expenditures all as determined in accordance with GAAP on the last day of each such fiscal quarter.

Fronting Fee – Section 2.8(b)(ii).

GAAP – Generally accepted accounting principles as in effect on the Closing Date applied in a manner consistent with the most recent audited financial statements of Borrower furnished to Lender and described in Section 5.7 herein, subject, however, in the case of determination of compliance with the financial covenants in Section 6.8, to the provisions of Section 1.3.

Government Acts – Section 2.2.

Government Authority – Any federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration.

Guarantor Security Agreement – That certain security agreement executed by each Subsidiary Guarantor in favor of Agent, dated July 27, 2007, as the same may be amended, modified, confirmed, supplemented or restated from time to time.

Hazardous Substances – Any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under any Environmental Law.

Hedging Agreements – Any Interest Hedging Instrument or any other interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement, or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.).

Indebtedness – Of any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money (including with respect to Borrower, the Obligations) or for the deferred purchase price of property or services (other than current trade liabilities and other accruals incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit (including the Letters of Credit), issued for the account of such Person and all drafts drawn thereunder, (v) all obligations of other Persons described in this definition of Indebtedness which such Person has guaranteed (other than endorsements of instruments), (vi) Disqualified Stock, (vii) all obligations of such Person under Hedging Agreements (provided that the amount of such obligations to be included in Indebtedness shall be equal to the amount payable by such Person after giving effect to all legally enforceable netting agreements, if such Hedging Agreements were terminated on such date), and (viii) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

Information – All information received from Borrower or any Subsidiary Guarantor relating to Borrower, any Subsidiary Guarantor or Post-Merger Parent or any of their respective businesses, other than any such information that is available to Agent, any Lender or Issuing Bank on a non-confidential basis prior to disclosure by Borrower or any Subsidiary Guarantor, provided that, in the case of information received from Borrower or any Subsidiary Guarantor after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

Interest Hedging Instrument – Any documentation evidencing any interest rate swap, interest “cap” or “collar” or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.) between Borrower or any Subsidiary Guarantor and a Lender (or any Affiliate of a Lender).

IRS – Internal Revenue Service.

Issuing Bank – TD Bank, N.A.

Koch CDS – That certain ISDA Master Agreement, dated as of October 11, 2007, between Alesco Funding Inc. and Assured Guaranty Corp, as supplemented by that certain Schedule to the Master Agreement, dated October 11, 2007, and as further supplemented by that certain Confirmation to the Master Agreement, dated as of October 11, 2007.

L/C Fees – Section 2.8(b)(i).

L/C Sublimit – At any time, an amount equal to the lesser of (i) $3,000,000 or (ii) 10% of the Maximum Revolving Credit Amount.

Letter of Credit – Those certain stand-by letters of credit (as amended, supplemented, replaced or restated from time to time) issued from time to time pursuant to Section 2.2 of this Agreement, including the Existing Letters of Credit.

Letter of Credit Documents – Any Letter of Credit, any amendment thereto, any documents delivered in connection therewith, any application therefor, or any other documents (all in form and substance reasonably satisfactory to Issuing Bank), governing or providing for (i) the rights and obligations on the parties concerned or at risk, or (ii) any collateral security for such obligations.

Leverage Ratio – At any time, the ratio of Borrower’s (i) Consolidated Funded Debt less Subordinated Debt, to (ii) Consolidated Cash Flow.

LIBOR Applicable Margin – Six hundred fifty (650) basis points.

LIBOR Interest Period – As to LIBOR Rate Loans, a period of one month, two months or three months, as selected by Borrower pursuant to the terms of this Agreement (including continuations and conversions thereof); provided however, (i) if any LIBOR Interest Period would end on a day which is not a Business Day, such LIBOR Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no LIBOR Interest Period shall extend beyond the Revolving Credit Maturity Date, and (iii) any LIBOR Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such LIBOR Interest Period.

LIBOR Rate Loans – That portion(s) of the Loans accruing interest based on a rate determined by reference to the Adjusted LIBOR Rate.

LIBOR Reserve Percentage – For any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of LIBOR Rate Loans is determined), whether or not a Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. LIBOR Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

Lien – Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in Property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a capitalized lease, consignment or bailment for security purposes, a trust, or an assignment. For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Liquidity – At any particular time, an amount (i) held by Borrower and/or any Subsidiary Guarantor and (ii) equal to the sum of (a) cash, (b) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States or any agency thereof, (c) certificates of deposit with maturities of 180 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital, surplus and undivided profits aggregating at least $500,000,000, (d) repurchase obligations of any commercial bank satisfying the requirements of clause (c) of this definition, (e) commercial paper of a domestic issuer rated at least A-1 or better by S&P or P-1 or better by Moody’s and in either case maturing within 90 days after the date of acquisition, (f) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory, and such securities of such state commonwealth, territory, political subdivision or taxing authority, as the case may be, are rated at least A by S&P or A by Moody’s, (g) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (c) of this definition, (h) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (b) through (g) of this definition, or (i) other short term marketable securities with an investment grade of Ba2 or better from Moody’s or BB or better from Standard & Poor’s, as determined for Borrower and its consolidated Subsidiary Guarantors on a consolidated basis in accordance with GAAP.

Loans – Collectively, the unpaid balance of cash Advances under the Revolving Credit which may be Base Rate Loans or LIBOR Rate Loans and any unreimbursed draws under any Letter of Credit.

Loan Documents – Collectively, this Agreement, the Amended and Restated Revolving Credit Notes, the Existing Security Documents, the Affirmation of Security Documents, the Letter of Credit Documents, the Perfection Certificate, the Notice Letters, and all agreements, instruments and documents executed and/or delivered from time to time pursuant to this Agreement or in connection therewith, as amended, modified, confirmed, supplemented, or restated from time to time.

London Interbank Offered Rate – With respect to any LIBOR Rate Loan for the LIBOR Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) as published by Bloomberg (or such other commercially available source providing quotations of BBA LIBOR as designated by Agent from time to time) at approximately 11:00 A.M. (London time) 2 Business Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period; provided however, if more than one BBA LIBOR Rate is specified, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term London Interbank Offered Rate shall mean, with respect to any LIBOR Rate Loan for the LIBOR Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Agent to be the average rates per annum at which deposits in dollars are offered for such LIBOR Interest Period to major banks in the London interbank market in London, England at approximately 11:00 A.M. (London time) 2 Business Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period.

Management Agreements – Collectively, the Tricadia Agreement and those certain agreements set forth on Schedule D attached hereto, as such Schedule may be amended, supplemented, replaced or restated from time to time and any other collateral management agreement (whether now existing or hereafter created or acquired) pursuant to which Borrower or a Subsidiary Guarantor shall serve as collateral manager in connection with a Collateralized Debt Offering, a warehouse offering, a hedge fund or any other transaction.

Material Adverse Effect – A material adverse effect with respect to (a) the business, assets, properties, financial condition, stockholders’ equity, contingent liabilities, or results of operations of Borrower or any Subsidiary Guarantor, or (b) Borrower’s ability to pay the Obligations in accordance with the terms hereof, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Agent, Issuing Bank or any Lender hereunder or thereunder.

Maximum Lien Cap Amount – As defined in the definition of Permitted Liens.

Maximum Revolving Credit Amount – Subject to Section 2.9(b), (d) and (e), the amount of Thirty Million Dollars ($30,000,000); provided, however, that the Maximum Revolving Credit Amount shall automatically reduce by One Million Dollars ($1,000,000) on the fifteenth (15th) day of each month, starting on November 15, 2009, regardless of any reductions to the Maximum Revolving Credit Amount otherwise required pursuant to Section 2.9(b), (d) and (e).

Merger – The consummation of the transactions contemplated under the Merger Agreement.

Merger Agreement – That certain Agreement and Plan of Merger by and among Alesco Financial Inc., Fortune Merger Sub, LLC and Borrower dated February 28, 2009 and as amended from time to time.

Merger Documents – Collectively, the Merger Agreement and each other instrument, document and agreement executed and/or delivered in connection therewith.

Net Cash Proceeds – Section 2.9(d).

Net Outstanding Portfolio Balance – With respect to any Collateralized Debt Offering for which a Subsidiary Guarantor is collateral manager pursuant to a Management Agreement, the Net Outstanding Portfolio Balance (or some similarly defined term) of such Collateralized Debt Offering, as determined pursuant to the trustee report issued on a quarterly basis, or if not yet produced, as determined pursuant to the indenture or other governing document applicable to the Collateralized Debt Offering.

Non-Consolidation Entities – the Fin 46 Entities, collectively.

Non-Controlling Interest Expense – For any period, the amount of any non-controlling interest expense as shown on Borrower’s statement of income as determined in accordance with GAAP, that is deducted in the calculation of Consolidated Net Income for such period.

Notes – Collectively, the Amended and Restated Revolving Credit Notes.

Notice – Section 10.8.

Notice Letter – Each Payment Instruction Letter (including each of the Existing Notice Letters) in the form attached to the Guarantor Security Agreement as Exhibit “A”, which has been or will be issued by each applicable Subsidiary Guarantor and delivered to, and acknowledged by, the applicable trustee under the indenture related to the applicable Management Agreement.

Notice of Conversion/Extension – A written notice of conversion of a LIBOR Rate Loan to a Base Rate Loan, or of a Base Rate Loan to a LIBOR Rate Loan or extension of a LIBOR Rate Loan, in each case substantially in the form of Exhibit “C” attached hereto.

Obligations – All existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower or any Subsidiary Guarantor to Lenders, Issuing Bank or Agent whether under this Agreement or any other Loan Document, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Revolving Credit, Reimbursement Obligations and any extensions, modifications, substitutions, increases and renewals thereof; any amount payable by Borrower or any Subsidiary Guarantor pursuant to an Interest Hedging Instrument; the payment of all amounts advanced by Agent on behalf of any Secured Party to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses. Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Agent in connection with any lock box, cash management, or other services (including electronic funds transfers or automated clearing house transactions) provided by Agent to Borrower.

Overadvance – Section 2.1(a).

Parent – Cohen Bros. Financial, LLC, a Delaware limited liability company.

Participant – Section 10.12.

Participant Register – Section 10.12.

PBGC – The Pension Benefit Guaranty Corporation.

Perfection Certificate – The Perfection Certificate provided by Borrower and each Subsidiary Guarantor to Agent on or prior to the Closing Date in form and substance satisfactory to Agent.

Permanent Investments – Those certain assets or investments owned by Borrower or a Subsidiary Guarantor and which are set forth on Schedule E attached hereto.

Permitted Distributions – a) Subsequent to the consummation of the Merger, (i) amounts necessary to enable Post-Merger Parent to make or cause to be made regularly scheduled payments of interest on account of the Trust Preferred Notes and the Convertible Notes, (ii) for any taxable year of Borrower for which Borrower is a pass through entity for income tax purposes, Distributions in the aggregate amount necessary for each holder of Borrower’s Capital Stock to pay federal and state income taxes resulting solely from such holder’s allocated share of Borrower’s income, and (iii) amounts necessary to enable Post-Merger Parent to pay any state or local franchise, capital stock or other taxes and any incidental de minimis administrative expenses; and b) prior to the Merger, the greater of (i) the preferred return to be paid to Class A Members of Borrower as required under Section 5.1 of Borrower’s Third Amended and Restated Limited Liability Company Agreement dated as of February 28, 2007 as in effect on July 27, 2007, and (ii) Distributions in the aggregate amount necessary for each holder of Borrower’s Capital Stock to pay federal and state income taxes resulting solely from such holder’s allocated share of Borrower’s income; provided that, prior to any Permitted Distribution, Borrower shall have delivered to Agent a written notice, in form and substance reasonably satisfactory to Agent, stating the intent to make a Permitted Distribution and reflecting how the amount of such Distribution was derived.

Permitted Indebtedness – (a) Indebtedness to Agent, Issuing Bank and Lenders in connection with the Revolving Credit and Letters of Credit or otherwise pursuant to the Loan Documents; (b) trade payables incurred in the ordinary course of Borrower’s or any Subsidiary Guarantor’s business; (c) purchase money Indebtedness (including Capitalized Lease Obligations) hereafter incurred by Borrower or any Subsidiary Guarantor to finance the purchase of fixed assets; provided that, (i) such Indebtedness incurred in any fiscal year shall not exceed $1,000,000 (ii) such Indebtedness shall not exceed the purchase price of the assets funded and (iii) no such Indebtedness may be refinanced for a principal amount in excess of the principal amount outstanding at the time of such refinancing; (d) Indebtedness existing on the Closing Date that is identified and described on Schedule “1.1(a)” attached hereto and made part hereof; (e) Subordinated Debt; (f) Indebtedness of a Fin 46 Entity which is non-recourse to Borrower or any Subsidiary Guarantor; (g) guarantees by Borrower of Indebtedness of a Subsidiary Guarantor so long as such Indebtedness of such Subsidiary Guarantor constitutes Permitted Indebtedness; (h) Indebtedness under Hedging Agreements; (i) upon and following the consummation of the Merger, Indebtedness of the Post-Merger Parent that is non-recourse to Borrower or any Subsidiary Guarantor, and (j) Indebtedness related to the Koch CDS.

Permitted Investments – (a)(i) obligations issued or guaranteed by the United States of America or any agency thereof, (ii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating) by a nationally recognized investment rating agency, (iii) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (A) such bank has a combined capital and surplus of at least $500,000,000, or (B) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (iv) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; (b) loans to employees not to exceed $500,000 in the aggregate outstanding at any time; (c) so long as no Default or Event of Default exists, or after giving effect to any such investment would exist, (i) securities consisting of interests in an entity engaged in a Collateralized Debt Offering, structured finance transaction or any other similar transaction and (ii) after the Merger, credit default swaps, corporate bonds, mortgage and asset-backed securities, collateralized debt obligations and corporate mortgage and consumer loans, provided that with respect to both clause (i) and (ii) of this clause (c), no such investment in any single entity or asset shall exceed $15,000,000 and the aggregate amount of investments in all such entities and assets while this Agreement is in effect shall not exceed $50,000,000; (d) securities, notes or other forms of investment purchased by Borrower or a Subsidiary Guarantor that are or will be issued by entities advised or sub-advised by Borrower or a Subsidiary Guarantor; (e) investments existing on the Closing Date and disclosed on Schedule “5.10(a)” and up to an additional $675,000 worth of common shares of Muni Funding Company of America, LLC; (f) Capital Stock of an entity that satisfies the provisions of Section 7.4(b); and (g) investments in Subsidiaries reflected on Schedule “5.9”; provided however, that nothing contained herein shall prevent Borrower from organizing new Subsidiaries in accordance with all of the conditions set forth in this Agreement.

Permitted Liens – (a) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, and other like persons not yet due; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws; (c) Liens on fixed assets security purchase money Indebtedness permitted under Section 7.6; provided that, (i) such Lien is attached to such assets concurrently, or within 20 days of the acquisition thereof, and only to the assets so acquired, and (ii) a description of the asset acquired is furnished to Lender; and (d) Liens existing on the Closing Date and shown on Schedule “1.1(b)” attached hereto and made part hereof.

Person – An individual, partnership, corporation, trust, unincorporated association or organization, joint venture, limited liability company or partnership, or any other entity.

Pledged Securities – All shares of the common stock of RAIT Financial Trust (NYSE:RAS) that are subject to a first priority security interest in favor of Agent, for the ratable benefit of Secured Parties pursuant to the Subsidiary Collateral Pledge Agreement.

Post-Merger Parent – Alesco Financial, Inc., a Maryland corporation.

Property – Any interest of Borrower or any Subsidiary Guarantor in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

Pro Rata Percentage – As to each Lender, the pro rata percentage set forth opposite each Lender’s name on Schedule A hereto.

Published Rate – The rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period. If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published, Agent may use a similar published eurodollar rate for a one month period.

Quarterly Compliance Certificate – Section 6.10.

Register – Section 10.12.

Regulation D – Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

Reimbursement Obligations – Collectively, Borrower’s reimbursement obligation for any and all draws under Letters of Credit.

Related Parties – With respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, employees and agents of such Person and such Person’s Affiliates.

Repurchase Agreement – Each agreement entered into by the Broker Entity with an investment bank counterparty, that gives the Broker Entity, acting as seller of securities the obligation to buy back the securities at a specified price on a given date or upon demand.

Requirement of Law – As to any Person, each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Revolving Credit – Section 2.1(a).

Revolving Credit Loans – Section 2.1(a).

Revolving Credit LIBOR Rate – The higher of (i) Adjusted LIBOR Rate plus the LIBOR Applicable Margin and (ii) eight and one half percent (8.50%).

Revolving Credit Maturity Date – May 31, 2011.

Revolving Credit Pro Rata Share – As to any Lender, at any time, such Lender’s Pro Rata Percentage of the outstanding balance of the Revolving Credit plus unreimbursed Letters of Credit and outstanding and undrawn Letters of Credit.

Secured Parties – Collectively, Agent, Issuing Bank, Lenders and any Lender (or Affiliate of a Lender) that is a counterparty to any Interest Hedging Instrument, permitted under the Loan Agreement and any permitted successors and assigns.

Securities Account Pledge Agreement – That certain Securities Account Pledge Agreement executed by Borrower in favor of Agent dated January 11, 2008, as the same may be amended, modified, confirmed, supplemented or restated from time to time.

Securities Act – The Securities Act of 1933, as the same may be amended from time to time.

Senior Management Fee Amount – With respect to any Management Agreement, the product of (i) the difference between (A) the Net Outstanding Portfolio Balance, less (B) the product of (X) the product of (1) the Net Outstanding Portfolio Balance, times (2) the Asset Default Rate, less (C) any prepayments on, and amortization on account of, assets held in the Collateralized Debt Offering based on projections prepared by such Subsidiary Guarantor in accordance with such Subsidiary Guarantor’s historical practices, times (ii) the base collateral management fee only, as set forth in the Management Agreement.

Settlement Date – Section 2.5(b)(ii).

Specified Default Rate Certificate – A certificate, in form and substance reasonably satisfactory to Agent, from an Authorized Officer of Borrower setting forth the Asset Default Rates for a specific Collateralized Debt Offering for the immediately preceding three month period (based on the initial closing of such Collateralized Debt Offering).

Specified Default Test Date – Each date on which Agent receives a Specified Default Rate Certificate, pursuant to Section 6.9(g).

Sponsored CDO Equity Interests – Collectively, those certain equity interests in the Collateralized Debt Offerings set forth on Schedule “5.14(b)” attached hereto, as such Schedule may be amended, supplemented, replaced or restated from time to time and any other equity interests in additional Collateralized Debt Offerings sponsored by Borrower or any Subsidiary Guarantor (whether now existing or hereafter created or acquired).

Sponsored CDO Offerings – A Collateralized Debt Offering structured by a Subsidiary Guarantor and for which a Subsidiary Guarantor acts as collateral manager pursuant to a Management Agreement.

Sponsored CDO Pledge Agreement – That certain collateral pledge agreement executed by Borrower and certain Subsidiary Guarantors in favor of Agent, on July 27, 2007 covering all of the Sponsored CDO Equity Interests and all other Capital Stock owned by Borrower and such Subsidiary Guarantor (other than Capital Stock of a Subsidiary Guarantor, Subsidiary or a Non-Consolidation Entity), as the same may be amended, modified, confirmed, supplemented or restated from time to time.

Subordinated Debt – Indebtedness of Borrower or a Subsidiary Guarantor subject to payment terms and subordination provisions acceptable to Agent in its sole discretion.

Subordination Agreement – A written subordination agreement to be executed by the holder of any Subordinated Debt, in form and substance satisfactory to Agent.

Subsidiary – With respect to any Person at anytime, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned directly or indirectly by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned directly or indirectly by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person. Notwithstanding the foregoing, Non-Consolidation Entities shall be deemed not to be Subsidiaries.

Subsidiary Collateral Pledge Agreement – That certain collateral pledge agreement executed by Borrower in favor of Agent, on July 27, 2007, and covering the Pledged Securities and all of the Capital Stock of each Subsidiary Guarantor, as the same may be amended, modified, confirmed, supplemented or restated from time to time.

Subsidiary Guarantor – Cohen & Compagnie, Dekania Investors, LLC, Strategos Capital Management, LLC, Cohen & Company Financial Management, LLC, Dekania Capital Management, LLC, CIRA ECM Holdings, LLC, DEEP Funding GP, LLC, Sapin Capital GP, LLC, Sapin Capital Management, LLC, CIRA ECM, LLC, Brigadier Capital Management, LLC, Brigadier GP, LLC, Cohen & Company Ventures, LLC, Cohen Municipal Capital Management, LLC, Cohen Asia Investments, Ltd., EuroDekania Management Limited, Cohen & Company Funding, LLC, Cohen & Company Management, LLC, and Cohen Bros. Acquisitions, LLC, and any other Person who may hereafter guaranty, as surety, all of the Obligations. Notwithstanding inclusion of Cohen & Compagnie and EuroDekania Management Limited as a “Subsidiary Guarantor” hereunder, Cohen & Compagnie and EuroDekania Management Limited shall not be required to execute the Surety and Guaranty Agreement or Guarantor Security Agreement.

Surety and Guaranty Agreement – That certain surety and guaranty agreement executed by Subsidiary Guarantors, in favor of Agent dated July 27, 2007, as the same may be amended, modified, confirmed, supplemented or replaced from time to time.

Taxes – Section 2.16(a).

Threshold Amount – A per annum rate equal to or greater than the Adjusted LIBOR Rate for a LIBOR Interest Period of one month plus 2.5%, as determined pursuant to the trustee report of such Collateralized Debt Offering.

Trademark Security Agreements – Collectively, those certain Trademark Security Agreements executed by Borrower and Cohen Bros. Financial Management, LLC in favor of Agent on July 27, 2007 as the same may be amended, modified, confirmed, supplemented or restated from time to time.

Tricadia Agreement – The Assumption and Assignment Agreement, dated as of April 21, 2009, by and among Cohen Municipal Capital Management, LLC, Borrower, Cohen Municipal Capital Management, a division of Cohen & Company Financial Management, LLC (a Subsidiary Guarantor), Tricadia Municipal Management, LLC, and Tricadia Capital Management, LLC, pursuant to which the Portfolio Management Agreement, dated as of November 9, 2006, by and between and Non-Profit Preferred Funding Trust I and Cohen Municipal Capital Management, LLC (as assignee of Cohen Municipal Capital Management, a division of Cohen & Company Financial Management, LLC) was assigned to Tricadia Municipal Management, LLC.

Trust Preferred Notes – The notes issued by Post-Merger Parent to (i) Alesco Capital Trust I pursuant to that certain Junior Subordinated Indenture, dated as of June 25, 2007, by and between Parent and Wells Fargo Bank, N.A., and (ii) Sunset Financial Statutory Trust I pursuant to that certain Junior Subordinated Indenture, dated as of March 15, 2005, between Sunset Financial Resources, Inc. and Bank of New York Mellon (as successor to JPMorgan Chase Bank, National Association).

Unused Line Fee – The fee determined by multiplying (a) the positive difference, if any, between (i) the Maximum Revolving Credit Amount and (ii) the average daily balance of the Advances under the Revolving Credit during such quarter by (b) the rate of one-half of one percent (.50%) per annum, based on the number of days in such quarter.

UCC – The Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania, as the same may be amended from time to time.

Website Posting – Section 10.8.

1.2 Other Capitalized Terms: All capitalized terms used without further definition herein shall have the respective meaning set forth in the UCC.

1.3 Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP as in effect on the Closing Date, to the extent applicable, except as otherwise expressly provided in this Agreement. If there are any changes in GAAP after the Closing Date that would affect the computation of the financial covenants in Section 6.8, such changes shall only be followed, with respect to such financial covenants, from and after the date this Agreement shall have been amended to take into account any such changes.

1.4 Construction: No doctrine of construction of ambiguities in agreements or instruments against the interest of the party controlling the drafting shall apply to this Agreement or any other Loan Documents.

SECTION 2. THE LOANS

2.1 Revolving Credit - Description:

(a)(i) Subject to the terms and conditions of this Agreement, each Lender hereby severally establishes for the benefit of Borrower a revolving credit facility (collectively, the “Revolving Credit”) which shall include Letters of Credit issued by Issuing Bank and cash Advances extended by Lenders to or for the benefit of Borrower from time to time hereunder (“Revolving

Credit Loans”). The aggregate principal amount of all Revolving Credit Loans, unreimbursed Letters of Credit plus outstanding and undrawn Letters of Credit shall not, at any time, exceed the Borrowing Base. Subject to such limitation, the outstanding balance of Revolving Credit Loans may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Revolving Credit Loans which may be made by Lenders and, subject to the provisions of Section 8 below, shall be due and payable on the Revolving Credit Maturity Date. If the aggregate principal amount of all Revolving Credit Loans, unreimbursed Letters of Credit plus outstanding and undrawn Letters of Credit at any time exceeds the Borrowing Base (such excess amount, an “Overadvance”), Borrower shall within five (5) Business Days after notice from Agent, repay the Overadvance in full.

(ii) Subject to the terms of this Agreement, each Lender severally agrees to lend to Borrower an amount equal to such Lender’s Pro Rata Percentage of the cash Advance requested by Borrower. The outstanding balance of Revolving Credit Loans, unreimbursed Letters of Credit plus outstanding and undrawn Letters of Credit of each Lender shall not exceed such Lender’s respective Revolving Credit Pro Rata Share.

(b) At Closing, Borrower shall execute and deliver a promissory note to each Lender for such Lender’s Pro Rata Percentage of the Maximum Revolving Credit Amount (collectively, as may be amended, supplemented, replaced or restated from time to time, the “Amended and Restated Revolving Credit Notes”). Each Amended and Restated Revolving Credit Note shall evidence Borrower’s, absolute, unconditional obligation to repay such Lender for all outstanding Revolving Credit Loans, unreimbursed Letters of Credit plus outstanding and undrawn Letters of Credit owed to such Lender, with interest as herein and therein provided. Each and every Advance under the Revolving Credit shall be deemed evidenced by the Amended and Restated Revolving Credit Notes, which are deemed incorporated herein by reference and made a part hereof.

(c) The term of the Revolving Credit shall expire on the Revolving Credit Maturity Date and on such date, unless having been sooner accelerated by Agent, all Revolving Credit Loans shall be due and payable in full (with any outstanding but undrawn Letters of Credit, cash collateralized to Agent’s satisfaction), and after such date no further Advances shall be available from Lenders.

2.2 Letters of Credit-Description:

(a) As part of the Revolving Credit and subject to its terms and conditions (including, without limitation, the Borrowing Base), Issuing Bank shall, upon the written request of Borrower which request shall not be given less than five (5) days prior to the issuance date, on behalf of and for the benefit of all Lenders, make available the Letters of Credit; the outstanding face amount of which shall not exceed, at any time, in the aggregate, the L/C Sublimit. Each Letter of Credit issued from time to time under the Revolving Credit which remains undrawn (and the amounts of draws on Letters of Credit prior to payment as hereinafter set forth) shall reduce dollar for dollar, the amount available to be borrowed under the Revolving Credit. Notwithstanding the foregoing, all Letters of Credit shall be in form and substance satisfactory to Issuing Bank and Agent. No Letter of Credit shall have an expiry date later than (i) 365 days from the date of issuance, provided that any such Letter of Credit may be extendable for successive periods each of up to one year, but not beyond ten (10) Business Days prior to the Revolving Credit Maturity Date or

(ii) 10 Business Days prior to the Revolving Credit Maturity Date. Borrower shall execute and deliver to Issuing Bank all Letter of Credit Documents required by Issuing Bank for such purpose. Each Letter of Credit shall comply with the Letter of Credit Documents.

(b) Immediately upon the issuance of any Letter of Credit, Issuing Bank is deemed to have granted to each other Lender, and each other Lender is hereby deemed to have acquired, an undivided participating interest (without recourse or warranty), in accordance with each such other Lender’s respective Pro Rata Percentage, in all of Issuing Bank’s rights and liabilities with respect to such Letter of Credit. Each Lender shall be absolutely and unconditionally obligated without deduction or setoff of any kind, to Issuing Bank, according to its Pro Rata Percentage, to reimburse Issuing Bank on demand for any amount paid pursuant to any draws made at any time (including, without limitation, following the commencement of any bankruptcy, reorganization, receivership, liquidation or dissolution proceeding with respect to Borrower) under any Letter of Credit.

(c) In the event of any drawing under a Letter of Credit, Issuing Bank will promptly notify Borrower and Agent. Borrower shall, no later than 1:00 p.m. Eastern time on the Business Day such notice is given (if given prior to 11:00 a.m. Eastern time on such Business Day) or on the next Business Day if such notice is given after 11:00 a.m. Eastern time, absolutely and unconditionally reimburse Issuing Bank without offset or deduction of any kind, for any draws made under a Letter of Credit. Such reimbursement shall be made, in the event Borrower does not make such payment as required herein, by Lenders automatically making or having deemed made (without further request or approval of Borrower or Lenders, and irrespective of any conditions precedent under Section 4.8), a cash Advance (which shall be made as a Base Rate Loan) under the Revolving Credit. All cash Advances made by Agent which constitute a reimbursement to Issuing Bank for a draw under a Letter of Credit shall be repaid to Agent by Lenders, without deduction or setoff of any kind, in accordance with Section 2.5(b)(iii). All of Borrower’s Reimbursement Obligations hereunder with respect to Letters of Credit shall apply unconditionally and absolutely to all Letters of Credit issued hereunder on behalf of Borrower.

(d) The obligation of Borrower to reimburse Issuing Bank for drawings made (or for cash Advances made to cover drawings made) under the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, setoff, defense or other right that Borrower or any other Person may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or transferee may be acting), Agent, Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit unless Issuing Bank shall have acted with willful misconduct or gross negligence in issuing such payment;

(v) any other circumstances or happening whatsoever that is similar to any of the foregoing; or

(vi) the fact that a Default or Event of Default shall have occurred and be continuing.

(e) If by reason of (i) any change after the Closing Date in any Requirement of Law or (ii) compliance by Issuing Bank or Lenders with any direction, reasonable request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

(i) Issuing Bank or Lenders shall be subject to any tax or other levy or charge of any nature or to any variation thereof (except for Taxes for which payments are due pursuant to, or excluded from, Section 2.16) or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.2, whether directly or by such being imposed on or suffered by Issuing Bank or Lenders;

(ii) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by Issuing Bank; or

(iii) there shall be imposed on Issuing Bank or any Lender any other condition regarding this Section 2.2 or any Letter of Credit; and the result of the foregoing is to directly or indirectly increase the cost to Issuing Bank or any Lender of issuing, creating, making or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Issuing Bank or any Lender, then and in any such case, Issuing Bank shall, after the additional cost is incurred or the amount received is reduced, notify Borrower and Borrower shall pay on demand such amounts as may be necessary to compensate Issuing Bank or any Lender for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate per annum equal at all times to the Adjusted Revolving Credit Base Rate; provided that Borrower shall not be obligated for any amounts which may be payable as a result of changes occurring more than one hundred eighty (180) days prior to the date Agent notifies Borrower of such changes. A certificate signed by an officer of Issuing Bank or such Lender as to the amount of such increased cost or reduced receipt showing in reasonable detail the basis for the calculation thereof, submitted to Borrower by Issuing Bank or such Lender shall, except for manifest error and absent written notice from Borrower to Issuing Bank or such Lender within ten (10) days from submission, be final, conclusive and binding for all purposes.

(f) (i) In addition to amounts payable as elsewhere provided in this Section 2.2, without duplication, Borrower hereby agrees to protect, indemnify, pay and save Agent, Issuing Bank and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which Agent, Issuing Bank and each Lender may incur or be subject to as a consequence, direct or indirect, of (a) the issuance of the Letters of Credit or (b) the failure of Issuing Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Government Authority (all such acts or omissions herein called “Government Acts”) in each case except for claims, demands, liabilities, damages, losses, costs, charges and expenses arising from acts or conduct of Issuing Bank constituting gross negligence or willful misconduct.

(ii) As among Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of or misuse of the Letters of Credit issued by Issuing Bank by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, unless caused by the gross negligence or willful misconduct of Issuing Bank, Issuing Bank shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance if such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits there under or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher; (E) for errors in interpretation of technical terms; (F) for any loss or delay in the transmission of any document or required in order to make a drawing under such Letter of Credit or of the proceeds thereof; (G) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (H) for any consequences arising from causes beyond the control of Issuing Bank, including, without limitation, any Government Acts. None of the above shall affect, impair or prevent the vesting of any of Issuing Bank’s rights or powers hereunder.

(iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Issuing Bank in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith and in the absence of gross negligence, shall not create any liability on the part of Issuing Bank to Borrower.

2.3 Reserved:

2.4 Reserved:

2.5 Advances, Conversions, Renewals and Payments:

(a) (i) Except to the extent otherwise set forth in this Agreement (or in the case of an Interest Hedging Instrument under the applicable agreements), all payments of principal and of interest on the Revolving Credit, Reimbursement Obligations, the Unused Line Fee, the L/C Fees, Expenses, indemnification obligations and all other fees, charges and any other Obligations of Borrower hereunder, shall be made to Agent at its main banking office, 1701 Route 70 East, Cherry Hill, New Jersey, 08034, in United States dollars, in immediately available funds. Alternatively, Agent, on behalf of all Lenders, shall have the unconditional right and discretion (and Borrower hereby authorizes Agent) to make a cash Advance under the Revolving Credit to pay, and/or to charge Borrower’s operating and/or deposit account(s) with Agent or any Lender for, all of Borrower’s Obligations as they become due from time to time under this Agreement including without limitation, interest, principal, fees and reimbursement of Expenses. Any payments received prior to 2:00 p.m. Eastern time on any Business Day shall be deemed received on such Business Day. Any payments (including any payment in full of the Obligations), received after 2:00 p.m. Eastern time on any Business Day shall be deemed received on the immediately following Business Day.

(ii) Agent will have the right to collect and receive all payments of the Obligations, and to collect and receive all reimbursements for draws made under the Letters of Credit, together with all fees, charges or other amounts due under this Agreement and the Loan Documents and shall promptly distribute such payments to Lenders and Issuing Bank in accordance with the terms of Sections 2.5 and 2.12.

(iii) If any such payment received by Agent is rescinded, determined to be unenforceable or invalid or is otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the Loan Documents, each Lender shall, upon written notice from Agent, promptly pay over to Agent its Pro Rata Percentage of the amount so rescinded, held unenforceable or invalid or required to be returned, together with interest and other fees thereon if also required to be rescinded or returned.

(iv) All payments by Agent and Lenders to each other hereunder shall be in immediately available funds. Agent will at all times maintain proper books of account and records reflecting the interest of each Lender in the Revolving Credit and the Letters of Credit, in a manner customary to Agent’s keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender’s sole expense. In the event that any Lender shall receive any payments (whether prior to or after the occurrence of an Event of Default) in reduction of the Obligations in an amount greater than its applicable Pro Rata Percentage in respect of indebtedness to Lenders evidenced hereby (including, without limitation, amounts obtained by reason of setoffs), such Lender shall hold such excess in trust (to the extent such Lender is lawfully able to do so) for Agent (on behalf of all other Lenders) and shall promptly remit to Agent such excess amount so that the amounts received by each Lender hereunder shall at all times be in accordance with its applicable Pro Rata Percentage. To the extent necessary for each Lender’s actual percentage of all outstanding Loans to equal its applicable Pro Rata Percentage, the Lender having a greater share of any payment(s) than its applicable Pro Rata Percentage shall acquire a participation in the applicable outstanding balances of the Revolving Credit Pro Rata Shares of the other Lenders as determined by Agent.

(b) Cash Advances which may be made by Lenders from time to time under the Revolving Credit shall be made available for the use and benefit of Borrower by crediting such proceeds to Borrower’s operating account with Agent as designated in the Advance Request.

(i) All cash Advances requested by Borrower under the Revolving Credit that are (a) LIBOR Rate Loans must be in the minimum amount of Five Hundred Thousand Dollars ($500,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess thereof and (b) Base Rate Loans must be in the minimum amount of One Hundred Thousand Dollars ($100,000) and integral multiples of Fifty Thousand Dollars ($50,000) in excess thereof. All cash Advances requested by Borrower under the Revolving Credit are to be in writing pursuant to a written request (“Advance Request”) executed by an Authorized Officer in the form of Exhibit D attached hereto along with a Borrowing Base Certificate. Requests for Base Rate Loans must be requested by 10:00 A.M., Eastern time, on the date such Advance is to be made. Requests for LIBOR Rate Loans must be requested by 10:00 A.M. Eastern time, three (3) Business Days in advance of the date such Advance is to be made and must specify the amount of the LIBOR Rate Loan and the LIBOR Interest Period. If no LIBOR Interest Period is specified, the LIBOR Interest Period shall be deemed to be a one month period.

(ii) (a) Between each Settlement Date, Agent, in its capacity as a Lender, shall have the discretion (without any duty or obligation regardless of any prior practice or procedures) to make all cash Advances for the account and on behalf of each Lender in accordance with each Lender’s Pro Rata Percentage. Periodically but not less frequently than once every week on the same day of each week, unless such day is not a Business Day, in which event such determination shall be made the next Business Day (“Settlement Date”), Agent shall make a determination of the appropriate dollar amount of each Lender’s Revolving Credit Loans based upon each such Lender’s Pro Rata Percentage of all then outstanding Revolving Credit Loans, which amounts shall be calculated as of the close of the Business Day immediately preceding each respective Settlement Date. Amounts of principal paid to Agent by Borrower from time to time, between Settlement Dates, shall be applied to the outstanding balance of Revolving Credit Loans made by Agent, as a Lender pursuant hereto, with the outstanding balance of Revolving Credit Loans made by each other Lender to be adjusted on the next Settlement Date. Interest shall accrue and each Lender shall be entitled to receive interest at the applicable rate only on the actual outstanding dollar amount of its respective outstanding Revolving Credit Loans without regard to a prospective settlement. On each Settlement Date, Agent shall then issue to each Lender a settlement schedule containing information with respect to the status of the Revolving Credit Loans and the relevant net positions of Lenders and the outstanding balances of their respective Revolving Credit Loans as of the close of the Business Day preceding such Settlement Date. Each settlement schedule shall show the net amount then owing by each Lender to Agent or by Agent to each such Lender based upon the aggregate cash Advances made and payments received since the most recent Settlement Date and settlement among Lenders and Agent shall be made in accordance with the direction of Agent no later than 11:00 A.M. Eastern time, on each Settlement Date. To the extent Agent is not reimbursed by any Lender on a Settlement Date in accordance with Agent’s direction, Borrower shall immediately repay Agent on demand the amount of any reimbursement not so made by any Lender on the same Business Day (if notice is received by Borrower by 11:00 a.m.) and on the next Business Day if notice is received after 11:00 a.m. All Revolving Credit Loans made under this Section 2.5(b)(ii) shall be made as Base Rate Loans.

1) Each Lender is absolutely and unconditionally obligated without setoff or deduction of any kind, to remit to Agent on the Settlement Date any amount showing to be owing to Agent by such Lender on the settlement schedule for such date. Agent shall also be entitled to recover any and all actual losses and damages (including without limitation, reasonable attorneys’ fees) from any party failing to remit payment on the Settlement Date in accordance with this Agreement. Agent may set off the obligations of such party under this paragraph against any distributions or payments of the Obligations, which such party would otherwise make available at any time.

(ii) (b) In lieu of the procedure set forth in the preceding subparagraph 2.5(b)(ii), Agent may provide Lenders with notice that Borrower has requested a Base Rate Loan, on the same Business Day as such request and request each Lender to provide Agent with such Lender’s Pro Rata Percentage of such requested Base Rate Loan prior to Agent’s making such Base Rate Loan. Upon receipt of such notice from Agent prior to 11:00 A.M. Eastern time, each Lender shall remit to Agent its respective Pro Rata Percentage of such requested Base Rate Loan, prior to 2:00 P.M. Eastern time, on the Business Day Agent is scheduled to make such Base Rate Loan in accordance with Section 2.5(b)(i) hereof. If notice is received after 11:00 A.M. Eastern time, each Lender shall remit its respective Pro Rata Percentage of the Base Rate Loan on the next Business Day.

1) In lieu of the procedure set forth in the preceding subparagraph 2.5(b)(ii), Agent may provide Lenders with notice that Borrower has requested a LIBOR Rate Loan, three (3) Business Days in advance of the requested LIBOR Rate Loan and request each Lender to provide Agent with such Lender’s Pro Rata Percentage of such requested LIBOR Rate Loan prior to Agent’s making such LIBOR Rate Loan. Upon receipt of such notice from Agent, each Lender shall remit to Agent its respective Pro Rata Percentage of such requested LIBOR Rate Loan, prior to 2:00 P.M. Eastern time, on the Business Day Agent is scheduled to make such LIBOR Rate Loan in accordance with Section 2.5(b)(i) hereof.

2) Neither Agent nor any other Lender shall be obligated, for any reason whatsoever, to remit or advance the share of any other Lender. Agent shall not be required to make the full amount of the requested cash Advance unless and until it receives funds representing each other Lender’s Pro Rata Percentage of such requested cash Advance, but Agent shall advance to Borrower that portion of the requested cash Advance equal to the Pro Rata Percentages of such requested cash Advance which it has received from Lenders.

3) If Agent does not receive each other Lender’s Pro Rata Percentage of such requested cash Advance, and Agent elects, in its sole discretion, to make the requested cash Advance on behalf of Lenders or any of them, Agent shall be entitled to recover each Lender’s Pro Rata Percentage of each cash Advance together with interest at a per annum rate equal to the Federal Funds Rate during the period commencing on the date such cash Advance is made and ending on (but excluding) the date Agent recovers such amount. Each Lender is absolutely and unconditionally obligated, without deduction or setoff of any kind, to forward to Agent its Pro Rata Percentage of each cash Advance made pursuant to the terms of this Agreement. To the extent Agent is not reimbursed by such Lender, Borrower shall repay Agent immediately on demand, such amount. Agent shall also be entitled to recover any and all actual losses and damages (including, without limitation, reasonable attorneys’ fees) from any Lender failing to so advance upon demand of Agent. Agent may set off the obligations of a Lender under this paragraph against any distributions or payments of the Obligations, which Agent would otherwise make available to such Lender at any time.

(iii) To the extent and during the time period in which any Lender fails to provide or delays providing its respective payment to Agent pursuant to clause (iii) or (iv) above, such Lender’s percentage of all payments of the Obligations (but not the Pro Rata Percentage of future Advances required to be funded by such Lender) shall decrease to reflect the actual percentage which its actual outstanding Loans bears to the total outstanding Loans of all Lenders. During the time period in which any Lender fails to provide or delays providing its respective payment to Agent pursuant to clause (iii) or (iv) above, such Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents. All amendments, waivers and other modifications of this Agreement and the Loan Documents may be made without regard to such Lender.

2.6 Interest:

(a) The unpaid principal balance of cash Advances under the Revolving Credit shall bear interest, subject to the terms hereof at a per annum rate equal to, at Borrower’s option, the Adjusted Revolving Credit Base Rate or Revolving Credit LIBOR Rate.

(b) Changes in the interest rate applicable to Base Rate Loans shall become effective on the same day that there is a change in the Base Rate.

(c) Interest on Base Rate Loans shall be payable monthly, in arrears, on the first day of each month, beginning on the first day of the first full calendar month after the Closing Date, and on the Revolving Credit Maturity Date. Interest on LIBOR Rate Loans shall be payable on the last day of the LIBOR Interest Period, and on the Revolving Credit Maturity Date.

(d) Borrower may elect from time to time to convert Base Rate Loans to LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to Agent at least three (3) Business Days prior to the proposed date of conversion. In addition, Borrower may elect from time to time to convert all or any portion of a LIBOR Rate Loan to a Base Rate Loan by giving Agent irrevocable written notice thereof by 12:00 noon one (1) Business Day prior to the proposed date of conversion. LIBOR Rate Loans may only be converted to Base Rate Loans on the last day of the applicable LIBOR Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to a Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of a LIBOR Interest Period to such succeeding Business Day such Loan shall bear interest as if it were a Base Rate Loan. All or any part of outstanding Base Rate Loans may be converted as provided herein; provided that unless Agent otherwise consents thereto, no Loan may be converted into a LIBOR Rate Loan when any Event of Default has occurred and is continuing.

(e) Borrower may continue any LIBOR Rate Loans upon the expiration of a LIBOR Interest Period with respect thereto by delivering a Notice of Conversion/Extension to Agent at least three (3) Business Days prior to the proposed date of extension; provided that, unless Agent otherwise consents thereto, no LIBOR Rate Loan may be continued as such when any Event of

Default has occurred and is continuing, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable LIBOR Interest Period with respect thereto. If Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, each such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan at the end of the applicable LIBOR Interest Period with respect thereto.

(f) Borrower may not have more than five (5) LIBOR Rate Loans outstanding at any time.

2.7 Additional Interest Provisions:

(a) Interest on the LIBOR Rate Loans shall be based on a three hundred sixty (360) day year but charged for the actual number of days elapsed. Interest on Base Rate Loans shall be based on a three hundred sixty five (365)/three hundred sixty six (366) day year but charged for the actual number of days elapsed.

(b) After the occurrence and during the continuance of an Event of Default hereunder, Agent may increase the per annum effective rate of interest on all Loans, including amounts drawn and not yet reimbursed under Letters of Credit, to a rate equal to two hundred (200) basis points in excess of the applicable interest rate (“Default Rate”). Such increase shall be retroactive from and after the date of the occurrence of the Event of Default.

(c) Borrower shall not request and Lenders shall not make any LIBOR Rate Loans while an Event of Default exists.

(d) All contractual rates of interest chargeable on outstanding Loans, shall continue to accrue and be paid even after a Default or Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(e) In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lenders have charged or received interest hereunder in excess of the highest applicable rate, Agent, on behalf of Lenders, shall in its sole discretion, apply and set off such excess interest received by Lenders against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.8 Fees:

(a) Borrower shall pay to Agent and Lenders all fees required to be paid to Agent or Lenders, as applicable, pursuant to, and in accordance with, the terms of the Fee Letter.

(b) (i) Borrower shall pay to Agent, for the benefit of Lenders in accordance with their Pro Rata Percentage, letter of credit fees at a per annum rate equal to six and one-half percent (6.50%) of the average daily maximum amount available to be drawn under each Letter of Credit on the first day of each calendar quarter in arrears. Such fees are the “L/C Fees”.

(ii) Borrower shall also pay to Issuing Bank for the account of Issuing Bank all of Issuing Bank’s standard charges (including without limitation all cable and wire transfer charges) for the account of Issuing Bank for the issuance, amendment, negotiation/payment, extension and cancellation of each such Letter of Credit. In addition, Borrower shall pay to Issuing Bank for Issuing Bank’s own account an additional fronting fee equal to one quarter of one percent (0.25%) per annum (“Fronting Fee”) on the average daily maximum amount available to be drawn under each Letter of Credit on the first day of each calendar quarter in arrears.

(c) Borrower shall unconditionally pay to Agent, for the benefit of Lenders in accordance with their Pro Rata Percentage, the Unused Line Fee, which shall be due and payable quarterly in arrears on the first day of each calendar quarter after the Closing Date, and on the Revolving Credit Maturity Date.

(d) All fees provided for in this Section 2.8 shall be based on a three hundred sixty (360) day year and charged for the actual number of days elapsed.

2.9 Prepayments:

(a) Borrower may, upon three (3) Business Days prior notice, voluntarily prepay the Revolving Credit Loans in whole or in part (but in no event may such prepayment be less Five Hundred Thousand Dollars ($500,000)) at any time or from time to time; provided that, any prepayment of a LIBOR Rate Loan shall be subject to Section 2.10. Any prepayment shall be accompanied by all accrued and unpaid interest.

(b) (i) Borrower may, upon five (5) Business Days prior notice, permanently reduce the Maximum Revolving Credit Amount; provided that, any such reduction shall be in a minimum amount of Five Hundred Thousand Dollars ($500,000) and integral multiples of not less than Five Hundred Thousand Dollars ($500,000).

(ii) Each mandatory prepayment under Section 2.9(d) and (e) shall permanently reduce the Maximum Revolving Credit Amount by an amount equal to such prepayment.

(c) To the extent that an Overadvance exists, Borrower shall repay such Overadvance as provided in Section 2.1(a).

(d) Subject to any limitations under Section 7.1 hereof, upon any Asset Sale or series of Asset Sales, Borrower shall prepay the Obligations in an amount equal to one hundred percent (100%) of the net cash proceeds of such sale or disposition (i.e., the gross proceeds less the reasonable and customary costs of such sale or other dispositions) (“Net Cash Proceeds”) upon Borrower’s or any Subsidiary Guarantor’s receipt thereof and the Maximum Revolving Credit Amount shall be automatically and permanently reduced by such prepayment amount.

(e) Contemporaneously with the receipt by Borrower or any Subsidiary Guarantor of any proceeds from the incurrence of any Indebtedness (other than Permitted Indebtedness) or receipt by Borrower or Cohen Financial of additional contributions on account of Capital Stock or

Net Cash Proceeds from the issuance of additional Capital Stock of Borrower or Cohen Financial, Borrower shall prepay the Obligations in an aggregate amount equal to one hundred percent (100%) of such proceeds and the Maximum Revolving Credit Amount shall be automatically and permanently reduced by such prepayment amount.

2.10 Funding Indemnity: Borrower shall indemnify each Lender, and hold each Lender harmless from any loss, damages, liability, or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by Borrower in making a borrowing of, conversion into, or extension of, LIBOR Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by Borrower in making any prepayment of a LIBOR Rate Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of LIBOR Rate Loans on a day which is not the last day of a LIBOR Interest Period with respect thereto. With respect to LIBOR Rate Loans, such indemnification shall equal the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted, or extended, for the period from the date of such prepayment, or of such failure to borrow, convert, or extend to the last day of the applicable LIBOR Interest Period (or in the case of a failure to borrow, convert, or extend, the LIBOR Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such LIBOR Rate Loans provided for herein over (ii) the amount of interest (as reasonably determined by Agent) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination of this Agreement, and the payment of the Obligations.

2.11 Use of Proceeds: The extensions of credit under and proceeds of the Revolving Credit shall be used, in part, on the Closing Date to refinance all existing Indebtedness of Borrower under the Existing Loan Agreement and after the Closing Date, for working capital and general corporate purposes.

2.12 Pro Rata Treatment and Payments:

(a) Each borrowing shall be made pro rata according to the respective Pro Rata Percentages of Lenders. Unless otherwise required by the terms of this Agreement, each payment under this Agreement, or any Note, shall be applied first, to any fees then due and owing by Borrower pursuant to Section 2.8; second, to interest then due and owing hereunder and under the Notes; third, to principal then due and owing hereunder and under the Notes; and fourth, to cash collateralize the Reimbursement Obligations. Each payment on account of any fees pursuant to Section 2.8 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Fronting Fees expressly owing to Issuing Bank, and any fees owing pursuant to the Fee Letter to Agent). Each payment by Borrower on account of principal of, and interest on, the Revolving Loans and shall be applied to such Loans, as applicable, on a pro rata basis in accordance with the terms hereof. All payments (including prepayments) to be made by Borrower on account of principal, interest, Expenses and fees shall be made without defense, set-off, or counterclaim; provided no such payment shall be, or constitute, a waiver of any rights or claims Borrower may have. Agent shall distribute such payments to Lenders entitled thereto, on a pro rata basis promptly upon receipt, in the like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(b) Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the invocation of the Default Rate) by Agent or Lenders, pursuant to Section 8.3, or after the Revolving Credit shall automatically terminate, and the Loans (with accrued interest thereon), and all other amounts under the Loan Documents (including without limitation, the maximum amount of all contingent liabilities under Letters of Credit), shall automatically become due and payable in accordance with the terms hereof, all amounts collected or received by Agent, or any Lender, on account of the Obligations, or any other amounts outstanding under any of the Loan Documents, or with respect to the Collateral, shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments, or Obligations are allowed, permitted, or recognized as a claim in any proceeding resulting from the commencement of any bankruptcy, insolvency, or similar proceeding):

FIRST, to the payment of all Expenses (including without limitation, reasonable attorneys’ fees) of Agent in connection with enforcing the rights of Lenders under the Loan Documents, and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of the Loan Documents;

SECOND, to the payment of any fees owed to Agent, and payable or reimbursable hereunder or under the Fee Letter;

THIRD, to the payment of all reasonable and documented out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each Lender in connection with enforcing its rights under the Loan Documents, or otherwise with respect to the Obligations owing to such Lender, as required by Section 10.4.

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest, and including with respect to any Interest Hedging Agreement, any fees, premiums, and scheduled periodic payments due under such Interest Hedging Agreement, and any interest accrued thereon;

FIFTH, to the payment of outstanding principal amount of the Obligations, and the payment or cash collateralization of the outstanding Reimbursement Obligations, and issued but undrawn amount of outstanding Letters of Credit, and including with respect to any Interest Hedging Agreement, any breakage, termination, or other payments due under such Interest Hedging Agreement, and any interest accrued thereon;

SIXTH, to all other Obligations, and other obligations which shall be become due and payable under the Loan Documents, or otherwise, and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to Borrower, or whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in numerical order provided until exhausted prior to application to the next succeeding category; (ii) each Lender shall receive an amount equal to its Pro Rata Percentage of amounts available to be applied pursuant to clauses “THIRD,” “FOURTH,” “FIFTH,” and “SIXTH” above; and (iii) to the extent that any amount available for distribution pursuant to clause “FIFTH” above, are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent in a cash collateral account and applied (A) first, to reimburse Issuing Bank from time to time, for any drawings under such Letters of Credit; and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH,” and “SIXTH” above in the manner provided in this Section 2.12. Notwithstanding the foregoing terms of this Section 2.12, only Collateral proceeds, and payments under the Surety and Guaranty Agreements (as opposed to ordinary course principal, interest, and fee payments hereunder) shall be applied to obligations under any Interest Hedging Agreement.

2.13 Inability to Determine Interest Rate:

Notwithstanding any other provision of this Agreement, if Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the Adjusted LIBOR Rate for a LIBOR Interest Period, Agent shall forthwith give telephone notice of such determination, confirmed in writing, to Borrower, and Lenders at least two (2) Business Days prior to the first day of such LIBOR Interest Period. Unless Borrower shall have notified Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loan shall be made as Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Base Rate Loans. Until any such notice has been withdrawn by Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the LIBOR Interest Periods so affected.

2.14 Illegality:

Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof to any Lender by the relevant Governmental Authority shall make it unlawful for such Lender to make or maintain LIBOR Rate Loans as contemplated by this Agreement, or to obtain in the interbank Eurodollar market, the funds with which to make such Loans, (a) such Lender shall promptly notify Agent and Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the LIBOR Interest Period for such Loans, or within such earlier period as required by law as Base Rate Loans. Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in connection with any repayment in accordance with this Section 2.14, including but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section 2.14 submitted by such Lender, through Agent to Borrower shall be presumptive evidence of such amounts owing. Each Lender agrees to use reasonable efforts to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section 2.14; provided however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its reasonable discretion to be material.

2.15 Requirements of Law:

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, or any application relating thereto, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes for which payments are due pursuant to, or excluded from, Section 2.16).

(ii) shall impose, modify, or hold applicable, any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in, or for the account of, advances, loans, or other extension of credit (including participations therein) by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to materially increase the cost to such Lender of making or maintaining LIBOR Rate Loans, or the Letters of Credit, or the participation interest therein, or to reduce any amount receivable hereunder, or under any Note, then, in any such case, Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional costs or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender, with respect to its LIBOR Rate Loans or Letters of Credit; provided that Borrower shall not be obligated for any amounts which may be payable as a result of changes occurring more than one hundred eighty (180) days prior to the date Agent notifies Borrower of such changes. A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by such Lender, through Agent, to Borrower shall be presumptive evidence of such amounts owing. Each Lender agrees to use reasonable efforts to avoid, or to minimize, any amounts which might otherwise be payable pursuant to this paragraph of this Section 2.15; provided however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal regulatory burdens deemed by such Lender in good faith to be material.

(b) If any Lender shall have reasonably determined that the adoption of, or any change in, any Requirement of Law regarding capital adequacy, or in the interpretation or application thereof, or compliance by such Lender, or any corporation controlling such Lender, with any request or directive regarding capital adequacy (wither or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequent of its obligations hereunder to a level below that which such Lender or such corporation could have achieved, but for such adoption, change, or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after such demand by such Lender, Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction; provided that Borrower shall not be obligated for any amounts which may be payable as a result of changes occurring more than one hundred eighty (180) days prior to the date Agent notifies Borrower of such changes. Such a certificate as to any additional amounts payable under this Section 2.15 submitted by a Lender (which certificate shall include a description of the basis for the computation), through Agent, to Borrower shall be presumptive evidence of such amounts owing.

(c) The agreements in this Section 2.15 shall survive the termination of this Agreement and payment of the Obligations.

2.16 Taxes:

(a) All payments made by Borrower hereunder or under any Note shall be, except as provided in Section 2.16(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender (including franchise taxes imposed in lieu thereof) pursuant to the laws of the jurisdiction in which Agent or such Lender, as the case may be, is organized or the jurisdiction in which the principal office or applicable lending office of Agent or such Lender is located or any subdivision thereof or therein and any branch profit taxes imposed by the United States or any similar tax imposed by any jurisdiction described above) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, except as provided in Section 2.16(b), Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. Borrower will furnish to Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by Borrower, except as provided in Section 2.16(b), Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 770 l(a)(30) of the Code) (each, a “Foreign Lender”) agrees to deliver to Borrower and Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.12 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if such Lender is a “bank” within the meaning of Section 881(c)(3)(a) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-81MY, with appropriate attachments (or successor forms), certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if such Lender is not a “bank” within the meaning of Section 88l(c)(3)(a) of the Code, Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY with appropriate attachments as set forth in clause (i) above, or (x) a certificate in form and substance satisfactory to Agent, and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that it will deliver updated versions of the foregoing, as applicable, whenever the previous certification has become inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note. Notwithstanding anything to the contrary contained in Sections 2.15(a) and 2.16(a), but subject to the immediately succeeding sentence, (x) Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender, to the extent that such Lender has not provided to Borrower, IRS Forms that establish a complete exemption from such deduction or withholding, and (y) Borrower shall not be obligated pursuant to Sections 2.15(a) and 2.16(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States or to indemnify such Lender for any withholding Taxes imposed by the United States if (i) such Lender has not provided to Borrower the IRS Forms required to be provided to Borrower pursuant to this Section or (ii) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section, Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Sections 2.15(a) and 2.16(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

(c) Each Lender agrees to use reasonable efforts to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 2.16; provided however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(d) If Borrower pays any additional amount pursuant to this Section 2.16, with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that, such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause materially adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by Borrower. In the event that no refund or credit is obtained with respect to Borrower’s payments to such Lender pursuant to this Section, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.16 to Borrower or any other party.

(e) The agreements in this Section 2.16 shall survive the termination of this Agreement and the payment of the Obligations.

2.17 Replacement of Lenders:

(a) Borrower shall be permitted to replace any Lender that (i) requests (or requests on behalf of a participant) reimbursement for amounts owing, or payment of any amount required, pursuant to Sections 2.14, 2.15, or 2.16; or (ii) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that, (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) prior to any such replacement, such Lender shall have taken no action so as to eliminate the continued need for payment of amounts owing pursuant to Sections 2.14, 2.15, or 2.16; (D) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (E) Borrower shall be liable to such replaced Lender under Section 2.10 if any LIBOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the LIBOR Interest Period relating thereto, (F) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to Agent and Borrower (such approvals not to be unreasonably withheld), (G) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.12 (provided that, Borrower shall be obligated to pay the registration and processing fee referred to therein), (H) until such time as such replacement shall be effective, Borrower shall pay all additional amounts (if any) required pursuant to Sections 2.14, 2.15, or 2.16, as the case may be, and (I) any such replacement shall not be deemed to be a waiver of any rights that Borrower, Agent or any other Lender shall have against the replaced Lender. It is understood and agreed that if any Lender replaced hereunder fails to execute an Assignment Agreement, it shall be deemed to have entered into such Assignment Agreement and such Assignment Agreement shall be effective as against such Lender.

(b) In the event that Borrower requests but does not obtain the consent required by Section 10.11 for any amendment, waiver or consent requiring the consent of all Lenders, then Borrower shall be permitted to replace all (but not less than all) non-consenting Lenders with one or more replacement financial institutions; provided that, (i) such replacement does not conflict with any Requirement of Law, (ii) each replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) Borrower shall be liable to such replaced Lender under Section 2.10 if any LIBOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the LIBOR Interest Period relating thereto, (iv) each replacement financial institution, if not already a Lender, shall be reasonably satisfactory to Agent and Borrower (such approvals not to be unreasonably withheld), and (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.12 (provided that, Borrower shall be obligated to pay the registration and processing fee referred to therein). It is understood and agreed that if any Lender replaced hereunder fails to execute an Assignment Agreement, it shall be deemed to have entered into such Assignment Agreement.

SECTION 3. COLLATERAL

3.1 Description: As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents, Borrower hereby assigns and grants to Agent, for the ratable benefit of Secured Parties, a continuing first lien on and security interest in, upon and to all assets of Borrower, including but not limited to the following property, all whether now owned or hereafter acquired, created or arising and wherever located (other than Excluded Property):

(i) Accounts – All Accounts;

(ii) Chattel Paper – All Chattel Paper;

(iii) Documents – All Documents;

(iv) Instruments – All Instruments;

(v) Inventory – All Inventory;

(vi) General Intangibles – All General Intangibles;

(vii) Equipment – All Equipment,

(viii) Fixtures – All Fixtures;

(ix) Deposit Accounts – All Deposit Accounts;

(x) Goods – All Goods;

(xi) Letter of Credit Rights – All Letter of Credit Rights;

(xii) Supporting Obligations – All Supporting Obligations;

(xiii) Investment Property – All Investment Property (including all equity interests in any Sponsored CDO Offering and the Pledged Securities);

(xiv) Management Fees – All fees arising under any Management Agreement except for the Excluded Management Fees;

(xv) Commercial Tort Claims – All Commercial Tort Claims identified and described on Schedule “5.20” (as amended or supplemented from time to time);

(xvi) Property in Agent’s, Issuing Bank’s or any Lender’s Possession – All Property of any Borrower, now or hereafter in Agent’s, Issuing Bank’s or any Lender’s possession; and

(xvii) Proceeds – The Proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing property described in clauses (i) thorough (xvi).

3.2 Lien Documents: As Agent deems necessary at Closing and thereafter, Borrower shall execute and deliver to Agent, or have executed and delivered (all in form and substance reasonably satisfactory to Agent):

(a) Financing statements pursuant to the UCC, which Agent may file in any jurisdiction where Borrower is organized and in any other jurisdiction that Agent deems appropriate;

(b) Duly executed Notice Letters to be sent to, and acknowledged by, each trustee under each Management Agreement; and

(c) Any other agreements, documents, instruments and writings, including, without limitation, intellectual property security agreements, reasonably required by Agent to evidence, perfect or protect Lenders’ liens and security interest in the Collateral or as Agent may reasonably request from time to time.

3.3 Other Actions: ii) In addition to the foregoing, Borrower shall do anything further that may be reasonably required by Agent to secure Lenders and effectuate the intentions and objects of this Agreement, including, but not limited to, the execution and delivery of security agreements, contracts and any other documents required hereunder. At Agent’s reasonable request, Borrower shall also promptly deliver (with execution by Borrower of all necessary documents or forms to reflect Agent’s Lien thereon) to Agent as bailee for Lenders, all items for which Lenders must receive possession to obtain a perfected security interest, including without limitation, all certificates (including any certificates representing an equity interest in an Sponsored CDO Offering), notes, letters of credit, documents of title, Chattel Paper, Warehouse Receipts, Instruments, and any other similar instruments constituting Collateral.

(a) Agent is hereby authorized to file financing statements and amendments to financing statement without Borrower’s signature, in accordance with the UCC. Borrower hereby authorizes Agent to file all such financing statement and amendments to financing statement describing the collateral in any filing office as Agent, in its sole discretion may determine, including financing statement listing “All Assets” in the collateral description therein. Borrower agrees to comply with the requests of Agent in order for Agent to have and maintain a valid and perfected first security interest in the Collateral including, without limitation, executing and causing any other Person to execute such documents as Agent may require to obtain Control (as defined in the UCC) over all Deposit Accounts, Letter of Credit Rights and Investment Property.

3.4 Searches: Agent shall, prior to or at Closing, and thereafter as Agent may reasonably determine from time to time, at Borrower’s expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

(i) UCC searches with the Secretary of State and local filing office of each state where Borrower or any Subsidiary Guarantor is organized, maintains its executive office, a place of business, or assets;

(ii) Judgment, federal tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under subparagraph (a) above.

(b) Borrower shall, prior to or at Closing and at its expense, obtain and deliver to Agent good standing certificates showing each Borrower and each Subsidiary Guarantor to be in good standing in its state of organization and in each other state in which it is doing and presently intends to do business.

3.5 [Reserved].

3.6 Filing Security Agreement: A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

3.7 Power of Attorney: Each of the officers of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to: (a) execute and/or file in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Agent hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or Lien) Agent’s security interest or Lien in the Collateral; and (b) following the occurrence of an Event of Default to (i) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on Borrower’s Accounts or proceeds of other Collateral and (ii) do such other and further acts and deeds in the name of Borrower that Agent may reasonably deem necessary or desirable to enforce any Account or other Collateral.

SECTION 4. CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement is subject to the following conditions precedent (all documents other than those set forth in Section 4.9 to be in form and substance satisfactory to Agent and Agent’s counsel):

4.1 Resolutions, Opinions, and Other Documents: Borrower shall have delivered or caused to be delivered to Agent the following:

(a) this Agreement, the Amended and Restated Revolving Credit Note and the Affirmation of Security Documents, all properly executed by Borrower and Subsidiary Guarantors, as applicable;

(b) certified copies of (i) resolutions of the board of directors or managers (as applicable) of Borrower and each Subsidiary Guarantor authorizing the execution, delivery and performance of this Agreement, the Amended and Restated Notes to be issued hereunder and each other Loan Document required to be executed by any Section hereof and (ii) Borrower’s and each Subsidiary Guarantor’s Articles or Certificate of Incorporation or Certificate of Organization (as applicable) and By-laws or Operating Agreement (as applicable) or written certifications that there have been no amendments, modifications or other changes to any such organizational document since such documents were delivered in conjunction with the Existing Loan Agreement;

(c) an incumbency certificate for Borrower identifying all Authorized Officers, with specimen signatures and an incumbency certificate for each Subsidiary Guarantor identifying all individuals authorized to execute any applicable Loan Document, with specimen signatures;

(d) a written opinion of Borrower’s and each Subsidiary Guarantor’s independent counsel addressed to Agent for the benefit of all Lenders and opinions of such other counsel as Agent deems necessary;

(e) certification by the chief financial officer of Borrower that there has not occurred any material adverse change in the operations and condition (financial or otherwise) of Borrower since December 31, 2008;

(f) payment by Borrower of all fees owing to Agent and/or Lenders and Expenses associated with Loans or Letters of Credit incurred to the Closing Date;

(g) Searches and certificates required by Section 3.4 above;

(h) Deposit Account Control Agreements, if necessary, all in form and substance satisfactory to Agent or written certifications that there have been no additional Deposit Accounts created and/or no amendments, modifications or other changes to any such document since such documents were delivered in conjunction with the Existing Loan Agreement;

(i) Copies of all Management Agreements or written certifications that there have been no amendments, modifications or other changes to any such document since such documents were delivered in conjunction with the Existing Loan Agreement;

(j) Sponsored CDO Equity Interests;

(k) A certified copy of the Merger Agreement and all Merger Documents;

(l) Certified copies of the indentures governing the Convertible Notes and Trust Preferred Notes;

(m) Borrower shall have repaid all existing Indebtedness of Borrower under the Existing Loan Agreement; and

(n) Such other documents reasonably requested by Agent.

4.2 Absence of Certain Events: At the Closing Date, no Event of Default or Default hereunder shall have occurred and be continuing (excluding any Event of Default or Default under the Existing Loan Agreement).

4.3 Warranties and Representations at Closing: The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all respects on the Closing Date.

4.4 Compliance with this Agreement: Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date.

4.5 Officer’s Certificate: Agent shall have received a certificate dated the Closing Date and signed by the chief financial officer of Borrower certifying that all of the conditions specified in this Section have been fulfilled.

4.6 Closing: Subject to the conditions of this Section, the Loans and Letters of Credit shall be made available on such date (the “Closing Date”) and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof (“Closing”).

4.7 Waiver of Rights: By completing the Closing hereunder, or by making Advances hereunder, Agent does not thereby waive a breach of any warranty or representation made by Borrower hereunder or under any agreement, document, or instrument delivered to Agent or otherwise referred to herein, and any claims and rights of Agent resulting from any breach or misrepresentation by Borrower are specifically reserved by Agent.

4.8 Conditions for Future Advances: The making of Advances under the Revolving Credit in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Agent and its counsel) following the Closing Date:

(a) This Agreement and each of the other Loan Documents shall be effective;

(b) No event or condition shall have occurred or become known to Borrower, or would result from the making of any requested Advance, which could have a Material Adverse Effect;

(c) No Default or Event of Default then exists or after giving effect to the making of the Advance would exist;

(d) Each Advance is within and complies with the terms and conditions of this Agreement including, without limitation, the notice provisions contained in Section 2.4 hereof;

(e) No Lien (other than a Permitted Lien) has been imposed on Borrower or any Subsidiary Guarantor; and

(f) Each representation and warranty set forth in Section 5 and any other Loan Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects as if made on and as of such date except to the extent (i) Schedule 5.10(b), 5.11(c), 5.14(b), Schedule C, Schedule D or any other Schedule attached to this Agreement have been updated by Borrower in writing from time to time, provided that any such update and acceptance by Agent and Lenders shall not constitute a waiver of any Default or Event of Default that may be created by such updates and (ii) such representations and warranties are made only as of a specific earlier date.

4.9 Existing Notes: Agent shall use its reasonable efforts to obtain from each Lender under the Existing Loan Agreement the promissory notes issued in connection with the Existing Loan Agreement and return such notes to Borrower.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce Agent, Lenders and Issuing Bank to complete the Closing, make the initial Advances under the Revolving Credit to Borrower, Borrower represents and warrants to Agent, Issuing Bank and Lenders that:

5.1 Corporate Organization and Validity:

(a) Borrower and each Subsidiary Guarantor (i) is duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) has the appropriate power and authority to operate its business and to own its Property and (iii) is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify does not and could not have a Material Adverse Effect. A list of all states and other jurisdictions where Borrower and each Subsidiary Guarantor is qualified to do business is shown on Schedule “5.1” attached hereto and made part hereof.

(b) The making and performance of this Agreement and the other Loan Documents will not violate any Requirement of Law, or Borrower’s or Subsidiary Guarantor’s certificate of formation, operating agreement or any other organizational documents, or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which Borrower or such Subsidiary Guarantor is a party, or by which Borrower or such Subsidiary Guarantor is bound. Neither Borrower nor any Subsidiary Guarantor is in violation of any term of any agreement or instrument to which it is a party or by which it may be bound which violation has or could have a Material Adverse Effect, or of its respective charter, minutes or bylaw provisions, or certificate of formation, operating agreement or any other organizational document.

(c) Borrower and each Subsidiary Guarantor has all requisite power and authority to enter into and perform this Agreement and any Loan Documents to which it is a party, and to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents as applicable.

(d) This Agreement, the Notes to be issued hereunder, and all of the other Loan Documents, when delivered, will be valid and binding upon Borrower and each Subsidiary Guarantor, and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.2 Places of Business: The only places of business of Borrower and each Subsidiary Guarantor, and the places where Borrower and each Subsidiary Guarantor keeps and intends to keep its Property, are at the addresses shown on Schedule “5.2” attached hereto and made part hereof.

5.3 Pending Litigation: There are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of Borrower, threatened, against Borrower, Post-Merger Parent or any Subsidiary Guarantor in any court or before any Governmental Authority except as shown on Schedule “5.3” attached hereto and made part hereof or to the extent such judgments, administrative orders or proceedings could not result in an Material Adverse Effect. To the knowledge of Borrower, there are no investigations (civil or criminal) pending or threatened against Borrower or any Subsidiary Guarantor, in any court or before any Governmental Authority. Neither Borrower nor any Subsidiary Guarantor is in default with respect to any order of any Governmental Authority except where such default could not result in an Material Adverse Effect. To the knowledge of Borrower, no shareholder or executive officer of Borrower or any Subsidiary Guarantor, has been indicted in connection with or convicted of engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity which may result in the forfeiture of any property to any Governmental Authority.

5.4 Title to Properties: Borrower and each Subsidiary Guarantor has good and marketable title in fee simple (or its equivalent under applicable law) to all the Property it purports to own, free from Liens and free from the claims of any other Person, except for Permitted Liens.

5.5 Governmental Consent: Neither the nature of Borrower or any Subsidiary Guarantor or of its respective business or property, nor any relationship between Borrower or any Subsidiary Guarantor, and any other Person, nor any circumstance affecting Borrower in connection with the issuance or delivery of this Agreement, the Notes or any other Loan Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of Borrower or any Subsidiary Guarantor, except those that have been made or obtained or where such failure could not result in an Material Adverse Effect.

5.6 Taxes: All tax returns required to be filed by Borrower and any Subsidiary Guarantor in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon Borrower and any Subsidiary Guarantor, or upon any of its respective Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP and as to which no Lien has been entered. Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower and any Subsidiary Guarantor.

5.7 Financial Statements: The annual audited consolidated (if applicable) balance sheet of Borrower as of December 31, 2008, and the related statements of profit and loss, stockholder’s equity and cash flow as of such date accompanied by reports thereon from Borrower’s independent certified public accountants (complete copies of which will be delivered to Lender at or promptly following the Closing), and the interim consolidated (if applicable) balance sheet of Borrower as of March 31, 2009, and the related statements of profit and loss, stockholder’s equity and cash flow as of such date have been prepared in accordance with GAAP and present fairly the financial position of Borrower and its Subsidiaries as of such dates and the results of its operations for such periods. The fiscal year for Borrower currently ends on December 31. Borrower’s and each Subsidiary Guarantor’s federal tax identification number and state organizational identification number for UCC purposes are as shown on Schedule “5.7” attached hereto and made part hereof.

5.8 Full Disclosure: The financial statements referred to in Section 5.7 of this Agreement do not, nor does any other written statement of Borrower to Agent or any Lender in connection with the negotiation of the Loans, contain any untrue statement of a material fact. Such statements do not omit a material fact, the omission of which would make the statements contained therein misleading. There is no fact known to Borrower which has not been disclosed in writing to Agent which has or could have a Material Adverse Effect.

5.9 Subsidiaries: Borrower does not have any Subsidiaries or Affiliates, except as shown on Schedule “5.9” attached hereto and made part hereof.

5.10 Investments, Guarantees, Contracts, etc.:

(a) Other than Permitted Investments, neither Borrower nor any Subsidiary Guarantor owns or holds equity or long term debt investments in, or has any outstanding advances to, any other Person, except as shown on Schedule “5.10(a),” attached hereto and made part hereof.

(b) Neither Borrower nor any Subsidiary Guarantor has entered into any leases for real or personal Property (whether as landlord or tenant or lessor or lessee), except as shown on Schedule “5.10(b),” attached hereto and made part hereof.

(c) Neither Borrower nor any Subsidiary Guarantor is a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or could have a Material Adverse Effect.

(d) Except as otherwise specifically provided in this Agreement, and, following the Merger, exposure with respect to the Koch CDS, neither Borrower nor any Subsidiary Guarantor has agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

5.11 Government Regulations, etc.:

(a) The use of the proceeds of and Borrower’s issuance of the Note will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Borrower does not own or intend to carry or purchase any “margin stock” within the meaning of said Regulation U.

(b) Borrower and each Subsidiary Guarantor has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business.

(c) As of the date hereof, no employee benefit plan (“Pension Plan”), as defined in Section 3(2) of ERISA, maintained by Borrower or under which Borrower could have any liability under ERISA (i) has failed to meet the minimum funding standards established in Section 302 of ERISA, (ii) has failed to comply in a material respect with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code which would subject Borrower to any material liability, or (iv) has been terminated if such termination would subject Borrower to any material liability. Borrower has not assumed, or received notice of a claim asserted against Borrower for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any multi employer pension plan and is not a member of any Controlled Group (as defined in ERISA). Borrower has timely made all contributions when due with respect to any multi employer pension plan in which it participates and no event has occurred triggering a claim against Borrower for withdrawal liability with respect to any multi employer pension plan in which Borrower participates. All Employee Benefit Plans and multi employer pension plans in which Borrower participates are shown on Schedule “5.11(c)” attached hereto and made part hereof.

(d) Neither Borrower nor any Subsidiary Guarantor is in violation of or receipt of written notice that it is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof (including without limitation, Environmental Laws or securities laws and regulations), a violation of which causes or could cause a Material Adverse Effect.

(e) Borrower and each Subsidiary Guarantor is current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

5.12 Business Interruptions: Within five (5) years prior to the date hereof, none of the business, Property or operations of Borrower or any Subsidiary Guarantor have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against Borrower or any Subsidiary Guarantor. There are no pending or, to Borrower’s knowledge, threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting Borrower or any Subsidiary Guarantor. No labor contract of Borrower or any Subsidiary Guarantor is scheduled to expire prior to the Revolving Credit Maturity Date.

5.13 Names and Intellectual Property:

(a) Within five (5) years prior to the Closing Date, Borrower has not and no Subsidiary Guarantor has conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule “5.13(a)” attached hereto and made part hereof. Borrower and each Subsidiary Guarantor, as applicable, is the sole owner of all names listed on such Schedule “5.13(a)” and any and all business done and all invoices issued in such trade names are Borrower’s or such Subsidiary Guarantor’s sales, business and invoices. Each trade name of Borrower and each Subsidiary Guarantor, as applicable, represents a division or trading style of Borrower and such Subsidiary Guarantor, and not a separate Subsidiary or Affiliate or independent entity.

(b) All trademarks, service marks, patents or copyrights which Borrower or any Subsidiary Guarantor uses, plans to use or has a right to use are shown on Schedule “5.13(b)” attached hereto and made part hereof, and Borrower and such Subsidiary Guarantor, as applicable, is the sole owner of such Property except to the extent any other Person has claims or rights in such Property, as such claims and rights are shown on Schedule “5.13(b)”. Borrower is not in violation of any rights of any other Person with respect to such Property.

(c) Except as shown on Schedule “5.13(c)” attached hereto and made part hereof, (i) neither Borrower nor any Subsidiary Guarantor requires any copyrights, patents, trademarks or other intellectual property, or any license(s) to use any patents, trademarks or other intellectual property in order to provide services to its customers in the ordinary course of business; and (ii) Agent will not require any copyrights, patents, trademarks or other intellectual property or any licenses to use the same in order to provide such services after the occurrence of an Event of Default.

5.14 Other Associations:

(a) Neither Borrower nor any Subsidiary Guarantor is engaged, and has any interest in, any joint venture or partnership with any other Person except as shown on Schedule “5.14(a),” attached hereto and made part hereof.

(b) Schedule “5.14(b),” attached hereto and made part hereof, shows, as of the Closing Date, all equity interests owned or held by Borrower or a Subsidiary Guarantor in connection with or related to, a Sponsored CDO Offering or which is otherwise related to a structured finance transaction sponsored, managed or originated by Borrower or a Subsidiary Guarantor.

5.15 Environmental Matters: Except as shown on Schedule “5.15,” attached hereto and made part hereof:

(a) To the best of Borrower’s knowledge, no Property presently owned, leased or operated by Borrower or any Subsidiary Guarantor contains, or has previously contained, any Hazardous Substances in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

(b) To the best of Borrower’s knowledge, Borrower and each Subsidiary Guarantor is in compliance, and for the duration of all applicable statutes of limitations periods, has been in compliance with all applicable Environmental Laws in all material respects, and there is no contamination at, under or about any properties presently owned, leased, or operated by Borrower or any Subsidiary Guarantor or violation of any Environmental Law with respect to such properties which could reasonably be expected to interfere with any of their continued operations or reasonably be expected to impair the fair saleable value thereof.

(c) Neither Borrower nor any Subsidiary Guarantor has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance assessment with Environmental Laws and Borrower has no knowledge that any such notice will be received or is being threatened.

(d) Hazardous Substances have not been transported or disposed of in a manner or to a location which are reasonably likely to give rise to liability of Borrower or any Subsidiary Guarantor under any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending, or to the knowledge of Borrower, threatened under any Environmental Law to which Borrower or any Subsidiary Guarantor is, or to Borrower’s knowledge will be, named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding, the implementation of which is reasonably likely to have a Material Adverse Effect on any natural resources or on Borrower’s business, financial condition, Property or prospects under any Environmental Law.

5.16 Regulation O: No director, executive officer or principal shareholder of Borrower or any Subsidiary Guarantor is a director, executive officer or principal shareholder of Agent or any Lender. For the purposes hereof the terms “director,” “executive officer” and “principal shareholder” (when used with reference to Agent or any Lender), have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

5.17 Capital Stock: As of the Closing Date, the authorized and outstanding Capital Stock of Borrower and each Subsidiary is as shown on Schedule “5.17” attached hereto and made part hereof. All of the Capital Stock of Borrower and each Subsidiary has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all Governmental Authorities governing the sale and delivery of securities. Except for the rights and obligations shown on Schedule “5.17” and except as contemplated by the Merger Agreement, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which Borrower or any of the shareholders of Borrower or any Subsidiary Guarantor is bound relating to the issuance, transfer, voting or redemption of shares of its Capital Stock or any pre-emptive rights held by any Person with respect to the shares of Capital Stock of Borrower. Except as shown on Schedule “5.17,” neither Borrower nor any Subsidiary Guarantor has issued any securities convertible into or exchangeable for shares of its Capital Stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.18 Solvency: After giving effect to the transactions contemplated under this Agreement, Borrower and the Subsidiary Guarantors taken as a whole are solvent, are able to pay their debts as they become due, and have capital sufficient to carry on their business and all businesses in which they are about to engage, and now own Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay Borrower’s and Subsidiary Guarantors’ debts. Neither Borrower nor Subsidiary Guarantors’, taken as a whole, will be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

5.19 Perfection and Priority: This Agreement and the other Loan Documents are effective to create in favor of Agent, for the ratable benefit of Agent, Issuing Bank and Lenders legal, valid and enforceable Liens in all right, title and interest of Borrower and each Subsidiary Guarantor in the Collateral, and under existing financing statements or when financing statements have been filed in the offices of the jurisdictions shown on Schedule “5.19,” attached hereto and made part hereof under Borrower’s or such Subsidiary Guarantor’s name, Borrower and each Subsidiary Guarantor will have granted to Agent, for the ratable benefit of Secured Parties and Agent will have perfected first priority Liens in the Collateral, superior in right to any and all other Liens, existing or future other than Permitted Liens.

5.20 Commercial Tort Claims: As of the Closing Date, neither Borrower nor any Subsidiary Guarantor is a party to any Commercial Tort Claims, except as shown on Schedule “5.20” attached hereto and made part hereof.

5.21 Letter of Credit Rights: As of the Closing Date, neither Borrower nor any Subsidiary Guarantor has any Letter of Credit Rights, except as shown on Schedule “5.21,” attached hereto and made part hereof.

5.22 Deposit Accounts: All Deposit Accounts of Borrower and each Subsidiary Guarantor are shown on Schedule “5.22,” attached hereto and made part hereof.

5.23 Anti-Terrorism Laws:

(a) General. Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224. Neither Borrower nor any Affiliate of Borrower, or to Borrower’s knowledge, any of its respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person who is affiliated with a Person listed above.

5.24 Investment Company Act: Neither Borrower nor any Subsidiary Guarantor is (a) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company; or (b) subject to any other law which purports to regulate or restrict the ability to borrow money or to consummate the transactions contemplated by this Agreement or the other Loan Documents.

5.25 Merger: Borrower has delivered to Agent true and correct copies of the Merger Agreement and all amendments, waivers and side letters or agreements relating thereto and true and correct copies of the indentures governing the Convertible Notes and Trust Preferred Notes. The Merger Agreement is valid and binding upon Borrower, and to Borrower’s knowledge, upon the other parties thereto, and is enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles. All of the transactions contemplated under the Merger Documents are, and consummation of the Merger shall be, in compliance with all material Requirements of Law.

SECTION 6. BORROWER’S AFFIRMATIVE COVENANTS

Borrower covenants that until all of the Obligations are paid and satisfied in full and the Revolving Credit and Letters of Credit have been terminated, that:

6.1 Payment of Taxes and Claims: Borrower shall pay, and shall cause each Subsidiary Guarantor to pay, before they become delinquent, all taxes, assessments and governmental charges, or levies imposed upon it, or upon Borrower’s or any Subsidiary Guarantor’s Property, and all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, entitled to the benefit of statutory or common law Liens which, in any case, if unpaid, would result in the imposition of a Lien upon its Property; provided however, that, neither Borrower nor any Subsidiary Guarantor shall be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof, shall at the time, be contested in good faith and by appropriate proceedings, and if adequate reserves in respect thereof have been set aside, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and Borrower’s or such Subsidiary Guarantor’s title to, and its right to use, its Property are not materially adversely affected thereby.

6.2 Maintenance of Properties and Corporate Existence:

(a) Property – Borrower shall maintain, and shall cause each Subsidiary Guarantor to maintain, its Property in good condition (normal wear and tear excepted) make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its Property, and will pay all rentals when due for all leased real estate.

(b) Property Insurance, Public and Products Liability Insurance – Borrower shall maintain and shall cause each Subsidiary Guarantor to maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen’s compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against public liability, product liability and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrower. At or prior to Closing, Borrower shall furnish Agent with duplicate original policies of insurance or such other evidence of insurance as Agent may require, and any certificates of insurance shall be issued on Acord Form-27. In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Agent may do so for Borrower, but Borrower shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard Lender’s Loss Payable Clauses (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of Agent. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Agent and shall insure Agent notwithstanding the act or neglect of Borrower or any Subsidiary Guarantor. Effective upon an Event of Default, Borrower hereby appoints Agent as Borrower’s attorney-in-fact, exercisable at Agent’s option to endorse any check which may be payable to Borrower in order to collect the proceeds of such insurance and any amount or amounts collected by Agent pursuant to the provisions of this Section may be applied by Agent, in its sole discretion, to any Obligations or to repair, reconstruct or replace the loss of or damage to Collateral as Agent in its discretion may from time to time determine. Borrower further covenants that all insurance premiums owing under its current policies have been paid. Borrower shall notify Agent, immediately, upon Borrower’s receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

(c) Financial Records – Borrower shall keep, and shall cause each Subsidiary Guarantor to keep, current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower shall not change its fiscal year end date without the prior written consent of Agent.

(d) Corporate Existence and Rights – Except as provided in Section 7.1(c), Borrower shall do, and shall cause each Subsidiary Guarantor to do (or cause to be done), all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises except which failure to do so could not cause or result in an Material Adverse Effect.

(e) Compliance with Laws – Borrower shall be, and shall cause each Subsidiary Guarantor to be, in compliance with any and all Requirements of Laws to which it is subject, (including, without limitation, Environmental Laws and securities laws regulations) and shall obtain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, which violation or failure to obtain causes or could cause a Material Adverse Effect. Borrower shall timely satisfy, and shall cause each Subsidiary Guarantor to timely satisfy, all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against Borrower or such Subsidiary Guarantor, or any Property of Borrower.

6.3 Business Conducted: Other than pursuant to any Asset Sale or series of Asset Sales resulting in a prepayment of the Obligation in accordance with Section 2.9(d) of this Agreement (but subject to any limitation under Section 7.1), Borrower shall continue, and shall cause each Subsidiary Guarantor to continue, in the business presently operated by it using its commercially reasonable efforts to maintain its customers and goodwill. Borrower shall not engage, and shall not permit any Subsidiary Guarantor to engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by Borrower or such Subsidiary Guarantor immediately prior to the Closing Date.

6.4 Litigation: Borrower shall give prompt notice to Agent of any litigation claiming in excess of One Million Dollars ($1,000,000) from Borrower or any Subsidiary Guarantor, or which may otherwise have a Material Adverse Effect.

6.5 Issue Taxes: Borrower shall pay, and shall cause each Subsidiary Guarantor to pay, all taxes (other than taxes based upon or measured by any Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of the Revolving Credit Notes and the recording of any lien documents. The obligations of Borrower hereunder shall survive the payment of Borrower’s Obligations hereunder and the termination of this Agreement.

6.6 Bank Accounts: (a) Borrower shall maintain, and shall cause each Subsidiary Guarantor located in the United States to maintain, major depository and disbursement account(s) with Agent and (b) Borrower shall establish and shall cause each Subsidiary Guarantor to establish, within sixty (60) days of the date of this Agreement, with respect to each Subsidiary Guarantor located outside of the United States that receives Management Fees, arrangements reasonably satisfactory to Agent for the deposit of, or transfer of, all Management Fees to an account controlled by Agent.

6.7 Employee Benefit Plans: Borrower shall (a) fund, and cause each Subsidiary Guarantor to fund, all of its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, (b) furnish Agent, promptly upon Agent’s request, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to all Pension Plan(s), or which Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise Agent of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty (30) day notice requirement has been waived by the PBGC) or prohibited transaction (under Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any such Pension Plan(s) and the action which Borrower proposes to take with respect thereto. Borrower shall make, and shall cause each Subsidiary Guarantor to make, all contributions when due with respect to any multi employer pension plan in which it participates and will promptly advise Agent upon (x) its receipt of notice of the assertion against Borrower or any Subsidiary Guarantor of a claim for withdrawal liability, (y) the occurrence of any event which, to the best of Borrower’s knowledge, would trigger the assertion of a claim for withdrawal liability against Borrower or any Subsidiary Guarantor, and (z) upon the occurrence of any event which, to the best of Borrower’s knowledge, would place Borrower or any Subsidiary Guarantor in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

6.8 Financial Covenants:

(a) Consolidated Net Worth – Borrower shall maintain at all times Consolidated Net Worth of not less than $30,000,000, to be tested quarterly at the end of each fiscal quarter.

(b) Fixed Charge Coverage Ratio – Borrower shall maintain, commencing with the fiscal quarter ending June 30, 2009, a Fixed Charge Coverage Ratio, to be tested quarterly as of each fiscal quarter end on a rolling four quarter basis, of not less than 1.25 to 1.0.

(c) Leverage Ratio – Borrower shall maintain, commencing with the fiscal quarter ending June 30,2009, a Leverage Ratio, to be tested quarterly as of each fiscal quarter end on a rolling four-quarter basis, of not greater than the following amounts for the following periods:

Period	Leverage Ratio
June 30, 2009 through December 31, 2009	2.50 to 1.00

March 31, 2010	2.00 to 1.00

June 30, 2010	1.75 to 1.00

September 30, 2010	1.50 to 1.00

December 31, 2010	1.25 to 1.00

March 31, 2011 and thereafter	1.00 to 1.00

(d) Liquidity – From and after the consummation of the Merger, Borrower shall maintain at all times, to be tested quarterly as of each fiscal quarter end, a minimum Liquidity of Fifteen Million Dollars ($15,000,000).

6.9 Financial and Business Information: Borrower shall deliver or cause to be delivered to Agent and Lenders the following:

(a) Financial Statements and Collateral Reports: such data, reports, statements and information, financial or otherwise, as Lender may reasonably request, including, without limitation:

(i) within forty five (45) days after the end of each calendar quarter, the consolidated cash flow statement and consolidated and consolidating income statement of Borrower and its Subsidiaries for such quarter and for the expired portion of the fiscal year ending with the end of such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, and the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such quarter, setting forth in comparative form the corresponding figures as at the end of the previous fiscal year, all in reasonable detail and certified by Borrower’s chief financial officer to have been prepared from the books and records of Borrower;

(ii) within one hundred twenty (120) days after the end of each fiscal year of Borrower (or, after consummation of the Merger, within ninety (90) days after the end of each fiscal year of Borrower), the consolidated cash flow statement, the consolidated and consolidating income statement of Borrower and its Subsidiaries for such year, and the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited by an independent public accounting firm acceptable to Agent, and unqualifiedly certified to have been prepared in accordance with GAAP, and such independent public accountants shall also unqualifiedly certify that in making the examinations necessary to their certification mentioned above they have reviewed the terms of this Agreement and the accounts and conditions of Borrower during the accounting period covered by the certificate and that such review did not disclose the existence of any condition or event which constitutes a Default or an Event of Default (or if such conditions or events existed, describing them) together with copies of any management letters provided by such accountants to management of Borrower;

(iii) without limiting the obligations under clauses 6.9(a)(i) above, after the Merger, within forty five (45) days after the end of each calendar quarter, the consolidated cash flow statement and consolidated and consolidating income statement of Post-Merger Parent and its Subsidiaries for such quarter and for the expired portion of the fiscal year ending with the end of such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, and the consolidated and consolidating balance sheet of Post-Merger Parent and its Subsidiaries as at the end of such quarter, setting forth in comparative form the corresponding figures as at the end of the previous fiscal year, all in reasonable detail and certified by Post-Merger Parent’s chief financial officer to have been prepared from the books and records of Post-Merger Parent;

(iv) without limiting the obligations under clauses 6.9(a)(ii) above, after the Merger, within ninety (90) days after the end of each fiscal year of Post-Merger Parent, the consolidated cash flow statement, the consolidated and consolidating income statement of Post-Merger Parent and its Subsidiaries for such year, and the consolidated and consolidating balance sheet of Post-Merger Parent and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited by an independent public accounting firm acceptable to Agent, and unqualifiedly certified to have been prepared in accordance with GAAP, and such independent public accountants shall also unqualifiedly certify that in making the examinations necessary to their certification mentioned above they have reviewed the terms of this Agreement and the accounts and conditions of Post-Merger Parent during the accounting period covered by the certificate and that such review did not disclose the existence of any condition or event which constitutes a Default or an Event of Default (or if such conditions or events existed, describing them) together with copies of any management letters provided by such accountants to management of Post-Merger Parent;

(v) within twenty (20) business days following the end of each calendar month, the Cohen Monthly Focus Report; and

(vi) within one hundred twenty (120) days of each fiscal year-end, Borrower’s annual consolidated financial statement projections for the upcoming five-year period, in form and substance satisfactory to Agent;

(b) Borrowing Base Certificate – with each requested Advance, and monthly, not later than fifteen (15) days following each month-end, a signed borrowing base certificate in the form of Exhibit “E” attached hereto and made a part hereof (“Borrowing Base Certificate”);

(c) Notice of Event of Default – promptly upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrower or any Subsidiary Guarantor is taking (and proposes to take) with respect thereto;

(d) Notice of Claimed Default – promptly upon receipt by Borrower, notice of default, oral or written, given to Borrower or any Subsidiary Guarantor by any creditor for Indebtedness for borrowed money, otherwise holding long term Indebtedness of Borrower in excess of Two Million Five Hundred Thousand Dollars ($2,500,000);

(e) Securities and Other Reports – if Borrower or any Subsidiary Guarantor shall be required to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Borrower or any Subsidiary Guarantor to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by Borrower or any Subsidiary Guarantor with any securities exchange or with federal or state securities and exchange commissions or any successor agency;

(f) Collateralized Debt Offering Defaults and Other Information – (i) promptly upon becoming aware of any downgrade of any Collateralized Debt Offering by a nationally recognized rating agency or a default or event of default under any Management Agreement or document governing or evidencing a Collateralized Debt Offering, notice of such downgrade or default; (ii) promptly upon making any Permitted Investment with respect to any Collateralized Debt Offering, all information related to such investment and any additional information reasonably requested by Agent; and (iii) promptly upon receipt, copies of any and all trustee or other reports issued in connection with a Collateralized Debt Offering;

(g) Specified Default Rate Certificate – on or before the 30th day following Borrower’s receipt of a trustee report setting forth the Asset Default Rate for any particular Collateralized Debt Offering, a signed Specified Default Rate Certificate;

(h) Termination of Merger Agreement – immediately upon knowledge thereof, notice that the Merger Agreement has been terminated; and

(i) Broker Entity – prior to the execution and delivery thereof, copies of any instrument, document or agreement related to, or in connection with, the incurrence of any Indebtedness by the Broker Entity.

6.10 Officers’ Certificates: Along with the set of financial statements delivered to Agent and Lenders at the end of each fiscal quarter pursuant to Section 6.9(a)(i) hereof and the annual financial statements delivered pursuant to Section 6.9(a)(ii) hereof, Borrower shall deliver to Agent and Lenders a certificate (“Quarterly Compliance Certificate”) (in the form of Exhibit “F,” attached hereto and made part hereof) from the chief financial officer, chief executive officer or president of Borrower (and as to certificates accompanying the annual financial statements of Borrower, also certified by Borrower’s independent certified public accountant) setting forth:

(a) Event of Default – that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his/her supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

(b) Covenant Compliance – the information (including detailed calculations) required in order to establish that Borrower is in compliance with the requirements of Section 6.8 of this Agreement, as of the end of the period covered by the financial statements delivered.

6.11 Audits and Inspection: Borrower shall permit, and shall cause each Subsidiary Guarantor to permit, at Agent’s expense, any of Agent’s officers or other representatives to visit and inspect upon reasonable notice during business hours any of the locations of Borrower or any Subsidiary Guarantor, to examine all of Borrower’s or any Subsidiary Guarantor’s books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants. Notwithstanding the foregoing, all such inspections shall, during the continuance of an Event of Default, be at Borrower’s expense at the standard rates charged by Agent for such activities (plus Agent’s reasonable out-of-pocket expenses).

6.12 Reserved:

6.13 Information to Participant: Agent and Lenders may divulge to any participant, assignee or co-lender or prospective participant, assignee or co-lender it may obtain in the Loans or any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents.

6.14 Material Adverse Developments: Borrower agrees that immediately upon becoming aware of any development or other information outside the ordinary course of business and excluding matters of a general economic, financial or political nature which would reasonably be expected to have a Material Adverse Effect it shall give to Agent telephonic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Agent on the same day such verbal communication is made or the next Business Day thereafter.

6.15 Places of Business: Borrower shall give thirty (30) days prior written notice to Agent of any changes in the location of any of its respective principal places of business, provided that Borrower may not relocate its principal place of business outside of the United States. Borrower shall give prompt written notice to Agent of any changes in the location of the places where its business and financial records are kept, or the establishment of any new place of business, or the discontinuance of any existing place of business.

6.16 Commercial Tort Claims: Borrower will, and shall cause each Subsidiary Guarantor to, immediately notify Agent in writing in the event that Borrower or any Subsidiary Guarantor becomes a party to or obtains any rights with respect to any Commercial Tort Claim. Such notification shall include information sufficient to describe such Commercial Tort Claim, including, but not limited to, the parties to the claim, the court in which the claim was commenced, the docket number assigned to such claim, if any, and a detailed explanation of the events that gave rise to the claim. Borrower shall execute and deliver to Agent all documents and/or agreements necessary to grant Agent a security interest in such Commercial Tort Claim to secure the Obligations. Borrower authorizes, and shall cause each Subsidiary Guarantor to authorize, Agent to file (without Borrower’s or any Subsidiary Guarantor’s signature) initial financing statements or amendments, as Agent deems necessary to perfect its security interest in the Commercial Tort Claim.

6.17 Letter of Credit Rights: Borrower shall, and shall cause each Subsidiary Guarantor to, provide Agent with written notice of any Letters of Credit for which Borrower is the beneficiary. Borrower shall execute and deliver (or cause to be executed or delivered) to Agent, all documents and agreements as Agent may require in order to obtain and perfect its security interest in such Letter of Credit Rights.

6.18 Pledged Collateral: In the event that any Capital Stock of Borrower pledged by Parent or Post-Merger Parent or of a Subsidiary Guarantor pledged by Borrower is transferred or otherwise exchanged or conveyed (including any transfer, exchange or conveyance pursuant to consummation of the transactions under the Merger Agreement) to any Person (herein a “Transferee”) as permitted hereunder, Borrower shall cause such Transferee to execute, and deliver to Agent, a collateral pledge agreement in form and substance substantially similar to the Collateral Pledge Agreement executed and delivered to Agent on July 27, 2007 and pledging as Collateral, such Capital Stock.

6.19 Management Agreements: Borrower shall notify Agent in writing whenever any Subsidiary Guarantor enters into a Management Agreement and directs Agent to unilaterally amend Schedule D to include such additional Management Agreement. Borrower shall execute and deliver or cause such Subsidiary Guarantor to execute and deliver a Notice Letter with respect to such Management Agreement.

6.20 Sponsored CDO Equity Interests or Other Capital Stock: Borrower shall notify Agent in writing whenever Borrower or any Subsidiary Guarantor acquires any additional Sponsored CDO Equity Interests or Capital Stock of any Person and directs Agent to unilaterally amend Schedule “5.14(b)” to include the additional Sponsored CDO Equity Interests on Schedule “5.14(b)”. Borrower shall execute and deliver or cause such Subsidiary Guarantor to execute and deliver an amendment to the Sponsored CDO Pledge Agreement or any applicable Loan Document, granting Agent, for the ratable benefit of Secured Parties, a first priority security interest in such additional Sponsored CDO Equity Interests or Capital Stock.

6.21 Access to Investor Reporting Service: Borrower shall, and shall cause each Subsidiary Guarantor to, provide Agent with all codes necessary for Agent to access each investor reporting website such that Agent may obtain all information that each investor obtains with respect to Collateralized Debt Offerings.

6.22 Post-Merger Obligations: Prior to or concurrently with the consummation of the Merger (and without limiting Sections 6.18 and 7.4 of this Agreement) Borrower shall, at Borrower’s expense:

(a) Deliver a copy of the time-stamped merger certificate filed with the Secretary of State of the State of Delaware evidencing consummation of the Merger.

(b) Cause any entity that becomes a Subsidiary of Borrower following the consummation of the Merger other than any entity listed on Schedule “6.22(b)” attached hereto (a “Post-Merger Subsidiary”) to duly execute and deliver to Agent a joinder to the Surety and Guaranty Agreement whereby such Subsidiary shall become a Subsidiary Guarantor under the Loan Documents, together with a certified copy of such subsidiary’s organizational documents and resolutions authorizing the above actions, each, in form and substance satisfactory to Agent.

(c) Cause each Post-Merger Subsidiary to duly execute and deliver to Agent joinders to such Existing Security Documents or such other documents as Agent may require in form and substance satisfactory to Agent (including delivery of all Capital Stock in and of such Subsidiary) in order to secure payment of all the Obligations and grant Liens on all of such Subsidiary’s Property (other than Excluded Collateral). For purposes of this Section 6.22(c), any Non-Consolidation Entity shall be deemed not to be a Post-Merger Subsidiary.

(d) Cause each Post-Merger Subsidiary to take whatever reasonable action (including the filing of Uniform Commercial Code financing statements and the obtaining of Notice Letters) as may be necessary or advisable in the sole discretion of Agent to vest in Agent valid and subsisting perfected Liens on the Property purported to be subject to the applicable Existing Security Documents or other documents, enforceable in accordance with their terms.

(e) Deliver to Agent, upon the request of Agent in its sole discretion, signed copies of favorable opinions, addressed to Agent and Lenders, of counsel(s) for Subsidiary Guarantors reasonably acceptable to Agent as to the matters contained in clauses (a) through (d) above, and as to such other matters as Agent may reasonably request.

6.23 Post Closing Requirements: Borrower shall complete each of the post closing obligations and/or provide to Agent each of the documents, instruments and agreements listed on Schedule 6.23 on or before the date set forth in such Schedule.

SECTION 7. BORROWER’S NEGATIVE COVENANTS:

Borrower covenants that until all of the Obligations are paid and satisfied in full and the Revolving Credit and each Letter of Credit has been terminated, that:

7.1 Asset Sales, Merger, Consolidation, Dissolution or Liquidation:

(a) Borrower shall not engage, and shall not permit any Subsidiary Guarantor to engage, in any Asset Sale other than: (i) so long as no Default or Event of Default exists or would exist after giving effect to such Asset Sale and any proceeds are applied as required under Section 2.9, liquidation of its investments in the ordinary course of Borrower’s or such Subsidiary Guarantor’s business and transfers, sales and dispositions of the Permanent Investments, (ii) equipment that is replaced by other equipment comparable or superior quality and value within ninety (90) days of such Asset Sale; (iii) the sale of Capital Stock of any Subsidiary Guarantor so long as such sale does not result in a Change of Control; and (iv) in accordance with the Tricadia Agreement.

(b) Except pursuant to the Merger Agreement or Section 7.1(c) below, Borrower shall not, and shall not permit any Subsidiary Guarantor to, merge or consolidate with any other Person or engage in a division, conversion, dissolution or liquidation; provided however, that Borrower and any Subsidiary Guarantor may merge or consolidate with a Person so long as (i) no Default or Event of Default exists, or would exist after giving effect to such merger or consolidation; (ii) Borrower or such Subsidiary Guarantor is the surviving entity of any such merger or consolidation; and (iii) Lender has a first priority Lien on all of the assets and the Capital Stock of the surviving entity of any such merger or consolidation, subject to Permitted Liens.

(c) Notwithstanding the foregoing, Borrower shall cause, no later than July 31, 2009, the dissolution of CIRA ECM Holdings, LLC, DEEP Funding GP, LLC, Sapin Capital GP, LLC, Cohen Municipal Capital Management LLC and Sapin Capital Management, LLC. Upon written evidence of such dissolution, Agent shall, at Borrower’s expense, release each such dissolved entity from the applicable Existing Security Document and Agent shall execute such documents as Borrower may request to effectuate such release, all documents in form and substance satisfactory to Agent.

7.2 Acquisitions: Borrower shall not acquire, and shall not permit any Subsidiary Guarantor to acquire, all or a material portion of the Capital Stock or assets of any Person in any transaction or in any series of related transactions or enter into any sale and leaseback transaction, other than any Capital Stock that is a Permitted Investment.

7.3 Liens and Encumbrances: Borrower shall not, and shall not permit any Subsidiary Guarantor to: (i) execute a negative pledge agreement with any Person covering any of its Property (except pursuant to agreements permitted under the definition of Permitted Indebtedness), or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Liens.

7.4 Transactions With Affiliates or Subsidiaries:

(a) Except pursuant to the Management Agreements, as otherwise set forth on Schedule “7.4(a)” attached hereto and made part hereof, or in connection with the making of a Permitted Investment or a Permitted Distribution, Borrower shall not, and shall not permit any Subsidiary Guarantor to, enter into any transaction with any Subsidiary or other Affiliate, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary unless: (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Borrower and the transaction is in the ordinary course of and substantially related to the reasonable requirements of Borrower’s business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s length transactions with any Person not an Affiliate or a Subsidiary, and so long as such transaction is not prohibited hereunder; or (ii) such transaction is intended for incidental administrative purposes.

(b) Borrower shall not, and shall not permit any Subsidiary Guarantor to, create or acquire any Subsidiary unless, (i) such Subsidiary becomes party to the Surety and Guaranty Agreement pursuant to documents in form and substance satisfactory to Agent, and (ii) the Capital Stock of such Subsidiary is pledged to Agent, for the ratable benefit of Secured Parties; provided, that for purposes of this Section 7.4(b), the term “Subsidiary” shall not include any Non-Consolidation Entities or the entities set forth on Schedule “6.22(b)” attached hereto.

7.5 Guarantees: Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, Borrower shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person except for Permitted Indebtedness.

7.6 Distributions and Bonuses: Borrower shall not, and shall not permit any Subsidiary Guarantor to: (a) declare or pay or make any forms of Distribution to holders of Borrower’s or any Subsidiary Guarantor’s Capital Stock, provided that: (i) if before and after giving effect to such Distributions no Default or Event of Default exists, Borrower may make Permitted Distributions; and (ii) each Subsidiary Guarantor may make Distributions to Borrower, or (b) declare or pay any bonus compensation to its officers, directors or members if a Default or an Event of Default exists or would result from the payment thereof.

7.7 Other Indebtedness: Borrower shall not, and shall not permit any Subsidiary Guarantor to (a) hereafter incur or become liable for any Indebtedness other than Permitted Indebtedness; (b) make any prepayments on any existing or future Indebtedness (other than the Obligations); or (c) make any payments on Subordinated Debt in violation of the subordination provisions thereof.

7.8 Loans and Investments: Except as permitted in Section 7.4(a) hereof, Borrower shall not, and shall not permit any Subsidiary Guarantor to, make or have outstanding loans, advances, extensions of credit or capital contributions to, or investments in, any Person other than Permitted Investments.

7.9 Use of Lenders’ Name: Except as may be required by applicable law or the rules or regulations of a Governmental Authority, including but not limited to the Securities and Exchange Commission, Borrower shall not, and shall not permit any Subsidiary Guarantor to, use Lender’s name in connection with any of its business operations. Nothing herein contained is intended to permit or authorize Borrower or any Subsidiary Guarantor to make any contract on behalf of Lender.

7.10 Miscellaneous Covenants:

(a) Borrower shall not, and shall not permit any Subsidiary Guarantor to, become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Borrower’s or any Subsidiary Guarantor’s ability to perform under this Agreement, or under any other instrument, agreement or document to which Borrower or any Subsidiary Guarantor is a party or by which it is or may be bound.

(b) Borrower shall not, and shall not permit any Subsidiary Guarantor to, carry or purchase any “margin stock” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(c) Borrower shall not, and shall not permit any Subsidiary Guarantor to, amend or modify any Management Agreement except for technical amendments and modifications with respect to the administration of the Management Agreement which are not adverse to the interests of Lenders.

7.11 Jurisdiction of Organization: If a Registered Organization, neither Borrower nor any Subsidiary Guarantor shall change its jurisdiction of organization.

7.12 Organization Documents: Borrower shall not, and shall not permit any Subsidiary Guarantor to, amend or modify any of its respective organizational documents, including its certificate of formation and operating agreement, in a manner which would be materially adverse to Secured Parties.

7.13 Capital Amount: Prior to the consummation of the Merger, Borrower and Subsidiary Guarantors shall not permit the net capital of the Broker Entity, as determined pursuant to applicable laws and regulations of the Financial Industry Regulatory Authority, Inc. to exceed, at any time, $25,000,000. Following the consummation of the Merger, Borrower and Subsidiary Guarantors shall not permit the net capital of the Broker Entity, as determined pursuant to applicable laws and regulations of the Financial Industry Regulatory Authority, Inc. to exceed, at any time, $50,000,000.

7.14 Merger Agreement: Except as set forth in Schedule “7.14” attached hereto, Borrower shall not enter into any material amendments, modifications or waivers to the Merger Agreement or Merger Documents (including any extension of the Drop Dead Date, as such term is defined in the Merger Agreement). Notwithstanding any other provision of this Agreement to the contrary, Borrower and its Subsidiaries may enter into and consummate the Merger and the transactions contemplated by the Merger Agreement, and any agreement, covenant, condition, warranty or representation of this Agreement to the contrary is hereby waived.

7.15 Convertible Notes and Trust Preferred Notes: Borrower shall not enter into any material amendments, modifications or waivers to the Convertible Notes and Trust Preferred Notes.

7.16 Credit Enhancements. Borrower and Subsidiary Guarantors shall not permit the Broker Entity to provide credit enhancements in any form (including, without limitation, in the form of guaranties, liens, cash, securities or Indebtedness) in excess of Five Million Dollars ($5,000,000) in the aggregate at any time.

SECTION 8. DEFAULT

8.1 Events of Default: Each of the following events shall constitute an event of default (“Event of Default”):

(a) Payments – if Borrower fails to make any payment of principal or interest on the Loans on the date such payment is due and payable; or

(b) Other Charges – if Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to Agent, Issuing Bank or any Lender arising out of or incurred in connection with this Agreement within thirty (30) days of the date of any invoice; or

(c) Particular Covenant Defaults – if (i) Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Section 6.8 and Section 7 (other than 7.13) for which no cure period shall exist), such failure continues for twenty (20) Business Days after the occurrence thereof or (ii) Borrower fails to comply with or observe Section 7.13 and such failure continues for three (3) Business Days after the occurrence thereof; or

(d) Financial Information – if any statement, report, financial statement, or certificate made or delivered by Borrower or any of its officers, employees or agents, to Agent or any Lender is not true and correct, in all material respects, when made; or

(e) Uninsured Loss – if there shall occur any uninsured damage to or casualty loss, theft, or destruction in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate with respect to any portion of any Property of Borrower or any Subsidiary Guarantor. or

(f) Warranties or Representations – if any warranty, representation or other statement by or on behalf of Borrower or any Subsidiary Guarantor contained in or pursuant to this Agreement, the other Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

(g) Agreements with Others – (i) if Borrower or any Subsidiary Guarantor shall default beyond any grace period in the payment of principal or interest of any Indebtedness in excess of One Million Dollars ($1,000,000) in the aggregate; or (ii) if Borrower defaults under the terms of any such Indebtedness in a manner other than as described in subclause (i) above and the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of Borrower’s or any such Subsidiary Guarantor’s obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment; or

(h) Other Agreements with Lenders – if Borrower or any Subsidiary Guarantor breaches or violates the terms of, or if a default (and expiration of any applicable cure period), or an Event of Default, occurs under, any Interest Hedging Instrument or any other existing or future agreement (related or unrelated) (including, without limitation, the other Loan Documents) between or among Borrower or any Subsidiary Guarantor and Agent, Issuing Bank or any Lender; or

(i) Judgments – if any final judgment for the payment of money in excess of One Million Dollars ($1,000,000) in the aggregate (i) which is not fully and unconditionally covered by insurance or (ii) for which Borrower or any Subsidiary Guarantor has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against Borrower or any Subsidiary Guarantor and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

(j) Assignment for Benefit of Creditors, etc. – if Borrower or any Subsidiary Guarantor makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower; or

(k) Bankruptcy, Dissolution, etc. – upon the commencement of any action for the dissolution or liquidation of Borrower or any Subsidiary Guarantor, or the commencement of any proceeding to avoid any transaction entered into by Borrower or any Subsidiary Guarantor, or the commencement of any case or proceeding for reorganization or liquidation of Borrower’s or any Subsidiary Guarantor’s debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower or any Subsidiary Guarantor; provided however, that Borrower or any Subsidiary Guarantor shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such thirty (30) day period, Lenders shall not be obligated to make Advances hereunder and Lenders may seek adequate protection in any bankruptcy proceeding; or

(l) Receiver – upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any Borrower or any Subsidiary Guarantor or for Borrower’s or any Subsidiary Guarantor’s Property; or

(m) Execution Process, etc. – the issuance of any execution or distraint process against any Property of Borrower or any Subsidiary Guarantor; or

(n) Termination of Business – other than in connection with an Asset Sale or series of Asset Sales permitted under Section 7.1(a) or a dissolution under 7.1(c) of this Agreement, if Borrower ceases any material portion of its business operations as presently conducted, or if any Subsidiary Guarantor ceases any material portion of its business operations as presently conducted except in the ordinary course its business following written notice to Lender; or

(o) Pension Benefits, etc. – if Borrower or any Subsidiary Guarantor fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer Borrower’s or any Subsidiary Guarantor’s employee plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any deficiency or claim or a “reportable event” as defined under ERISA occurs; or

(p) Investigations – any indication or evidence received by Agent or any Lender that reasonably leads it to believe Borrower or any Subsidiary Guarantor may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any material property of Borrower or any Subsidiary Guarantor to any Governmental Authority; or

(q) Change of Control – if there shall occur a Change of Control other than a Change of Control that occurs in connection with an Asset Sale or series of Asset Sales permitted under Section 7.1(a) of this Agreement; or

(r) Other Loan Documents – if any breach or default occurs under any other Loan Documents or if the Surety and Guaranty Agreement, or any obligation to perform thereunder is terminated; or

(s) Liens – if any Lien in favor of Agent shall cease to be valid, enforceable and perfected and prior to all other Liens other than Permitted Liens unless the failure of such Lien to be valid, enforceable and perfected and prior to all other Liens is the result of the negligence of Agent, or if Borrower or any Subsidiary Guarantor or any Governmental Authority shall assert any of the foregoing; or

(t) Merger – if the Merger Agreement is terminated by any party thereto and sixty (60) days have elapsed since such termination or, in any event, if the Merger is not consummated in accordance with the terms of the Merger Agreement and all Requirements of Law by November 30, 2009.

8.2 Cure: Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Agent, Issuing Bank or any Lender to accept a cure of any Event of Default hereunder.

8.3 Rights and Remedies on Default:

(a) In addition to all other rights, options and remedies granted or available to Agent, Issuing Bank or Lenders under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Agent may, in its discretion, direct Lenders to withhold or cease making Advances under the Revolving Credit.

(b) In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), Agent may, in its discretion, upon or at any time after the occurrence and during the continuance of an Event of Default, terminate the Revolving Credit and declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.1(j),(k) or (l) shall automatically cause an acceleration of the Obligations).

(c) In addition to all other rights, options and remedies granted or available to Agent, under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), upon or at any time after the occurrence and during the continuance of an Event of Default Agent may, in its discretion, direct Borrower to deliver and pledge to Agent, for the ratable benefit of Agent, all Lenders and Issuing Bank, cash collateral in the amount of all outstanding Letters of Credit.

(d) In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), Agent may, upon or at any time following the occurrence of an Event of Default, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

(i) The right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to Borrower to an address designated by Agent); or

(ii) By its own means or with judicial assistance, enter Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action; or

(iii) Require Borrower at Borrower’s expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Agent; or

(iv) The right to reduce the Maximum Revolving Credit Amount or Borrowing Base or to modify the terms and conditions upon which Agent, on behalf of Lenders, or Lenders may be willing to consider making Advances under the Credit Facility; or

(v) The right to enjoin any violation of Section 7.1, it being agreed that Lenders remedies at law are inadequate.

(e) Borrower hereby agrees that a notice received by it at least seven (7) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrower. Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder. Agent shall have no obligation to clean up or prepare the Collateral for sale. If Agent sells any of the Collateral upon credit, Borrower will only be credited with payments actually made by the purchaser thereof, that are received by Agent. Agent may, in connection with any sale of the Collateral specifically disclaim any warranties of title or the like.

8.4 Nature of Remedies: All rights and remedies granted Agent, Issuing Bank or Lenders hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Agent may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Agent, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, any Subsidiary Guarantor or any of the Collateral, at any time, under any agreement, with any available remedy and in any order.

8.5 Set-Off:

(a) In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), upon or at any time after the occurrence and during the continuance of an Event of Default, Agent or any Lenders (and any participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off against any bank account of Borrower with Agent or any Lender, or of Borrower with any other subsidiary or Affiliate or any participant and may apply the funds or amount thus set-off against any of Borrower’s Obligations hereunder;

(b) If any bank account of Borrower with any Lender, any other subsidiary or Affiliate or any participant is attached or otherwise liened or levied upon by any third party, Agent or such Lender (and such participant) or Affiliate shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or amount thus set-off against any of Borrower’s Obligations hereunder.

SECTION 9. AGENT

9.1 Appointment and Authority: (a) Each Lender and Issuing Bank hereby irrevocably appoints TD Bank, N.A. to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent, Lenders and Issuing Bank, and no Borrower or Subsidiary Guarantor shall have rights as a third party beneficiary of any of such provisions.

(b) Agent shall also act as the “collateral agent” under the Loan Documents, and each Lender (in its capacities as a Lender and potential provider of an Interest Hedging Instrument) and Issuing Bank hereby irrevocably appoints and authorizes Agent to act as Agent of such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by Borrower or any Subsidiary Guarantor to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 10.4), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.2 Rights as a Lender: The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower, any Subsidiary Guarantor or other Subsidiary or Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to any Lender.

9.3 Exculpatory Provisions: Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower, any Subsidiary Guarantor or any other Subsidiary or Affiliate thereof that is communicated to or obtained by the Person serving as Agent or any of Agent’s Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it (i) with the consent of Lenders (or such other number or percentage of Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.11 and 8.3) or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Default of Event of Default unless and until notice describing such Default or Event of Default is given to Agent by Borrower, a Lender or Issuing Bank.

Agent shall not be responsible for or have any duty to ascertain or inquire into or pass upon (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default of Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

9.4 Reliance by Agent: Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties: Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Affiliates of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.6 Resignation of Agent: Agent may at any time give notice of its resignation to Lenders, Issuing Bank and Borrower. Upon receipt of any such notice of resignation, Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders and Issuing Bank, appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify Borrower, Issuing Bank and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of Lenders or Issuing Bank under any of the Loan Documents, retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time as Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.4 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

9.7 Non-Reliance on Agent and Other Lenders: Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8 Reserved:

9.9 Agent May File Proofs of Claim: In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to Borrower or any Subsidiary Guarantor, Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower or any Subsidiary Guarantor) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, Issuing Bank and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Issuing Bank and Agent and their respective agents and counsel and all other amounts due Lenders, Issuing Bank and Agent under this Agreement) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Agent and, if Agent shall consent to the making of such payments directly to Lenders and Issuing Bank, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under this Agreement.

9.10 Collateral and Guaranty Matters: Lenders and Issuing Bank irrevocably authorize Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by Agent under any Loan Document (i) upon termination of the Revolving Credit and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination (or cash collateralization) of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.11;

(b) to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3.

Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Surety and Guaranty Agreement pursuant to this Section 9.10. In each case as specified in this Section 9.10, Agent will, at Borrower’s expense, execute and deliver such documents as may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Surety and Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Action on Instructions of Lenders: With respect to any provision of this Agreement, or any issue arising there under, concerning which Agent is authorized to act or withhold action by direction of all Lenders, Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder in accordance with written instructions signed by all Lenders. Such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

9.12 Designation of Additional Agents:

The parties hereto covenant and agree TD Bank, N.A. shall be the Agent, and that no additional party designated as a syndication agent, documentation agent, collateral agent or in any other agent capacity (each such person an “Additional Agent”) shall, except in the case of the appointment of a successor Agent in accordance with Section 9.6 hereof, have any rights, duties, responsibilities, obligations, liabilities, responsibilities or duties, except for those received, undertaken or incurred by such party in its capacity as a Lender hereunder, if applicable. No duty, responsibility, right or option granted to Agent herein is delegated or transferred, in whole or in part, to any Additional Agent and no compensation payable to Agent shall be shared with, or paid to, any such Additional Agent. No Additional Agent shall be entitled to any fees or reimbursement of Expenses except as such Additional Agent shall otherwise be entitled in its capacity as a Lender. Notwithstanding anything to the contrary contained in this Agreement, no amendment to this Section 9.12 shall be effective without the written consent of Agent.

SECTION 10. MISCELLANEOUS

10.1 GOVERNING LAW: THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

10.2 Integrated Agreement: The Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lenders’, Issuing Bank’s and Agent’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

10.3 Waiver: No omission or delay by Secured Parties in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Agent and such Lenders (as required pursuant to Section 10.11) and then only to the extent specified.

10.4 Expenses; Indemnity: Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Agent and Agent’s Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this

Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Agent, any Lender or Issuing Bank (including the fees, charges and disbursements of any counsel for Agent, any Lender or Issuing Bank) in connection with the enforcement or protection of its rights (A) under or related to this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (all such out-of-pocket expenses, fees, charges and disbursements are referred to herein collectively, as “Expenses”).

(a) Indemnification by Borrower; Lenders. Borrower shall indemnify Agent (and any sub-agent thereof), each Lender and Issuing Bank, and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any Subsidiary Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of Agent (and any sub-agent thereof) and its Indemnitees only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any violation of any Requirement of Law by Borrower or any Subsidiary Guarantor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party (including any creditor of Borrower or any Subsidiary Guarantor) or by Borrower or any Subsidiary Guarantor or any of Borrower’s or any Subsidiary Guarantor’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any Subsidiary Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Subsidiary Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(b) To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Agent (or any sub-agent thereof), Issuing Bank or any Indemnitee of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), Issuing Bank or such Indemnitee, as the case may be, such Lender’s Pro-Rata Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) or Issuing Bank in its capacity as such, or against any Indemnitee of any of the foregoing acting for Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of Lenders under this subsection (c) are several and not joint.

10.5 Time: Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in the performance under all provisions of this Agreement and all related agreements and documents.

10.6 Consequential Damages: Neither Agent, Issuing Bank or any Lender nor any agent or attorney of Agent, Issuing Bank or any Lender, shall be liable for any consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

10.7 Brokerage: This transaction was brought about and entered into by Agent, Lenders and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrower represents that it has not committed Agent or any Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Agent or any Lender by any broker, finder or agent or other person, Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to Agent, any action or actions to recover on such claim, at Borrower’s own cost and expense, including such party’s reasonable counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in such party’s favor, the amount demanded shall be deemed a liability of Borrower under this Agreement.

10.8 Notices:

(a) Any notice or request hereunder may be given to Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 10.8 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 10.8) in accordance with this Section 10.8. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names set forth herein or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 10.8. Any Notice shall be effective:

(b) In the case of hand-delivery, when delivered;

(c) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(d) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(e) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(f) In the case of electronic transmission, when actually received;

(g) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 10.8; and

(h) If given by any other means (including by overnight courier), when actually received.:

If to Agent to:	TD Bank, N.A.
1701 Route 70 East
Cherry Hill, NJ 08034 Attn: Gerard L. Grady Telecopier: 856-751-6884

With copies to:	Ballard Spahr Andrews & Ingersoll, LLP 1735 Market Street, 51st Floor Philadelphia, PA 19103
Attn: Steven M. Miller Telecopier: 215-864-8310

If to Borrower to:	Cohen Brothers, LLC
2929 Arch Street
Philadelphia, PA 19104-2868 Attn: Joseph Pooler Telecopier: 215-701-9603

With copies to:	Duane Morris LLP 30 S. 17th Street Philadelphia, PA 19103
Attn: Darrick M. Mix Telecopier: 215-405-2906

If to Lenders:	to the addresses set forth on Schedule B

(i) Agent shall be fully entitled to rely upon any facsimile transmission, e-mail, or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

10.9 Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

10.10 Survival: All warranties, representations, and covenants made by Borrowers herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Agent and Lenders, and shall survive the delivery to Lenders of the Revolving Credit Notes, regardless of any investigation made by Lenders or on their behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Agent and any and all Lenders shall constitute warranties and representations by Borrowers hereunder. Except as otherwise expressly provided herein, all covenants made by Borrowers hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full. All indemnification obligations under this Agreement, including under Section 2.2, 2.10, 2.14, 2.15, 2.16, 6.5, 10.4 and 10.7, shall survive the termination of this Agreement and payment of the Obligations for a period of two (2) years.

10.11 Amendments:

(a) Neither the amendment or waiver of any provision of this Agreement or any other Loan Document (other than Letter of Credit Documents), nor the consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall do any of the following: (i) increase the Maximum Revolving Credit Amount or L/C Sublimit or the Pro Rata Percentage of any Lender without the written consent of such Lender, (ii) except as otherwise expressly provided in this Agreement with respect to the floating nature of the Base Rate or Adjusted LIBOR Rate, reduce the principal of, or interest on, any Note or any Reimbursement Obligations or any fees hereunder without the written consent of each Lender affected thereby, (iii) postpone any date fixed for any payment in respect of principal of, or interest on, any Note or any Reimbursement Obligations or any fees hereunder without the written consent of each Lender affected thereby, (iv) amend or waive Section 2.12 or this Section 10.11 or any provision under this Agreement or any Loan Document that expressly provided for consent or other action by all Lenders, (v) except as otherwise expressly provided in this Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any Property of Borrower permitted under this Agreement, release any Liens in favor of Lenders on any portion of the Collateral in excess of $1,000,000 in any calendar year without the written consent of each Lender, (vi) permit Borrower or any Subsidiary Guarantor to delegate, transfer or assign any of its, obligations to any Lender without the written consent of each Lender, (vii) extend the Revolving Credit Maturity Date without the written consent of each Lender affected thereby, or (viii) release or compromise the obligations of Borrower or any Subsidiary Guarantor to any Lender without the written consent of each Lender; provided further, that no amendment, waiver or consent affecting the rights or duties of Agent or Issuing Bank under any Loan Document shall in any event be effective, unless in writing and signed by Agent and/or Issuing Bank, as applicable, in addition to Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, the consent of Borrower shall not be required for any amendment, modification or waiver of the provisions of Section 9 of this Agreement. In addition, Borrower and Lenders hereby authorize Agent to modify this Agreement by unilaterally amending or supplementing Schedule A, or Schedule B from time to time in the manner requested by Borrower, Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder and to amend Schedule C, Schedule D, Schedule 5.10(b), 5.11(c) or Schedule 5.14(b) as permitted under Section 4.8, Section 6.19 and Section 6.20; provided, however, that Agent shall promptly deliver a copy of any such modification to Borrower and each Lender.

(b) After an acceleration of the Obligations, Agent shall have the right, with communication (to the extent reasonably practicable under the circumstances) with all Lenders, to exercise or refrain from exercising any and all right, remedies, privileges and options under the Loan Documents and available at law or in equity to protect and enforce the rights of Lenders and collect the Obligations, including, without limitation, instituting and pursuing all legal actions against Borrower or to collect the Obligations, or defending any and all actions brought by Borrower or other Person; or incurring Expenses or otherwise making expenditures to protect the Loans, the Collateral or Lenders’ rights or remedies.

(c) To the extent Agent is required to obtain or otherwise elects to seek the consent of Lenders to an action Agent desires to take, if any Lender fails to notify Agent, in writing, of its consent or dissent to any request of Agent hereunder within ten (10) Business Days of such Lender’s receipt of such request, such Lender shall be deemed to have given its consent thereto.

(d) Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (ii) Agent may consent to allow Borrower or a Subsidiary Guarantor to use cash collateral in the context of a bankruptcy or insolvency proceeding.

10.12 Successors and Assigns:

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of Issuing Bank that issues any Letter of Credit) except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of Agent, Issuing Bank and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in subclause (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Pro Rata Share and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

1) Borrower; provided that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

2) each of Agent and Issuing Bank; provided that no such consent shall be required for an assignment to a Lender.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

1) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans or Revolving Credit Pro Rata Share, the amount of the Revolving Credit Pro Rata Share or Loans of the assigning Lender subject to each such assignment (determined as of the date of the Assignment Agreement with respect to such assignment is delivered to Agent) shall not be less than $5,000,000, unless each of Borrower and Agent otherwise consent; provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;

2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and

3) the parties to each assignment shall execute and deliver to Agent an Assignment Agreement, together with a processing and recordation fee of $3,500; and

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to subclause (b)(iv) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.4). Any assignment or transfer by a Lender of the rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) Maintenance of Register. Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the Revolving Credit Pro Rata Share, and principal amount of the Loans and Reimbursement Obligations (and interest thereon) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Agent, Issuing Bank and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Acceptance of Assignments by Agent. Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an assignee, the processing and recordation fee referred to in subclause (b) of this Section and any written consent to such assignment required by subclause (b) of this Section, Agent shall accept such Assignment Agreement and record the information contained therein in the Register (“Acceptance Date”). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations.

(i) Participations Generally. Any Lender may, without the consent of Borrower, Agent, Issuing Bank sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Credit Pro Rata Share and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, Agent, Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.11 that affects such Participant. Subject to subclause (c)(ii) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(ii) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.16 as though it were a Lender.

(iii) Participation Register. In the event that any Lender sells participations in a Loan or its Revolving Credit Pro Rata Share, such Lender, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a register on which it enters the names and addresses of all participants, the Revolving Credit Pro Rata Share held by, and the principal amount of the Loans and Reimbursement Obligations (and interest thereon) owing to, them (the “Participant

Register”). The entries in the Participant Register shall be conclusive in the absence of manifest error, and the participating Lender shall treat each Person whose name is recorded in the Participant Register as the Participant for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.13 Confidentiality: Each of Agent, Lenders and Issuing Bank agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any Hedging Agreement, swap or derivative transaction relating to Borrower, (vii) with the consent of Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Agent, any Lender, Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than Borrower or any Subsidiary Guarantor. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.14 Duplicate Originals: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.

10.15 Modification: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower, Agent, Issuing Bank and Lenders except as provided in Section 10 hereof. Any modification in accordance with the terms hereof shall be binding on all parties hereto, whether or not each is a signatory thereto.

10.16 Signatories: Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

10.17 Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Agent, Issuing Bank or any Lender of Borrower’s duty of performance, including, without limitation, Borrower’s duties under any account or contract with any other Person.

10.18 Discharge of Taxes, Borrowers’ Obligations, Etc.: Agent, in its sole discretion, shall have the right at any time, and from time to time, if Borrower fails to timely perform, to: (a) pay for the performance of any of Borrower’s Obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on any of Borrower’s Property in violation of this Agreement unless such entity is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefore in accordance with GAAP. Expenses and advances shall be added to the Revolving Credit, bear interest at the highest rate applied to the Revolving Credit, until reimbursed to Agent. Such payments and advances made by Agent shall not be construed as a waiver by Agent or Lenders of an Event of Default under this Agreement.

10.19 Withholding and Other Tax Liabilities: Agent shall have the right to refuse to make any Advances from time to time unless Borrower shall, at Agent’s request, have given to Agent evidence, reasonably satisfactory to Agent, that it has properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the requested Advance. Copies of deposit slips showing payment shall likewise constitute satisfactory evidence for such purpose. In the event that any lien, assessment or tax liability against Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Agent shall have the right (but shall not be obligated, nor shall Agent or any Lender hereby assume the duty) to pay any such lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Agent shall not pay any such tax, assessment or lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by such entity. In order to pay any such lien, assessment or tax liability, Agent shall not be obliged to wait until said lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Agent (shared ratably by Lenders) shall have paid for the discharge of any such lien shall be added to the Revolving Credit and shall be paid by Borrower to Agent with interest thereon at the highest rate applicable to the Revolving Credit, upon demand, and Agent shall be subrogated to all rights of such taxing authority against Borrower.

10.20 Consent to Jurisdiction: Borrower, Agent, Issuing Bank and each Lender hereby irrevocably consent to the non-exclusive jurisdiction of the Courts of the Commonwealth of Pennsylvania or the United States District Court for Commonwealth of Pennsylvania in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking. Borrower waives any objection which Borrowers may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Borrower irrevocably agrees to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

10.21 Waiver of Jury Trial: BORROWER, AGENT, ISSUING BANK AND EACH LENDER HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

10.22 Termination: Borrower may terminate this Agreement at any time upon ten (10) days’ prior written notice upon payment in full of the Obligations. In connection with any request for a termination hereunder and upon Borrower’s request, Agent shall issue a pay-off letter to Borrower. The termination of this Agreement shall not affect Borrower’s or Agent’s, Issuing Bank’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all Obligations (including payment of all obligations arising under Section 2.10 of this Agreement) have been paid in full, and all outstanding Letters of Credit have been cash collateralized or backstopped to Issuing Bank’s satisfaction; provided that, any indemnification provisions that expressly survive termination shall continue. The security interests, Liens and rights granted to Agent hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Obligations may from time to time be temporarily in a zero or credit position, until all of the Obligations (including payment of all obligations arising under Section 2.10 of this Agreement) of Borrower have been paid or performed in full, this Agreement has been terminated, and all outstanding Letters of Credit have been cash collateralized or backstopped to Issuing Bank’s satisfaction, or Borrower has furnished Agent with an indemnification satisfactory to Agent with respect thereto.

10.23 Patriot Act Notice: To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verity and record information that identifies each Person who opens an account. For purposes of this Section 10.23, account shall be understood to include loan accounts.

10.24 Nonliability of Lenders: The relationship between Borrower on the one hand and Lenders, Issuing Bank and Agent on the other hand shall be solely that of borrower and lender. Neither Agent, Issuing Bank, nor any Lender shall have any fiduciary responsibility to Borrower.

10.25 Effect on Existing Loan Agreement: Notwithstanding that this Agreement is amending and restating the Existing Loan Agreement as of the Closing Date (which Existing Loan Agreement is fully superseded and amended and restated in its entirety hereby), nothing contained herein shall be deemed to cause a novation of any transfers, conveyances or transactions which were effected under the Existing Loan Agreement or of any of the security interests granted under the Existing Loan Agreement or Existing Security Documents which grants are ratified and confirmed and continue in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.

BORROWER:	COHEN BROTHERS, LLC

	By:	/s/ James J. McEntee III
	Name:	James J. McEntee III
	Title:	Chief Operating Officer

AGENT
AND ISSUING BANK:	TD BANK, N.A., as Agent
and Issuing Bank

	By:	/s/ Gerard L. Grady
	Name:	Gerard L. Grady
	Title:	Senior Vice President

LENDERS:	TD BANK, N.A., as Lender

	By:	/s/ Gerard L. Grady
	Name:	Gerard L. Grady
	Title:	Senior Vice President

[Signature Page to Amended and Restated Loan and Security Agreement]

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

Dated as of:

Reference is made to the Amended and Restated Loan and Security Agreement dated as of May     , 2009 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), by and among Cohen Brothers, LLC (“Borrower”), the lenders a party thereto (the “Lenders”), and TD Bank, N.A., as administrative agent (“Agent”) and issuing bank. Capitalized terms used herein which are not defined herein shall have the meanings assigned thereto in the Loan Agreement.

                     (the “Assignor”) and                      (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, as of the Effective Date (as defined below), all of the Assignor’s interests, rights and obligations with respect to the Loans set forth on Schedule 1, including such percentage of the outstanding Letters of Credit and Reimbursement Obligations, and the Assignor thereby retains its interest (if any) therein set forth on Schedule 1. This Assignment and Assumption is entered pursuant to, and authorized by, Section 10.12 of the Loan Agreement.

2. The Assignor (i) represents that, as of the date hereof, its Pro Rata Percentage (without giving effect to assignments thereof which have not yet become effective) under the Loan Agreement is with respect to the Loans, including its Pro Rata Percentage of the outstanding Letters of Credit and Reimbursement Obligations (unreduced by any assignments thereof which have not yet become effective) set forth on Schedule 1; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Loan Agreement or any other instrument or document furnished or executed pursuant thereto; and (iv) attaches the Notes delivered to it under the Loan Agreement and requests that Borrower exchange such Notes for new Notes payable to each of the Assignor and the Assignee as follows:

Note Payable to the Order of:	Principal Amount of Note:
$
$

3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (ii) confirms that it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to the terms thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (iii) agrees that it will, independently and without reliance upon the Assignor or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Loan Agreement and the other Loan Documents are required to be performed by it as a Lender; (vi) agrees to hold all confidential information in a manner consistent with the provisions of the Loan Agreement; and (vii) includes herewith for the Agent the two forms required by Section 2.16 of the Loan Agreement (if not previously delivered).

4. The effective date for this Assignment and Assumption shall be as set forth in Section 1 of Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to Agent for acceptance, recording in its books and records and, to the extent required by the Loan Agreement, consent by Borrower. Effectiveness of this Assignment and Assumption is expressly conditioned upon payment of the processing fee required under Section 10.12 of the Loan Agreement.

5. Upon such consents, acceptance and recording and payment, from and after the Effective Date, (i) the Assignee shall be a party to the Loan Agreement and the other Loan Documents to which Lenders are parties and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender under each such agreement, and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Loan Agreement and the other Loan Documents.

6. Upon such consents, acceptance and recording and payment, from and after the Effective Date, the Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

7. THIS ASSIGNMENT AND ASSUMPTION SHALL BE DEEMED TO BE A CONTRACT UNDER SEAL AND, TOGETHER WITH ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

2

WITNESS the following signatures as of the              day of             , 20    .

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Acknowledged and Consented to:

COHEN BROTHERS, LLC

By:
Name:
Title:

Consented to and Accepted by:

TD BANK, N.A., as Agent

By:
Name:
Title:

3

SCHEDULE 1

TO

ASSIGNMENT AND ASSUMPTION

1.	Effective Date ,
2.	Assignor’s Interest Prior to Assignment

	(a)	Pro Rata Percentage
		(i) Revolving Loans	%

	(b)	Outstanding balance of Revolving Loans		$

	(c)	Outstanding balance of Assignor’s Pro Rata Percentage of the Letters of Credit and Reimbursement Obligations		$

3.	Assigned Interest of Loans

	(a)	Revolving Loans	%

	(b)	Letters of Credit and Reimbursement Obligations	%

4.	Assignee’s Extensions of Credit After Effective Date

	(a)	Total outstanding balance of Assignee’s Revolving Loans (line 2(b) times line 3(a))		$

	(b)	Total outstanding balance of Assignee’s Pro Rata Percentage of the Letters of Credit and Reimbursement Obligations (line 2(c) times line 3(b))		$

5.	Retained Interest of Assignor after Effective Date

	(a)	Retained Interest of Pro Rata Percentage
		(i) Revolving Loans	%

		(ii) Letters of Credit	%

	(b)	Outstanding balance of Assignor’s Revolving Credit Loans (line 2(b) times line 5(a)(i))		$

	(c)	Outstanding balance of Assignor’s Pro Rata Percentage of Letters of Credit and Reimbursement Obligations (line 2(c) times line 5(a)(ii))		$

1

6.	Payment Instructions

(a)	If payable to Assignor, to the account of Assignor to:

ABA No.:

Account Name:

Account No.:

Attn:

Ref:

(b)	If payable to Assignee, to the account of Assignee to:

ABA No.:

Account Name:

Account No.:

Attn:

Ref:

2

EXHIBIT “B”

FORM OF AUTHORIZATION CERTIFICATE

(Borrower Letterhead)

Date:

TD Bank, N.A.

1701 Route 70 East

Cherry Hill, NJ 08034

Attention:

Dear                     :

RE:	That certain Amended and Restated Loan and Security Agreement dated May , 2009 (as may be amended, restated, or otherwise modified from time to time, the “Loan Agreement”), by and among Cohen Brothers, LLC (“Borrower”), TD Bank, N.A., as administrative agent (“Agent”) and issuing bank, and various financial institutions as lenders (“Lender”)

Capitalized terms used herein without definition shall have the meanings given to them in the Loan Agreement.

The following individuals are authorized to request Advances against the Revolving Credit, execute Quarterly Compliance Certificates, and transfer funds from any of the Borrower’s accounts per written instructions received via fax:

Authorized Person	Title	Signature

1.

2.

3.

Acknowledged and approved:

By:
Name:
Title:

1

EXHIBIT C

FORM OF NOTICE OF CONVERSION/EXTENSION

Dated as of:

TD Bank, N.A., as Agent

1701 Route 70 East

Cherry Hill, NJ 08034

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Extension (the “Notice”) is delivered to you under Section 2.6 of the Amended and Restated Loan and Security Agreement dated as of May     , 2009 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), by and among Cohen Brothers, LLC (“Borrower”), TD Bank, N.A., as agent for the various financial institutions (“Agent”) and as issuing bank, and the financial institutions a party thereto from time to time as lenders.

1.	This Notice is submitted for the purpose of:

(Check one and complete applicable information in accordance with the Loan Agreement.)

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The principal amount of such Loan to be converted is $ .

(c)	The requested effective date of the conversion of such Loan is .

(d)	The requested LIBOR Interest Period applicable to the converted Loan is .

☐	Converting a portion of LIBOR Rate Loan into a Base Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The last day of the current LIBOR Interest Period for such Loan is .

(c)	The principal amount of such Loan to be converted is $ .

(d)	The requested effective date of the conversion of such Loan is .

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $ .

2

(b)	The last day of the current LIBOR Interest Period for such Loan is .

(c)	The principal amount of such Loan to be continued is $ .

(d)	The requested effective date of the continuation of such Loan is .

(e)	The requested LIBOR Interest Period applicable to the continued Loan is .

2.	All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Loan Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such Loan.

3.	No Default or Event of Default Exists.

4.	Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement.

IN WITNESS WHEREOF, the undersigned, on behalf of Borrower, has executed this Notice of Conversion/Extension this             day of             , 20        .

COHEN BROTHERS, LLC

By:
Name:
Title:

3

EXHIBIT “D”

FORM OF REVOLVING CREDIT ADVANCE REQUEST

Cohen Brothers, LLC

2929 Arch Street

Philadelphia, PA 19104

(“Borrower”)

To: TD Bank, N.A.

1701 Route 70 East

Cherry Hill, NJ 08034

(“Agent”)

Borrower hereby requests an Advance in the amount of $             pursuant to Section 2.5 of that certain Amended and Restated Loan and Security Agreement by and among Borrower, Agent, Issuing Bank and the financial institutions party thereto, from time to time, dated May     , 2009 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein without definition shall have the meaning given to them in the Loan Agreement. Borrower hereby requests that such Advance accrue interest at the (select one) [Adjusted Revolving Credit Base Rate/ Revolving Credit LIBOR Rate]. If a LIBOR Rate Loan, the LIBOR Interest Period is             . The proposed date of the Advance is             .

Borrower hereby represents and warrants to Lender as follows:

a. There exists no Default or Event of Default under the Loan Agreement.

b. All representations, warranties and covenants made in the Loan Agreement are true and correct in all material respects as of the date hereof.

c. The aggregate principal amount of all Advances outstanding under the Revolving Credit, prior to giving effect to this Advance, is $            .

d. The number of LIBOR Rate Loans outstanding after giving effect to this Advance request will be              (cannot exceed five (5)).

COHEN BROTHERS, LLC

By:
Name:
Title:

Date:             , 20

1

EXHIBIT “E”

FORM OF BORROWING BASE CERTIFICATE

BORROWING BASE CERTIFICATE #

Dated:

To induce Lenders, as defined in the Loan Agreement (as defined below), to make Advances under the Revolving Credit established pursuant to an Amended and Restated Loan and Security Agreement, dated May     , 2009, among TD Bank, N.A., as agent and issuing bank, Borrower and Lenders, and any amendments thereto (herein called the “Agreement”), Borrower hereby certifies, as of the date above, as follows (capitalized terms, used without further definition herein, shall have the meanings set forth in the Agreement):

(1)	The Borrowing Base, determined in accordance with the Agreement, is as follows:

a. Aggregate Senior Non-Callable Management Fees	$

b. 90% of item (a)	$

c. Aggregate Senior Callable Management Fees (only bank and insurance trust preferred securities)	$

d. 30% of item (c)	$

e. Market value of the Pledged Securities (as determined by reference to applicable national exchange)	$

f. 70% of item (e)	$

g. Sum of items (b), (d), and (f)	$

h. Maximum Revolving Credit Amount	$

i. Borrowing Base—lesser of item (g) or (h)	$

j. Current outstanding amount of Advances (Prior to requested Advance)	$

k. Drawn but unreimbursed Letters of Credit plus undrawn outstanding Letters of Credit	$

l. Plus: Advance Request	$

1

Less: Repayment Request

m. Sum of item (j) plus (k) plus (l)	$

n. Availability /(overadvance)* *Calculated by the Borrowing Base item (i) minus item (m).	$

(2)	Borrower hereby certifies that there is no Default or Event of Default outstanding under the Agreement.

(3)	The following is a list setting forth the principal place of business of Borrower, each place where its business and financial records are kept, and each of its other places of business.

(4)	Borrower hereby certifies that the information contained herein is true and correct.

Cohen Brothers, LLC

By:
Name:
Title:

2

EXHIBIT “F”

QUARTERLY COMPLIANCE CERTIFICATE

                    , 20

TD Bank, N.A.

1701 Route 70 East

Cherry Hill, NJ 08034

Attention:

The undersigned, an Authorized Officer of Cohen Brothers, LLC (“Borrower”), gives this certificate to TD Bank, N.A. (“Agent”), in accordance with the requirements of Section 6.10 of that certain Amended and Restated Loan and Security Agreement dated May     , 2009, by and among Borrower, Agent, Issuing Bank and the financial institutions party thereto, from time to time (as amended, restated or otherwise modified from time to time, “Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1. Based upon my review of the consolidated balance sheets and statements of income of Borrower for the fiscal period ending             , 20        , copies of which are attached hereto, I hereby certify that as at/for such period (as applicable):

a.	The Consolidated Net Worth of Borrower is ;

b.	The Fixed Charge Coverage Ratio of Borrower is ;

c.	The Leverage Ratio of Borrower is ;

d.	The Liquidity of Borrower is .

Attached as Schedule “A” are the details underlying such financial covenant calculations.

2. No Default exists on the date hereof, other than:             [if none, so state]; and

3. No Event of Default exists on the date hereof, other than:             [if none, so state].

Very truly yours,

COHEN BROTHERS, LLC

By:
Name:
Title:

1

SCHEDULE A

Lenders	Pro Rata Percentage	Revolving Credit Pro Rata Share
TD Bank, N.A.	100%	$30,000,000

1

SCHEDULE B

TD Bank, N.A.

1701 Route 70 East

Cherry Hill, NJ 08034

Attn: Gerard L. Grady

Telecopier: 856-751-6884

SCHEDULE C

Excluded Management Fee

33% of Alesco CDO I (33% paid to Sandler O’Neill as sub-advisor)

33% of Alesco CDO II (33% paid to Sandler O’Neill as sub-advisor)

33% of Alesco CDO III (33% paid to Sandler O’Neill as sub-advisor)

75% of Alesco CDO XVII (75% paid to Alesco Financial Inc.)

Schedule D

Management Agreements

CDO Deals

Issuer	Manager	Closing Date
Alesco I	Cohen & Company Financial Management, LLC	09/23/03
Dekania I	Dekania Capital Management, LLC	09/30/03
Alesco II	Cohen & Company Financial Management, LLC	12/21/03
Alesco III	Cohen & Company Financial Management, LLC	03/23/04
Dekania II	Dekania Capital Management, LLC	04/27/04
Alesco IV	Cohen & Company Financial Management, LLC	05/14/04
Alesco V	Cohen & Company Financial Management, LLC	09/10/04
Alesco VI	Cohen & Company Financial Management, LLC	12/17/04
Alesco VII	Cohen & Company Financial Management, LLC	04/18/05
Kleros I	Strategos Capital Management, LLC	06/03/05
Alesco VIII	Cohen & Company Financial Management, LLC	08/08/05
Dekania Europe I	Dekania Capital Management, LLC	09/07/05
Alesco IX	Cohen & Company Financial Management, LLC	12/14/05
Kleros II	Strategos Capital Management, LLC	01/10/06
Alesco X	Cohen & Company Financial Management, LLC	03/15/06
Libertas I	Strategos Capital Management, LLC	05/25/06
Kleros Real Estate I	Strategos Capital Management, LLC	06/30/06
Alesco XI	Cohen & Company Financial Management, LLC	06/30/06
Kleros Real Estate II	Strategos Capital Management, LLC	08/03/06
Kleros III	Strategos Capital Management, LLC	09/26/06
Dekania Europe II	Dekania Capital Management, LLC	09/27/06
Alesco XII	Cohen & Company Financial Management, LLC	10/12/06
Alesco XIII	Cohen & Company Financial Management, LLC	11/30/06
Kleros IV	Strategos Capital Management, LLC	12/15/06
Alesco XIV	Cohen & Company Financial Management, LLC	12/21/06
Kleros V	Strategos Capital Management, LLC	01/10/07
Libertas II	Strategos Capital Management, LLC	02/15/07
Kleros RE IV	Strategos Capital Management, LLC	02/27/07
Kleros VI	Strategos Capital Management, LLC	03/23/07
Alesco XV	Cohen & Company Financial Management, LLC	03/29/07
Kleros VII	Strategos Capital Management, LLC	04/05/07
Dekania Europe III	EuroDekania Management Limited	06/07/07
Kleros VIII	Strategos Capital Management, LLC	06/26/07
Alesco XVI	Cohen & Company Financial Management, LLC	06/28/07
Libertas V	Strategos Capital Management, LLC	07/19/07
Alesco XVII	Cohen & Company Financial Management, LLC	10/30/07
Kleros IX	Strategos Capital Management, LLC	11/06/07
Neptuno CLO III B.V.	EuroDekania Management Limited (Junior Manager)	12/05/07
Xenon Capital Public Limited Company	EuroDekania Management Limited	08/13/08
Tricadia Capital Management, LLC (NPPF I)	Cohen Brothers, LLC	03/18/09

Schedule E

Permanent Investments

Description	# of Shares	Value as of 4-30-09
Rait Finance Trust	510,434	$755,432.00
Star Asia Finance, Ltd.	468,000	9,844,526
Star Asia Finance, LLC	15,000	315,530
Muni Funding Company of America, LLC	500,100	957,566
EuroDekania Ltd	525,002	1,231,519
Non-Profit Preferred Funding I Preferred Shares	250	167,998
Alesco Financial Inc	504,000	216,720
Alesco VI Preferred Shares	100	1,000
Alesco VII Preferred Shares	500	5,000
Alesco IX Preferred Shares	2,655	26,550
Dekania I Preferred Shares	800	24,000
Dekania II Preferred Shares	400	20,000
Kleros I Preferred Shares	1,500	0
Kleros II Preferred Shares	600	—

		13,565,841

Description	Notional Amount	Value as of 4-30-09
Parapet Class A Notes	42,402,924	2,023,679

		2,023,679

Description	LP Units	Value as of 4-30-09
Brigadier Capital, LP	3268204.45	3,268,204
Brigadier Capital, LP	869,803	869,803
Strategos Deep Value Onshore Fund, LP	5,000,000	4,644,580
Strategos Deep Value Offshore Fund, LP	10,000,000	9,290,585

		18,073,172

	Total	33,662,692

Schedule 1.1(a)

Permitted Indebtedness

Unsecured Subordinated Promissory Note dated June 25, 2008 with Christopher Ricciardi for $1,025,404.51.

Unsecured Subordinated Promissory Note dated June 25, 2008 with Daniel Cohen for $2,050,809.03.

Unsecured Subordinated Promissory Note dated June 25, 2008 with Cohen Financial Group, Inc. for $6,152,427.08.

The Subordinated Notes mature on June 20, 2013 and bear interest at an annual rate of 12%. A portion of this interest, 9%, is payable in cash semiannually on May 1 and November 1 of each year commencing on November 1, 2008. The remaining portion, 3%, is paid in-kind at an annual rate of 3% which is also payable semiannually. All accrued in-kind interest will be added to the unpaid principal balance of the Subordinated Notes on each May 1 and November 1, and thereafter the increased principal balance shall accrue interest at the annual rate of 12%.

Schedule 1.1(b)

Existing Liens

Security Deposit paid to NetJets Aviation, Inc. —$199,502

Security Deposit paid to NetJets Aviation, Inc. —€74,424

Security Deposit paid to 135 East 57th Street LLC,—$1,440,000

Security Deposit paid to Regus Group Chicago—$3,044

Security Deposit paid to Regus Group London—$7,860

Security Deposit paid to Preferred Offices Bethesda—$2,795

Security Deposit paid to Lumina Executive Suites—$1,500

Security Deposit paid to Executive Business Suites—$3,100

Schedule 5.1

State & Jurisdictions Where Borrower & Subsidiary Guarantors Are Qualified To Do Business

Company Name	State of Formation	Foreign Qualification States
Cohen Brothers, LLC d/b/a Cohen & Company	DE	IL, NY, PA
Brigadier Capital Management LLC	DE	NY
Brigadier GP LLC	DE
Cira ECM, LLC	DE
Cira ECM Holdings, LLC - f/k/a Emporia Capital Holdings, LLC	DE
Cohen & Compagnie	FR
Cohen & Company Financial Management, LLC	DE	NY, PA
Cohen & Company Funding, LLC	DE	PA
Cohen & Company Management, LLC	DE	NY, PA
Cohen & Company Ventures, LLC	DE
Cohen Asia Investments Ltd.	Cayman
Cohen Bros. Acquisitions, LLC	DE	PA
Cohen Municipal Capital Management, LLC	DE	NY & PA
DEEP Funding GP, LLC	DE
Dekania Capital Management, LLC	DE	PA
Dekania Investors, LLC	DE	PA
EuroDekania Management Limited	UK
Sapin Capital GP, LLC	DE
Sapin Capital Management, LLC	DE
Strategos Capital Management, LLC	DE	PA

Schedule 5.2

Places of Business

700 Larkspur Landing Circle

Suite 199

Larkspur, CA 94939

One Market Street

36th Floor

San Francisco, CA 94111

181 West Madison Street

Suite 3775

Chicago, IL 60602

101 Federal Street

16th Floor

Boston, MA 02110

4800 Hampden Lane (Temp Space)

2nd Floor

Bethesda, MD 20814

1908 Eastwood Road

Wilmington, NC 28403

135 E. 57th Street, 21st Floor

New York, NY 10022

2929 Arch Street

17th Floor and 15th Floor

Philadelphia, PA 19104

35, Avenue Franklin D. Roosevelt

5th Floor

Paris, France 75008

Atago Green Hills MORI Tower 18th Floor

2-5-1 Atago, Minato-ku, Tokyo, Japan 105-6220

5 Aldford Street

4th floor

Mayfair

London W1J 2AF

U.K.

Schedule 5.3

Judgments, Proceedings, Litigation and Orders

The Borrower’s U.S broker dealer subsidiary, Cohen & Company Securities, LLC (“CCS”), is a party to litigation commenced in 2009 in the United States District Court for the Northern District of Illinois under the caption Frederick J. Grede, not individually, but as Liquidation Trustee and Representative of the Estate of Sentinel Management Group, Inc. v. Delores E. Rodriguez, Barry C. Mohr, Jr., Jacques de Saint Phalle, Keefe, Bruyette & Woods, Inc., and Cohen & Company Securities, LLC. The plaintiff in this case is the Liquidation Trustee for the Estate of Sentinel Management Group, Inc., (“Sentinel”), which filed a bankruptcy petition in August 2007. The Liquidation Trustee alleges that CCS sold Sentinel securities, mainly collateralized debt obligations, that the trustee contends were unsuitable for Sentinel and that CCS violated Section 10(b) of the Exchange Act and Rule 10b-5. The complaint also seeks relief under the Illinois Blue Sky Law, the Illinois Consumer Fraud Act, the United States Bankruptcy Code, and under common law theories of negligence and unjust enrichment. CCS is vigorously defending the claims. CCS filed a motion to dismiss the Sentinel Liquidation Trustee’s complaint on April 1, 2009. The Trustee filed his response on April 29, 2009, and CCS’ reply was filed on May 20, 2009. Although CCS does not currently believe it is reasonably likely that an adverse judgment will be rendered against it, such an adverse judgment could potentially have a Material Adverse Effect.

In addition, CCS is party to litigation commenced on May 21, 2009 in the United States District Court for the Northern District of Illinois under the caption Frederick J. Grede, not individually, but as Liquidation Trustee of the Sentinel Liquidation Trust, Assignee of certain claims v. Keefe, Bruyette & Woods, Inc., Cohen & Company Securities, LLC, Delores E. Rodriguez, Barry C. Mohr, Jr., and Jacques de Saint Phalle. The plaintiff in this case is the Liquidation Trustee of the Sentinel Liquidation Trust, which emerged from the bankruptcy of Sentinel Management Group, Inc., filed in August 2007. The Liquidation Trustee, purportedly as the assignee of claims of Sentinel’s customers, alleges that, by recommending that Sentinel purchase securities, mainly collateralized debt obligations, that the trustee deems to have been unsuitable for Sentinel’s customer accounts, CCS aided and abetted breaches of fiduciary duties purportedly owed by Sentinel and its head trader to Sentinel’s customers, in violation of Illinois common law. The complaint also alleges claims under common law theories of negligence and unjust enrichment. Cohen will vigorously defend all claims. A motion to dismiss the Liquidation Trustee’s complaint is currently due on July 21, 2009. Although CCS does not currently believe it is reasonably likely that an adverse judgment will be rendered against it, such an adverse judgment could potentially have a Material Adverse Effect.

No other Disclosures under this Schedule 5.3.

Schedule 5.7

Federal Tax Identification Numbers of Borrower & Subsidiary Guarantors

Company Name	State of Formation	EIN	State / Country ID Number
Cohen Brothers, LLC d/b/a Cohen & Company	DE	01-0825075	3867388
Brigadier Capital Management, LLC	DE	42-1709932	4183552
Brigadier GP, LLC	DE	87-0770835	4160506
Cira ECM, LLC	DE	65-1246012	3947923
Cira ECM Holdings, LLC - f/k/a Emporia Capital Holdings, LLC	DE	26-0395169	4367125
Cohen & Compagnie	FR	NA	480 820 513
Cohen & Company Financial Management, LLC	DE	51-0483226	3692613
Cohen & Company Ventures, LLC	DE	26-0272737	4340129
Cohen & Company Funding, LLC	DE	03-0601028	4197674
Cohen & Company Management, LLC	DE	14-1944454	4084630
Cohen Asia Investments Ltd.	Cayman	98-0523411	181521
Cohen Bros. Acquisitions, LLC	DE	84-1703718	4117186
Cohen Municipal Capital Management, LLC	DE	26-0150016	4061571
DEEP Funding GP, LLC	DE	26-0417503	4376835
Dekania Capital Management, LLC	DE	13-4265112	3672210
Dekania Investors, LLC	DE	54-2122809	3690116
EuroDekania Management Limited	UK	98-0510375	5894236
Sapin Capital GP, LLC	DE	77-0689299	4370125
Sapin Capital Management, LLC	DE	77-0689304	4370128
Strategos Capital Management, LLC	DE	30-0291839	3825891

Schedule 5.9

Cohen & Company

Subsidiaries & Affiliates

Section A—Subsidiaries

Brigadier Capital Management LLC

Brigadier GP LLC

Cira ECM Funding, LLC—f/k/a Emporia Capital Funding, LLC

Cira ECM Holdings, LLC—f/k/a Emporia Capital Holdings, LLC

Cira ECM, LLC, f/k/a Emporia Capital Management, LLC

Cohen & Compagnie

Cohen & Company Financial Management, LLC

Cohen & Company Funding, LLC

Cohen & Company Management, LLC

Cohen & Company Securities, LLC

Cohen & Company Ventures, LLC

Cohen Asia Investments Ltd.

Cohen Bros. Acquisitions, LLC

Cohen Municipal Capital Management, LLC

DEEP Funding GP, LLC

DEEP Funding, L.P.

Dekania Capital Management, LLC

Dekania Investors, LLC

EuroDekania Management Limited

Sapin Capital GP, LLC

Sapin Capital, L.P.

Sapin Capital Management, LLC

Star Asia Management Ltd.

Strategos Capital Management, LLC

Strategos Deep Value Credit II GP, LLC

Section B—Affiliates

Alesco Financial Inc.

Brigadier Capital LP

Brigadier Capital Master Fund Ltd.

Brigadier Capital Offshore Fund Ltd.

Brigadier Capital Offshore Holding Company Ltd.

Cohen Bros. Financial, LLC

Cohen Financial Group, Inc.

Dekania Corp.

EuroDekania Limited

EuroDekania Operating Company, LLC

RAIT Financial Trust

Star Asia Finance, Limited

Star Asia Finance, LLC

Star Asia Management Japan Ltd.

Strategos Deep Value Credit GP, LLC

Strategos Deep Value Mortgage Fund LP

Strategos Deep Value Mortgage Master Fund Ltd.

Strategos Deep Value Mortgage (Offshore) Fund L.P.

Strategos Deep Value Mortgage (Offshore) Fund 1-A L.P.

Schedule 5.10(a)

Existing Guaranties, Investments and Borrowings

Description	Type	Amount as of April 30, 2009
Rait Finance Trust	Investment	$755,432
Star Asia Finance, Ltd.	Investment	9,844,526
Star Asia Finance, LLC	Investment	315,530
Muni Funding Company of America, LLC	Investment	957,566
EuroDekania Ltd	Investment	1,231,519
Non-Profit Preferred Funding I Preferred Shares	Investment	167,998
Alesco Financial Inc.	Investment	216,720
Parapet Class A Notes	Investment	2,023,679

LEASES

Schedule 5.10(b)

Leased Item		Lessor
IR6570 (Cira)		Canon
IR 4570 (NY)		Canon
IR6570 (Cira)		Canon
IRC4080i (LA office)		Canon
IRC5180 (Cira)		Canon
Citation X - add’l shares (contract 1028507)		NetJets
Citation Excel		NetJets
Phila office space (Cira, Suite 1703)		Brandywine Cira, LP
Phila office space (Cira, Suite 1525)		Capsicum
Phila office space (Cira, Suite 1525)		Capsicum - add’l
Phila office space (Cira, old Capsicum)		Brandywine Cira, LP
NY office space (750 Lexington Ave)		135 East 57th Street LLC
NY office space (750 Lexington Ave) - 22nd Floor		135 East 57th Street LLC
Bethesda, MD office Space		Preferred Offices
Chicago - office space (181 West Madison)		181 West Madison
London - office space - 5 Aldford Street		Mayfair Real Estate
London - office space		Palace Court
North Carolina		Lumina Executive Suites
California - office space		Executive Business Centers
San Francisco		Regus
Boston, MA		Regus

SUBLEASES	Lessee	Lessor
Phila office space (Cira sublease)	RAIT	Cohen & Company
NY office space (Sublease 22nd Floor)	The Olnick Organization	Cohen & Company

*** Confidential material redacted and filed separately with the Commission.

Schedule 5.11 (c)

Employee Benefit Plans

Benefit	Provider	Description of Benefit

Health Insurance	Blue Cross/Blue Sheild (Personal Choice 10 & Keystone POS 10C)	***

Dental	Guardian	***

Life & AD&D Insurance	Guardian	***

Short & Long Term Disability Insurance	Guardian	***

NY Short Term Disability Insurance	Guardian	***

HI Short Term Disability Insurance	Guardian	***

401K (Traditionl & Roth Plans)	John Hancock	***

Expat Medical, Dental, Life and Long Term Disability	Cigna International	***

Expat Medical	Cigna International	***

*** Confidential material redacted and filed separately with the Commission.

Expat Dental	Cigna International	***

Expat Life and Long Term Disability	Cigna International	***

Supplemental Life, STD, LTD, Cancer, Accident Insurance	Colonial	***

Flex Spending Accounts (Medical, Dependent Care, Transit)	Ameriflex	***

COBRA (Continuation of Benefits Program)	Ameriflex	***

Schedule 5.13(a)

Schedule of Old Names

Cohen & Company Financial Limited

Cohen Bros. & Company, LLC

Cohen Bros. Asset Backed Management, LLC

Cohen Bros. Securities, LLC

Cohen Bros. Toroian Investment Management, LLC

Cohen Brothers CLO Manager, LLC

Cohen Brothers Financial Management, LLC

Cohen Brothers Management, LLC

Cohen Freres

Dekania Acquisition Corp.

Dustcroft Limited

Emporia Capital Funding LLC

Emporia Capital Holdings, LLC

Emporia Capital Management, LLC

Strategos Asset Management, LLC

Cohen and Company

Worldwide Trademark Registrations

Trademark	Country	Applicant	Status	Filing Date Reg. Date	Appl No. Reg. No.	International Class(es) & Goods/Services	Next Action
ALESCO	EU	Cohen Bros. Financial Management, LLC	Registered	2/15/06 1/16/07	4903886	Class : 35 Int. Business services, advice, information and consultancy related thereto Class : 36 Int. Financial services; advice, information and consultancy related thereto	2/15/16 - Renewal

ALESCO PREFERRED FUNDING	US	Cohen Bros. Financial Management, LLC	Registered	9/1/2003 12/13/05	78/404272 3026980	Class : 36 Int. Financial services in the nature of an investment security	12/13/11 - Maintenance Due

DEKANIA	US	Cohen Brothers, LLC	Registered	7/14/05 5/30/06	78/670756 3098262	Class : 36 Int. Financial services in the nature of an investment security	11/30/12 - Affidavit of Use

DEKANIA	EU	Cohen Bros. Financial Management, LLC	Registered	2/15/06 5/2/07	4903639

Class                 :                 16                 Int.

Printed matter; printed publications

Class                 :                 35                 Int.

Business services, advice, information and consultancy related thereto

Class                 :                 36                 Int.

Investment services; advice, information and consultancy related thereto

							2/15/16 - Renewal

KLEROS	US	Cohen Brothers, LLC	Registered	7/14/05 7/4/06	78/670772 3111872	Class : 36 Int. Financial services in the nature of an investment security	1/4/12 - Affidavit of Use

KLEROS	EU	Cohen Bros. Financial Management, LLC	Registered	2/15/06 1/16/07	4903837	Class : 35 Int. Business services, advice, information and consultancy related thereto Class : 36 Int. Investment services; financial services in the nature of an investment security	2/15/06 - Renewal

Schedule 5.13 (c)

Necessary Trademarks, Patents and Copyrights

None

Schedule 5.14(a)

Other Associations

Description	Type of investment
Star Asia Management Ltd. (50% ownership of the joint venture that manages Star Asia Finance Ltd)	Equity method investment

Strategos Deep Value Credit GP, LLC (50% ownership of the general partner that manages the Strategos Deep Value Fund I and IA )	Equity method investment

Sponsored CDO Offerings

Schedule 5.14(b)

CDO	Asset Type	Cohen’s Preferred Share Ownership as of 5-22-2009	Total Preferred Shares Outstanding	Percent Owned by Cohen	Owning Entity
Alesco VI	Bank & Insurance Trust Preferred Securities	100	62,300	0.16%	Cohen Bros Financial Management, LLC
Alesco VII	Bank & Insurance Trust Preferred Securities	500	63,500	0.79%	Cohen Bros Financial Management, LLC
Alesco IX	Bank & Insurance Trust Preferred Securities	2,655	44,400	5.98%	Cohen Bros Financial Management, LLC
Dekania I	Insurance Trust Preferred Securities	800	25,600	3.13%	Dekania Capital Management, LLC
Dekania II	Insurance Trust Preferred Securities	400	41,500	0.96%	Dekania Capital Management, LLC
Kleros I	High Grade ABS, MBS & CDO Securities	1,500	15,500	9.68%	Cohen Bros Financial Management, LLC
Kleros II	High Grade ABS, MBS & CDO Securities	600	8,000	7.50%	Cohen & Company, LLC

Total		6,555	260,800

Schedule 5.15

Environmental Matters

None

*** Confidential material redacted and filed separately with the Commission.

Schedule 5.17

Capital Stock of Borrower & Subsidiary Guarantors

Cohen Brothers, LLC owns 100% of the membership interests in the following entities:

Brigadier Capital Management, LLC

Brigadier GP, LLC

Cohen & Company Funding, LLC

Cohen & Company Management, LLC

Cohen & Company Securities, LLC

Cohen & Company Ventures, LLC

Cohen Asia Investment Ltd.

Cohen Bros. Acquisitions, LLC

Cohen Municipal Capital Management, LLC

Deep Funding GP, LLC

Dekania Investors, LLC

EuroDekania Management Limited

Sapin Capital GP, LLC

Sapin Capital Management, LLC

Strategos Capital Management, LLC

Strategos Deep Value Credit GP, LLC

Strategos Deep Value Credit II GP, LLC

Cohen Brothers, LLC owns 100% of the ownership interests in:

Cohen & Compagnie, SAS

Cohen & Company Securities, LCC owns 100% of the membership interests in the following entities:

Cira ECM Funding, LLC, f/k/a Emporia Capital Funding LLC

Cohen Bros. Acquisitions, LLC currently owns 13% of the ownership interests in:

Dekania Corp.(Shareholder vote on 02/06/09 to dissolve)

Cira ECM, LLC, f/k/a Emporia Capita1 Management, LLC owns 100% of the membership interests in the following entities:

Cira ECM Holdings, LLC, f/k/a Emporia Capital Holdings, LLC

Dekania Investors, LCC owns 100% of the membership interests in the following entities:

Cohen & Company Financial Management, LLC

Dekania Capital Management, LLC

Cira ECM, LLC, f/k/a Emporia Capita1 Management, LLC

Borrower Capital Stock: (Numbers below are as of May 1, 2009)

Cohen Brothers, LLC Authorized and Outstanding A and B Units = 16,136,253

Cohen Brothers, LLC Outstanding A and B LTIPs = 617,056

Cohen Brothers, LLC Outstanding A and B Unit Options = 1, 163, 795

Put Rights by Certain Cohen Members.

Each of the following C&C members has a right to put their C&C Units to C&C: James J. McEntee, III, Christopher Ricciardi, ***, *** and ***. Each of foregoing have entered into an agreement waiving their respective put rights to be effective upon consummation of the transactions contemplated by the Merger Agreement.

Schedule 5.19

Perfection and Priority - Borrower & Subsidiary Guarantors

Brigadier Capital Management, LLC

Brigadier GP, LLC

Cira ECM, LLC, f/k/a Emporia Capital Management, LLC

Cira ECM Holdings, LLC—f/k/a Emporia Capital Holdings, LLC

Cohen & Company Financial Management, LLC

Cohen & Company Funding, LLC

Cohen & Company Management, LLC

Cohen & Company Ventures, LLC

Cohen Bros. Acquisitions, LLC

Cohen Brothers, LLC, d/b/a Cohen & Company

Cohen Municipal Capital Management, LLC

DEEP Funding GP, LLC

Dekania Capital Management, LLC

Dekania Investors, LLC

Sapin Capital GP, LLC

Sapin Capital Management, LLC

Strategos Capital Management, LLC

All financing statements related to entities mentioned above shall be filed with the Secretary of State for the State of Delaware.

Cohen Asia Investments Ltd.

Perfection of a Security Interest in this above entity shall be done in compliance with Cayman Island Law.

Schedule 5.20

Commercial Tort Claims

None

Schedule 5.21

Letter of Credit Rights

$992,000 Letter of Credit for the benefit of Cohen & Company for the sublease of 135 East 57th, 22nd Floor, New York office space.

*** Confidential material redacted and filed separately with the Commission.

Cohen & Company

Schedule 5.22

All Deposit Accounts of Borrower and Each Subsidiary Guarantor

Company Name	Institution	ABA / Sort Code	Account Number
Cohen & Company, LLC	***	***	***
Cohen & Company, LLC	***	***	***
Cohen & Company, LLC	***	***	***
Strategos Capital Management LLC	***	***	***
Cohen & Company Financial Management, LLC	***	***	***
Dekania Capital Management LLC	***	***	***
Cohen & Company, LLC	***	***	***
Cohen & Company Funding, LLC	***	***	***
Cohen & Company, LLC	***	***	***
Strategos Capital Management LLC	***	***	***
Cohen & Company, LLC	***	***	***

Schedule 6.22 (b)

Excluded AFN Subsidiaries Following Merger

Alesco Real Estate Holdings, LLC

Kleros Real Estate III Common Holdings LLC

Kleros Real Estate IV Common Holdings LLC

Sunset Real Estate Holdings, LLC

SCHEDULE 6.23

POST CLOSING REQUIREMENTS

(1) Borrower shall deliver within 60 days of the Closing Date Notice Letters to the Trustees for each of the following Management Agreements:

Alesco Preferred Funding XVII, Ltd.

Dekania CDO I, Ltd.

Dekania CDO II, Ltd.

(2) Borrower shall deliver within 60 days of the Closing Date a letter executed by Tricadia Capital Management, LLC and/or Tricadia Municipal Management, LLC (jointly, “Tricadia”) that is substantially similar to the Notice Letters to the Trustees described in the Loan Agreement, under which Tricadia agrees to remit to Agent all fees that Cohen and/or Cohen Municipal Capital Management, LLC is due under the Tricadia Agreement.

(3) Within 60 days of the Closing Date, Borrower shall enter into an arrangement reasonably satisfactory to Agent related to Agent access to and control of the management fees payable to Borrower or EuroDekania Management Limited under the following CDO’s:

Dekania Europe CDO III PLC

Xenon Capital Public Limited Company, Series 198

Neptuno CLO III, B.V.

Schedule 7.4(a)

Transactions with Affiliates and Subsidiaries

Monthly rental charge of $4,162 to RAIT Financial Trust for Cira Centre Office Space.

Unsecured Subordinated Promissory Note dated June 25, 2008 with Christopher Ricciardi for $1,025,404.51. The Subordinated Note mature on June 20, 2013 and bear interest at an annual rate of 12%. A portion of this interest, 9%, is payable in cash semiannually on May 1 and November 1 of each year commencing on November 1, 2008. The remaining portion, 3%, is paid in-kind at an annual rate of 3% which is also payable semiannually. All accrued in-kind interest will be added to the unpaid principal balance of the Subordinated Notes on each May 1 and November 1, and thereafter the increased principal balance shall accrue interest at the annual rate of 12%.

Unsecured Subordinated Promissory Note dated June 25, 2008 with Daniel Cohen for $2,050,809.03. The Subordinated Note mature on June 20, 2013 and bear interest at an annual rate of 12%. A portion of this interest, 9%, is payable in cash semiannually on May 1 and November 1 of each year commencing on November 1, 2008. The remaining portion, 3%, is paid in-kind at an annual rate of 3% which is also payable semiannually. All accrued in-kind interest will be added to the unpaid principal balance of the Subordinated Notes on each May 1 and November 1, and thereafter the increased principal balance shall accrue interest at the annual rate of 12%.

Unsecured Subordinated Promissory Note dated June 25, 2008 with Cohen Financial Group, Inc. for $6,152,427.08. The Subordinated Note mature on June 20, 2013 and bear interest at an annual rate of 12%. A portion of this interest, 9%, is payable in cash semiannually on May 1 and November 1 of each year commencing on November 1, 2008. The remaining portion, 3%, is paid in-kind at an annual rate of 3% which is also payable semiannually. All accrued in-kind interest will be added to the unpaid principal balance of the Subordinated Notes on each May 1 and November 1, and thereafter the increased principal balance shall accrue interest at the annual rate of 12%.

The Company externally manages AFN for an annual management and incentive fee. The Company designates some of its employees to work exclusively on management of AFN while other employees’ responsibilities include both AFN and Company matters. The base management and incentive fee otherwise payable to the Company is reduced by AFN’s proportionate share of the amount of any asset management fees that are paid to the Company in connection with any CDOs AFN invests in, based on the percentage of the most junior CDO Securities held by AFN in such CDOs.

On March 6, 2008, the Company entered into a side letter agreement with AFN with respect to Alesco XVII CDO whereby the Company has agreed to remit to AFN, who is the owner of 75% of the first tier preferred shares of the Alesco XVII CDO, 75% of the collateral management fees the Company receives on the CDO.

AFN reimburses the Company for certain general and administrative expenses (e.g., pro rata share of the Company’s rent, telephone, utilities, and other office, internal and overhead expenses) related to AFN.

The Company’s bank deposits held with The Bancorp, Inc.

The Company earns management and incentive fees on its management contract with Brigadier Entities.

Under the fair value option of SFAS No. 159, the Company recognizes unrealized and realized gains and losses on its investment in Brigadier LP.

The Company recognizes dividend income on its investment in Star Asia.

The Company recognizes unrealized and realized gains and losses on its investment in Star Asia. The unrealized gains and losses and realized gains and losses, if any, are recorded as a component of principal transactions in the consolidated statements of operations.

The Company earns management and incentive fees on its management contract with EuroDekania.

The Company recognizes dividend income on its investment in EuroDekania.

The Company recognizes unrealized and realized gains and losses on its investment in EuroDekania.

The Company recognizes its share of the income or loss of Star Asia Manager as income or loss from equity method affiliates in the consolidated statements of operations. From time to time, the Company may advance Star Asia Manager funds for normal operating purposes; such advances are a component of due from related party in the consolidated balance sheets.

The Company recognizes dividend income on its investment in MFCA, as a component of principal transactions and other income in the consolidated statements of operations.

Under the fair value option of SFAS No. 159, the Company recognizes unrealized and realized gains and losses on its investment in MFCA.

Deep Value General Partner has been identified as a related party because (i) the Deep Value General Partner is an equity method affiliate of the Company; and (ii) certain employees of the Company own 50% of the Deep Value General Partner. The Company recognizes its share of the income or loss of the general partner since it is accounted for under the equity method. The income or loss is recorded as income or loss from equity method affiliates in the consolidated statements of operations.

The Company earns management and incentive fees on its management contract with Deep Value Offshore Fund.

Schedule 7.14

Amendments, Modifications or Waivers to the Merger Agreement

Please see attached to this Schedule 7.14 that certain fully executed Amendment No. 1 to the Agreement and Plan of Merger, dated as of June 1, 2009.

Execution Copy

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of June 1, 2009 (this “Amendment”), by and among Alesco Financial Inc., a Maryland corporation (“AFN”), Fortune Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of AFN (“Fortune”), Cohen Brothers, LLC, a Delaware limited liability company (d/b/a Cohen & Company) (“C&C”), and, as assignee of Fortune, Alesco Financial Holdings, LLC, a wholly owned subsidiary of AFN (“New Merger Sub”).

BACKGROUND

WHEREAS, AFN, Fortune and C&C entered into an Agreement and Plan of Merger, dated as of February 20, 2009 (the “Merger Agreement”), which provides for the merger of Fortune with and into C&C, with C&C as the surviving limited liability company (the “Merger”);

WHEREAS, pursuant to Section 8.7 of the Merger Agreement, Fortune desires to assign to New Merger Sub, and New Merger Sub desires to accept and perform, all of Fortune’s rights, interests and obligations under the Merger Agreement;

WHEREAS, the parties to the Merger Agreement agreed that the obligation of AFN and Fortune to effect the Combination is subject to the satisfaction or waiver on or prior to the Closing Date of certain conditions;

WHEREAS, the parties desire to amend two of these conditions;

WHEREAS, the board of managers of New Merger Sub has, by resolutions duly adopted, approved the Merger Agreement and determined that the Merger Agreement is advisable;

WHEREAS, the board of directors of AFN, a special committee of the board of directors of AFN and the boards of managers of Fortune and New Merger Sub have, by resolutions duly adopted, approved this Amendment and determined that this Amendment is advisable; and

WHEREAS, the board of managers of C&C has, by resolutions duly adopted, approved this Amendment and determined that this Amendment is advisable.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.

AMENDMENT OF MERGER AGREEMENT

1.1	Assignment. Pursuant to Section 8.7 of the Merger Agreement, Fortune hereby assigns to New Merger Sub, and New Merger Sub hereby accepts and agrees to perform, all of Fortune’s rights, interests and obligations under the Merger Agreement. C&C and AFN hereby consent to such assignment. All references to “Merger Sub” in the Merger Agreement shall hereinafter refer to New Merger Sub.

1.2	Transfer of Assets and Liabilities.

(a) Section 1.1(a)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Except as set forth in Schedule 1.1, AFN shall contribute to Merger Sub all of the assets and liabilities of AFN not already owned, directly or indirectly, by Merger Sub prior to the Effective Time (the “Contribution”).”

(b) Schedule 1.1 of the Merger Agreement is attached hereto as Annex A.

1.3	Organizational Documents.

(a) Section 1.3 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Organizational Documents. At the Effective Time, (i) the certificate of formation of C&C as in effect immediately prior to the Effective Time shall be the certificate of formation of the C&C Surviving Company until amended in accordance with the DLLCA; and (ii) the limited liability company operating agreement of Merger Sub, substantially in the form attached hereto as Exhibit C, as in effect immediately prior to the Effective Time shall be the limited liability company operating agreement of the C&C Surviving Company and shall be amended promptly following the Closing to identify the recipients of New C&C Units and the percentage interests represented by such New C&C Units. Such operating agreement shall remain in effect until further amended in accordance with the DLLCA.”

(b) The limited liability company operating agreement of Merger Sub as set forth on Exhibit C to the Merger Agreement is hereby replaced in its entirety with Annex B hereto.

1.4	Representations and Warranties of New Merger Sub.

(a) Except (i) as disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K filed by AFN since December 31, 2007 and prior to the date hereof with the SEC (excluding all disclosures in any “Risk Factors” sections and any other prospective or forward-looking information) or (ii) as set forth in the disclosure schedule delivered by New Merger Sub to C&C prior to the execution and delivery of this Amendment, which identifies exceptions only by the specific Section or subsection to which each entry relates or to any other Section or subsection to which the applicability of the exception is readily apparent on its face, New Merger Sub hereby represents and warrants to C&C that each of the representations and warranties set forth in Article III of the Merger Agreement applicable to Merger Sub are true and correct with respect to New Merger Sub.

(b) The last sentence of Section 3.1(b) of the Merger Agreement is hereby deleted in its entirety. AFN has made available to C&C before the date of this Amendment complete and correct copies of New Merger Sub’s limited liability company operating agreement and all of New Merger Sub’s other organizational documents.

1.5	Covenants – Conduct of Business. Section 5.1(m)(iii) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(iii) enter into, amend or modify any employment, consulting, severance, termination or similar agreement with any director, manager or officer, or any employee or consultant entitled to annual compensation in excess of $500,000 (other than in connection with the transactions contemplated by the Merger Agreement); provided, however, that with respect to any such agreement, up to $500,000 in compensation may be paid in fiscal year 2009 regardless of the date of hire,”

1.6	Conditions to the Obligations of AFN and Merger Sub. Section 6.3(g) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(g) Financing Commitment. C&C shall have obtained either (1) a credit facility having a term of at least two years from the effective date of such facility and an initial revolving credit amount of at least $30,000,000, or (2) a firm commitment, subject to customary conditions, from one or more financial institutions for a credit facility having a term of at least two years from the effective date of such facility and an initial revolving credit amount of at least $30,000,000; provided however, that in either instance such facility may provide for permanent reductions in the maximum revolving credit amount available under the facility so long as such reductions do not begin any earlier than November 15, 2009.”

SECTION 2.

MISCELLANEOUS

2.1	Notice. Copies of all notices that were, pursuant to Section 8.2 of the Merger Agreement, to be directed to WolfBlock LLP shall be sent to Duane Morris LLP at the address set forth below:

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103-4196

Attention:  Hersh Kozlov

                  Darrick M. Mix

Facsimile: (215) 979-1020

2.2	Definitions. Unless otherwise defined herein, all capitalized terms shall have the meanings specified or referred to in the Merger Agreement.

2.3	GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

2.4	Counterparts and Other Matters. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original. Except as provided in this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ALESCO FINANCIAL INC.

By:	/s/ James J. McEntee, III
Name: James J. McEntee, III
Title: Chief Executive Officer and President

FORTUNE MERGER SUB, LLC

By:	/s/ James J. McEntee, III
Name: James J. McEntee, III
Title: Chief Executive Officer and President

COHEN BROTHERS, LLC

By:	/s/ Joseph W. Pooler, Jr.
Name: Joseph W. Pooler, Jr.
Title: Chief Financial Officer

ALESCO FINANCIAL HOLDINGS, LLC

By:	/s/ James J. McEntee, III
Name: James J. McEntee, III
Title: Chief Executive Officer and President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]